     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON January 8, 1999
                                                      REGISTRATION NO. 333-28081

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 4
                                       TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------

                               BANCORPSOUTH, INC.
             (Exact name of Registrant as specified in its charter)

          MISSISSIPPI                       6712                  64-0659571
(State or other jurisdiction of  (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                              ONE MISSISSIPPI PLAZA
                            TUPELO, MISSISSIPPI 38801
                                 (601) 680-2000
          (Address, Including Zip Code, and Telephone Number, including
             Area Code, of registrant's principal executive offices)

                               AUBREY B. PATTERSON
                               BANCORPSOUTH, INC.
                              ONE MISSISSIPPI PLAZA
                            TUPELO, MISSISSIPPI 38801
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                -----------------

                                 With copies to:

      THEODORE W. LENZ, ESQ.                           PAUL S. WARE, ESQ.
WALLER LANSDEN DORTCH & DAVIS, PLLC              BRADLEY ARANT ROSE & WHITE LLP
   511 UNION STREET, SUITE 2100                   2001 PARK PLACE, SUITE 1400
    NASHVILLE, TENNESSEE 37219                     BIRMINGHAM, ALABAMA 35203

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Post-Effective Amendment becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                           [HOMEBANC CORPORATION LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

         HomeBanc Corporation has entered into a merger agreement with BancorpSouth, Inc. which provides that, subject to shareholder and regulatory approval and other conditions, HomeBanc Corporation will merge into BancorpSouth, Inc. In connection with that transaction, The Home Bank, a subsidiary of HomeBanc Corporation, will merge into BancorpSouth Bank, a subsidiary of BancorpSouth, Inc. The combined company will have banking operations in Mississippi, Tennessee and Alabama, and, based upon the companies' September 30, 1998 balance sheets, total assets of about $4.52 billion, deposits of about $3.82 billion and shareholders' equity of about $404.2 million.

         If the merger is completed, shareholders of HomeBanc Corporation will receive shares of BancorpSouth, Inc. common stock in exchange for their shares of common stock of HomeBanc Corporation. However, you will not receive any fractional shares of BancorpSouth common stock. Rather, you will receive cash for any fraction of a share of BancorpSouth common stock to which you otherwise would be entitled.

         The merger cannot be completed without the approval of HomeBanc Corporation's shareholders. HomeBanc Corporation has scheduled a special meeting for its shareholders to vote on the merger agreement. In order for the merger to be approved, at least two-thirds of the outstanding shares of common stock of HomeBanc Corporation must be voted in favor of the merger agreement. The date, time and place of the special meeting is as follows:

                              ______________, 1999
                            ______ __.m. (local time)
                                  The Home Bank
                               1301 Gunter Avenue
                          Guntersville, Alabama 35976.

         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement. If you don't return your card, the effect will be a vote against the merger agreement.

         The attached Prospectus Supplement/Proxy Statement provides you with detailed information about the proposed merger and the companies involved. We encourage you to read it carefully. You can also obtain information about BancorpSouth, Inc. from documents it has filed with the Securities and Exchange Commission.

         The Board of Directors of HomeBanc Corporation unanimously recommends that shareholders vote "FOR" approval of the merger agreement.

                                        Very truly yours,

                                        J. R. Kimsey
                                        President

                           [HOMEBANC CORPORATION LOGO]

                     NOTICE OF SPECIAL SHAREHOLDERS MEETING
                          TO BE HELD ON ________, 1999

TO THE SHAREHOLDERS OF HOMEBANC CORPORATION:

         This serves as notice to you that a special meeting of shareholders of HomeBanc Corporation will be held on ___________, 1999 at ____ __.m., local time, at The Home Bank, 1301 Gunter Avenue, Guntersville, Alabama, for the purpose of considering and voting upon the following matters:

         1. Merger. Approval and adoption of the Agreement and Plan of Merger, dated as of November 4, 1998, between HomeBanc Corporation and BancorpSouth, Inc., which provides for the merger of HomeBanc Corporation with and into BancorpSouth, Inc.

         2. Other Matters. To consider and vote on other matters that properly come before the special meeting or any adjournments or postponements of the special meeting.

         Only holders of record of HomeBanc Corporation common stock at the close of business on ________, 1999 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

         Under Article 13 of the Alabama Business Corporation Act (the "ABCA"), holders of HomeBanc Corporation common stock who comply with the requirements of
Article 13 of the ABCA will have the right to dissent from the merger and to obtain payment of the fair value of their shares. A copy of Article 13 of the ABCA is attached as Annex B to the attached Prospectus Supplement/Proxy Statement. In addition, please see the section entitled "THE MERGER -- Dissenters' Rights" in the attached Prospectus Supplement/Proxy Statement for a discussion of the procedures to be followed in asserting these dissenters' rights.

         PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. All shareholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, please complete and promptly mail the enclosed proxy in the enclosed return envelope. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. You may revoke your proxy at any time before it is voted. Please review the Prospectus Supplement/Proxy Statement accompanying this notice for more complete information regarding the merger and the special meeting.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             J. R. Kimsey
                                             President

__________, 1999

THE BOARD OF DIRECTORS OF HOMEBANC CORPORATION UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 24, 1998)
AND PROXY STATEMENT

                                2,100,209 SHARES

                               [BANCORPSOUTH LOGO]

                                  COMMON STOCK

         This Prospectus Supplement/Proxy Statement provides you with detailed information about a proposed merger between BancorpSouth, Inc. and HomeBanc Corporation. This document also contains information about BancorpSouth and HomeBanc Corporation. If the merger is completed, HomeBanc Corporation will merge into BancorpSouth and shareholders of HomeBanc Corporation will be issued shares of BancorpSouth common stock in exchange for their shares of HomeBanc Corporation common stock. In connection with that transaction, The Home Bank, a subsidiary of HomeBanc Corporation, will merge into BancorpSouth Bank, a subsidiary of BancorpSouth.

         You can obtain additional information about BancorpSouth from documents that it has filed with the Securities and Exchange Commission. For information on how to obtain copies of these documents, you should refer to the section of this document entitled "WHERE YOU CAN FIND MORE INFORMATION," which begins on page 83.

         BancorpSouth common stock is listed on the New York Stock Exchange under the symbol "BXS." On ____________, 1999, the closing price per share of BancorpSouth common stock reported on the New York Stock Exchange was $________. In connection with an acquisition of BancorpSouth common stock, you should carefully consider the risk factors described in the section of this document captioned "RISK FACTORS," which begins on page 22.

                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSIONER HAS APPROVED OR DISAPPROVED OF THE SHARES OF BANCORPSOUTH COMMON STOCK TO BE ISSUED UNDER THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

         SHARES OF BANCORPSOUTH COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                 ---------------

 The date of this Prospectus Supplement/Proxy Statement is ____________, 1999.

                                TABLE OF CONTENTS

                                                                                                                Page
QUESTIONS AND ANSWERS ABOUT THE MERGER............................................................................5

SUMMARY...........................................................................................................6

SELECTED FINANCIAL DATA..........................................................................................15

RISK FACTORS.....................................................................................................22
         Governmental Organizations Extensively Regulate BancorpSouth and BancorpSouth Bank......................22
         Other Bank Holding Companies And Banks Compete With BancorpSouth........................................22
         Rising Interest Rates May Result In Higher Interest Rates Being Paid On
                  Interest Bearing Deposits Than Are Charged On Outstanding Loans................................22
         BancorpSouth's Growth Strategy Includes Risks That Could Have An Adverse
                  Effect On Financial Performance................................................................22
         Monetary Policies And Economic Factors May Limit BancorpSouth Bank's Ability
                  To Attract Deposits Or Make Loans..............................................................23
         Year 2000 Could Result in Computer System Malfunctions..................................................23
         Legal Limits On The Ability To Declare And Pay Dividends................................................23
         Anti-Takeover Provisions May Prevent A Change Of Control................................................23
         Limited Geographic Area Increases Risk From Economic Downturn...........................................24

THE SPECIAL MEETING..............................................................................................25
         General.................................................................................................25
         Proxies  ...............................................................................................25
         Solicitation Of Proxies.................................................................................26
         Record Date And Voting Rights...........................................................................26
         Recommendation Of The Board Of Directors................................................................26
         Dissenters' Rights......................................................................................27

THE MERGER.......................................................................................................31
         Description Of The Merger...............................................................................31
         Background Of The Merger................................................................................32
         Reasons For The Merger; Recommendation Of The Board Of Directors........................................34
         Fairness Opinion........................................................................................36
         Regulatory Approval.....................................................................................40
         Accounting Treatment....................................................................................41
         Certain Federal Income Tax Consequences.................................................................41
         Interests Of Certain Persons In The Merger..............................................................42
         Comparison Of Rights Of Shareholders....................................................................43
         Restrictions On Resales By Affiliates...................................................................43

THE MERGER AGREEMENT.............................................................................................45
         Exchange Of Certificates................................................................................45
         Conditions To The Merger................................................................................46
         Termination Of The Merger Agreement.....................................................................46
         Conduct Of Business Prior To The Merger And Other Covenants.............................................47
         Amendment Of The Merger Agreement; Waiver; Expenses.....................................................50
         Stock Option Agreement..................................................................................50

PRICE RANGE OF COMMON STOCK AND DIVIDENDS........................................................................53
         Market Prices...........................................................................................53
         Dividends...............................................................................................54

                                                                                                                Page
HOMEBANC CORPORATION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.......56
         General.................................................................................................56
         Summary.................................................................................................56
         Financial Condition.....................................................................................56
         Balance Sheet Management................................................................................57
         Results Of Operations...................................................................................57
         Effects Of Inflation And Changing Prices................................................................59
         Net Interest Income.....................................................................................61
         Rate/Volume Variance Analysis...........................................................................62
         Liability And Asset Management..........................................................................62
         Deposits................................................................................................63
         Assets..................................................................................................64
         Investment Portfolio....................................................................................65
         Investment Policy.......................................................................................66
         Loan Portfolio..........................................................................................66
         Loan Policy.............................................................................................68
         Credit Risk Management And Reserve For Loan Losses......................................................68
         Capital Resources/Liquidity.............................................................................71
         Capital Adequacy........................................................................................71
         Year 2000...............................................................................................73

INFORMATION ABOUT HOMEBANC CORPORATION...........................................................................75
         General.................................................................................................75
         Supervision And Regulation..............................................................................76
         Risk-Based Capital Guidelines...........................................................................77
         Source Of Strength......................................................................................78
         Employees...............................................................................................78
         Certain Related Party Transactions......................................................................78
         Legal Proceedings.......................................................................................79
         Principal Shareholders And Management...................................................................79

COMPARISON OF RIGHTS OF SHAREHOLDERS.............................................................................80
         Change Of Control.......................................................................................80
         Board Of Directors......................................................................................81
         Removal Of Directors....................................................................................81
         Authorized Capital Stock................................................................................81
         Rights Of Shareholders To Call Special Meetings.........................................................81

WHERE YOU CAN FIND MORE INFORMATION..............................................................................83

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION......................................................84

LEGAL MATTERS....................................................................................................86

EXPERTS..........................................................................................................86

HOMEBANC CORPORATION CONSOLIDATED FINANCIAL STATEMENTS..........................................................F-1

PROSPECTUS, DATED SEPTEMBER 24, 1998............................................................................P-1

ANNEX A - AGREEMENT AND PLAN OF MERGER.......................................A-1

ANNEX B - PROVISIONS OF ARTICLE 13 OF THE ALABAMA BUSINESS CORPORATION ACT,
          RELATING TO DISSENTERS' RIGHTS.....................................B-1

ANNEX C - FAIRNESS OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING.......C-1

ANNEX D - STOCK OPTION AGREEMENT.............................................D-1

                              QUESTIONS AND ANSWERS
                                ABOUT THE MERGER

Q:       WHAT DO I NEED TO DO NOW?

A: Whether or not you plan to attend the special meeting of HomeBanc Corporation shareholders, please indicate on the enclosed proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special shareholders meeting. If you sign and send in your proxy but don't indicate how you want to vote, your proxy will be counted as a vote in favor of the merger agreement between HomeBanc Corporation and BancorpSouth. If you don't vote on the merger agreement or if you abstain, the effect will be a vote against the merger agreement.

         You are invited to the special shareholders meeting to vote your shares in person. If you do sign your proxy card, you can take back your proxy at any time until the special shareholders meeting and either change your vote or attend the special shareholders meeting and vote in person.

         Regardless of whether you plan to attend the special meeting in person, we encourage you to complete and return your signed proxy using the enclosed reply envelope. This will help to ensure that a quorum is present at the special meeting and will help reduce the costs associated with the solicitation of proxies.

         THE BOARD OF DIRECTORS OF HOMEBANC CORPORATION UNANIMOUSLY RECOMMENDS VOTING "FOR" APPROVAL OF THE MERGER AGREEMENT.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Only if you provide instructions to your broker on how to vote by following the directions your broker provides. Without instructions from you to your broker, your shares will not be voted and this will effectively be a vote against the merger agreement.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions on how to exchange your shares of common stock of HomeBanc Corporation for shares of BancorpSouth common stock.

Q.       WHOM DO I CONTACT IF I HAVE QUESTIONS ABOUT THE MERGER?

A:       If you have more questions about the merger, you should contact:

                              HomeBanc Corporation
                               1301 Gunter Avenue
                           Guntersville, Alabama 35976
                             Attention: J. R. Kimsey
                          Phone Number: (256) 582-3252.

                                     SUMMARY

         This summary highlights selected information from this document. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which it refers you in order to understand fully the merger and to obtain a more complete description of the companies and the legal terms of the merger. For information on how to obtain copies of documents referred to in this document, you should read the section of this document entitled "WHERE YOU CAN FIND MORE INFORMATION." Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

THE COMPANIES (PAGE 75)

BANCORPSOUTH, INC.
One Mississippi Plaza
Tupelo, Mississippi 38801
(601) 680-2000

         BancorpSouth is incorporated in Mississippi and is a registered bank holding company under the Bank Holding Company Act of 1956. BancorpSouth conducts its operations through its subsidiary, BancorpSouth Bank, and its banking-related subsidiaries. BancorpSouth Bank conducts a commercial banking and trust business through 157 offices in 77 municipalities or communities in 50 counties throughout Mississippi, west Tennessee and portions of Alabama. BancorpSouth Bank has operated under the trade names "Bank of Mississippi" in Mississippi and "Volunteer Bank" in Tennessee, and recently began operating all of its branches under the name "BancorpSouth Bank." As of September 30, 1998, BancorpSouth had total assets of about $4.36 billion, deposits of about $3.69 billion and shareholders' equity of about $389.1 million.

         On October 30, 1998, Alabama Bancorp., Inc., a bank holding company based in Birmingham, Alabama, merged into BancorpSouth. In connection with that merger, Highland Bank and First Community Bank of The South (which were subsidiaries of Alabama Bancorp., Inc.) merged into BancorpSouth Bank. Highland Bank operated seven banking locations in the metropolitan Birmingham, Alabama area and First Community Bank operated four banking locations in the Fort Deposit, Alabama area. As of September 30, 1998, Alabama Bancorp., Inc. and its subsidiaries had total assets of about $275.4 million and total deposits of about $243.3 million.

         On December 4, 1998, Merchants Capital Corporation, a bank holding company based in Vicksburg, Mississippi, merged into BancorpSouth. In connection with that merger, Merchants Bank (a wholly-owned subsidiary of Merchants Capital Corporation) merged into BancorpSouth Bank. Merchants Bank operated six banking locations in the Vicksburg, Mississippi area and a loan production office in Jackson, Mississippi. As of September 30, 1998, Merchants Capital Corporation and its subsidiaries had total assets of about $211.4 million and total deposits of about $173.5 million.

         On December 31, 1998, The First Corporation, a bank holding company based in Opelika, Alabama, merged into BancorpSouth, and The First National Bank of Opelika (a wholly-owned subsidiary of The First Corporation) merged into BancorpSouth Bank. The First National Bank of Opelika operated two banking locations in Opelika, Alabama and one banking location in Auburn, Alabama. As of September 30, 1998, The First Corporation and its subsidiary had total assets of about $143.4 million and total deposits of about $121.5 million.

         Each of these recent holding company mergers was structured as a tax-free exchange of common stock and accounted for as a pooling of interests.

HOMEBANC CORPORATION
1301 Gunter Avenue
Guntersville, Alabama  35976
(256) 582-3252

         HomeBanc Corporation is incorporated in Alabama and is a registered bank holding company under the Bank Holding Company Act of 1956. It is based in Guntersville, Alabama and is the sole shareholder of The Home Bank, which is an Alabama banking corporation with one banking location in Guntersville, Alabama, two banking locations in Albertville, Alabama, one banking location in Arab, Alabama, one banking location in Boaz, Alabama and stand-alone ATM locations in Guntersville, Alabama and Albertville, Alabama. The Home Bank is the sole shareholder of Valley Finance, Inc., a consumer finance company located in Guntersville, Alabama. HomeBanc Corporation's principal asset is the stock of its subsidiary. As of September 30, 1998, HomeBanc Corporation and its subsidiary had total assets of about $160.1 million, deposits of about $138.7 million and shareholders' equity of about $15.1 million.

THE MERGER (PAGE 31)

         BancorpSouth and HomeBanc Corporation entered into a merger agreement whereby HomeBanc Corporation will merge into BancorpSouth, subject to shareholder and regulatory approval and other conditions. The merger agreement is attached to this Prospectus Supplement/Proxy Statement as Annex A. You should read it carefully.

         If this merger is completed, the businesses and operations of BancorpSouth and HomeBanc Corporation will be combined into a single, larger company and The Home Bank will combine with BancorpSouth Bank into a single, larger bank. The parties hope to complete the merger by the end of February 1999.

         If the merger is completed, HomeBanc Corporation shareholders will receive 1.5747417 shares of BancorpSouth common stock for each share of HomeBanc Corporation common stock they own (which is referred to as the "exchange ratio"). BancorpSouth will not issue any fractional shares of BancorpSouth common stock. Instead, you will receive cash equal to the product of (1) the closing price per share of BancorpSouth common stock as reported on the New York Stock Exchange at the close of trading on the trading day immediately preceding the date on which the merger is completed, times (2) the fraction of a share of BancorpSouth common stock to which you otherwise would be entitled.

         The number of shares of BancorpSouth common stock to be exchanged for each share of common stock of HomeBanc Corporation is fixed at 1.5747417. The exchange ratio will not be adjusted to reflect any change in the price of the common stock of BancorpSouth.

         BancorpSouth expects the market price of its common stock to fluctuate due to market factors beyond its control between the date of this Prospectus Supplement/Proxy Statement and the date on which the merger is completed and thereafter. Since the exchange ratio is fixed and the market price of the common stock of BancorpSouth may fluctuate, the value of the shares of BancorpSouth common stock that the shareholders of HomeBanc Corporation will receive in the merger may increase or decrease prior to completion of the merger. BancorpSouth cannot assure you that the market price of BancorpSouth common stock will not decrease before or after completion of the merger. However, HomeBanc Corporation may terminate the merger agreement if the price of BancorpSouth common stock substantially declines from $20.50, its November 4, 1998 closing price, in relation to other publicly-held banks and bank holding companies located in the southeast United States, as described in Section 9.1(h) of the merger agreement.

SPECIAL SHAREHOLDERS MEETING (PAGE 25)

         A special meeting of the shareholders of HomeBanc Corporation will be held on ______, 1999 at the following time and place. At the special meeting, shareholders of HomeBanc Corporation will be asked to approve the merger agreement between HomeBanc Corporation and BancorpSouth.

                              ______________, 1999
                            ______ __.m. (local time)
                                  The Home Bank
                               1301 Gunter Avenue
                              Guntersville, Alabama

RECOMMENDATION TO SHAREHOLDERS (PAGE 34)

         The Board of Directors of HomeBanc Corporation believes that the merger between HomeBanc Corporation and BancorpSouth is in the best interests of the shareholders of HomeBanc Corporation, and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement. The conclusion of the Board of Directors of HomeBanc Corporation with respect to the merger is based on a number of factors described in this document, including the receipt of a fairness opinion from its financial advisor.

RECORD DATE; VOTING POWER (PAGE 26)

         You can vote at the special meeting of shareholders of HomeBanc Corporation if you owned common stock of HomeBanc Corporation as of the close of business on ___________, 1999, the record date set by the Board of Directors of HomeBanc Corporation. Each share of common stock of HomeBanc Corporation is entitled to one vote. On ______________, 1999, there were 1,333,685 shares of common stock of HomeBanc Corporation outstanding and entitled to vote on the merger agreement.

VOTE REQUIRED (PAGE 26)

         In order for the merger to be approved, at least two-thirds of the outstanding shares of common stock of HomeBanc Corporation must be voted in favor of the merger agreement. HomeBanc Corporation expects that its executive officers and directors will vote all of their shares in favor of the merger agreement.

         The following chart describes the voting requirements for the merger agreement:

Number of shares of common stock of HomeBanc Corporation
outstanding on ____________, 1999............................          1,333,685

Number of votes necessary to approve the merger agreement....
                                                                         889,124

Number of votes that executive officers and directors of
HomeBanc Corporation and the Home Bank can cast .............
                                                                         401,847

Percentage of votes that executive officers and directors of
HomeBanc Corporation can cast ...............................              30.1%

BACKGROUND OF THE MERGER (PAGE 32)

         In the latter part of 1997, management of HomeBanc Corporation met separately with representatives of two financial institutions that had expressed unsolicited interest in pursuing a possible business combination with HomeBanc Corporation, and, in the early part of 1998, management of HomeBanc Corporation met with representatives of a third financial institution that was planning to establish branch locations in The Home Bank's market. For various reasons, management of HomeBanc Corporation decided against pursuing business combinations with these three financial institutions.

         On May 13, 1998, the Board of Directors of HomeBanc Corporation engaged Alex Sheshunoff & Co. Investment Banking, an independent investment advisory firm, to assist the Board of Directors in establishing a reasonable value of HomeBanc Corporation and to assist in soliciting additional expressions of interest regarding a potential business combination with HomeBanc Corporation. Alex Sheshunoff & Co. Investment Banking contacted 23 financial institutions (including BancorpSouth) to solicit expressions of interest in acquiring HomeBanc Corporation. BancorpSouth was contacted on July 23, 1998 by Alex Sheshunoff & Co. Investment Banking to determine BancorpSouth's interest in acquiring HomeBanc Corporation. Of these 23 financial institutions, two (including BancorpSouth) expressed an interest in a business combination with HomeBanc Corporation.

         After reviewing the expressions of interest from the two financial institutions, the Board of Directors of HomeBanc Corporation determined that only the offer from BancorpSouth was financially attractive enough to warrant further consideration. On August 19, 1998, BancorpSouth proposed to Alex Sheshunoff & Co. Investment Banking the issuance of a fixed number of shares of BancorpSouth common stock with an aggregate market value of about $39.5 million. Management of HomeBanc Corporation communicated to BancorpSouth that this offer was inadequate, and BancorpSouth subsequently increased its offer to a total of about 2,100,000 shares of BancorpSouth common stock which had an aggregate value at that time of about $43 million.

         After considering BancorpSouth's final offer, the Board of Directors of HomeBanc Corporation determined that BancorpSouth's offer was attractive for HomeBanc Corporation and its shareholders. Between October 21, 1998 and November 4, 1998, representatives of BancorpSouth and HomeBanc Corporation negotiated the merger agreement and the related stock option agreement. On October 26, 1998, the Board of Directors of HomeBanc Corporation approved the merger, the merger agreement and the stock option agreement. The Board of Directors of BancorpSouth approved the merger and the merger agreement on October 28, 1998. BancorpSouth and HomeBanc Corporation each executed the merger agreement and the stock option agreement on November 4, 1998.

REASONS FOR THE MERGER (PAGE 34)

         The merger will combine the strengths of BancorpSouth and HomeBanc Corporation and their subsidiary banks. The combined company resulting from the merger should be able to achieve superior financial performance compared to each company operating independently. One reason for this is that the combined company should be able to reduce costs by eliminating overlap in the companies' operations and by applying BancorpSouth's investments in technology to HomeBanc Corporation's operations. Another reason is that the combined company should have opportunities to increase revenue by bringing a larger universe of customers in contact with a broader range of products and services. The competitiveness of the financial services industry is increasing continually, and the greater strength realized through combining the companies should enable them to provide superior products and services to their customers and benefits to their shareholders.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 41)

         The parties intend that HomeBanc Corporation, its shareholders, BancorpSouth and its shareholders will not recognize any gain or loss for U.S. federal income tax purposes in the merger, except for HomeBanc shareholders who receive cash instead of fractional shares or who dissent from the merger under Alabama law. The merger is conditioned on receipt of legal opinions that this will be the case, but these opinions won't bind the Internal Revenue Service, which could take a different view. Determining the actual tax consequences of the merger to you can be complicated. They will depend on your specific situation and many variables not within the companies' control. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

ACCOUNTING TREATMENT (PAGE 41)

         The parties expect that the merger of HomeBanc Corporation into BancorpSouth will qualify as a pooling of interests, which means that, for accounting and financial reporting purposes, BancorpSouth will treat the combined companies as if they had always been one company.

FAIRNESS OPINION (PAGE 36)

         Alex Sheshunoff & Co. Investment Banking rendered an opinion to the Board of Directors of HomeBanc Corporation that, as of the date of the opinion, the exchange ratio was fair from a financial point of view to the shareholders of HomeBanc Corporation. This opinion is attached as Annex C to this document. You should read it carefully.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 42)

         Directors and executive officers of HomeBanc Corporation will be issued shares of BancorpSouth common stock in the merger on the same basis as other shareholders of HomeBanc Corporation. The following chart shows the number of shares of BancorpSouth common stock that may be issued to directors and executive officers of HomeBanc Corporation in the merger:

          Shares of common stock of HomeBanc Corporation beneficially owned by its executive officers and directors on ___________,
          1999...........................................................378,087

          Shares of BancorpSouth common stock that may be received by executive officers and directors based upon this beneficial ownership......................................................595,389

         Mr. J. R. Kimsey, who is currently President of HomeBanc Corporation, and Mr. W. Lee Matthews, who is currently Guntersville City President of The Home Bank, will become chairman of the local community bank advisory board and community bank president, respectively, of the community bank branch locations of BancorpSouth Bank in the Guntersville, Alabama area after the merger. Each has entered into an employment agreement with BancorpSouth Bank that is effective upon completion of the merger. Additionally, HomeBanc Corporation has entered into employee retention agreements with five employees, including Mr. Kimsey and Mr. Matthews, whereby each employee will receive a cash payment if the employee continues his or her employment with HomeBanc Corporation through completion of the merger.

DISSENTERS' RIGHTS (PAGE 27)

         Alabama law permits you to dissent from the merger and to receive the fair value of your shares of common stock of HomeBanc Corporation in cash. To do this, you must follow certain procedures, including filing certain notices with HomeBanc Corporation and refraining from voting your shares in favor of the merger. If you dissent from the merger, your shares of HomeBanc Corporation common stock will not be exchanged for shares of BancorpSouth common stock in the merger, and your only right will be to receive the appraised fair value of your shares of common stock of HomeBanc Corporation in cash.

REGULATORY APPROVAL (PAGE 40)

         The companies cannot complete the merger unless they obtain the approval of the Federal Deposit Insurance Corporation. The U.S. Department of Justice has input into the FDIC's approval process. Once the FDIC has approved the merger, federal law requires the companies to wait for up to 30 days to complete the merger in order to give the Department of Justice the opportunity to review and object to the merger. BancorpSouth obtained approval from the FDIC on ____________________, 1999. Pursuant to the specific terms of the FDIC approval, the waiting period will expire on __________________, 1999, ____ days after receipt of such FDIC approval.

         In addition, the merger is subject to the approval of the Mississippi Department of Banking and Consumer Finance and the Alabama Banking Department. The companies have filed all of the required notices with these state regulatory authorities, and approval of the merger is expected to be received following an affirmative vote of the shareholders of HomeBanc Corporation in favor of the merger agreement.

         While the companies believe that they will obtain the remaining regulatory approvals in a timely manner, they cannot be certain if or when they will obtain them.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 46)

         The completion of the merger depends on a number of conditions being met, including the following:

         1.       Shareholders of HomeBanc Corporation approving the merger;

         2. New York Stock Exchange listing the shares of BancorpSouth common stock to be issued to shareholders of HomeBanc Corporation;

         3. Receipt of all required regulatory approvals, including that of the FDIC, and the expiration of any regulatory waiting periods;

         4. The absence of any governmental order blocking completion of the merger, or of any proceedings by a government body trying to block it;

         5. Receipt of opinions of legal counsel to each company that the U.S. federal income tax treatment in the merger will generally be as described in this document; and

         6. Receipt by BancorpSouth of pooling letters from each company's certified public accountants that the merger of HomeBanc Corporation into BancorpSouth will qualify for pooling of interests accounting treatment under applicable accounting standards if the merger is consummated in accordance with the merger agreement.

         In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although it is entitled not to. The companies cannot be certain whether or when any of these conditions will be satisfied (or waived, where permissible), or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT (PAGE 46)

         The companies can agree at any time to terminate the merger agreement without completing the merger, even if the shareholders of HomeBanc Corporation have already voted to approve it.

         BancorpSouth can terminate the merger agreement if:

         1. The Board of Directors of HomeBanc Corporation withdraws, or changes in a manner adverse to BancorpSouth, its recommendation that its shareholders approve the merger; or

         2. BancorpSouth's or HomeBanc Corporation's independent certified public accountants do not deliver a pooling letter to BancorpSouth.

         Moreover, either company can terminate the merger agreement in the following circumstances:

         1. After a final decision by a governmental authority to prohibit the merger, or 60 days after the rejection of an application for a required governmental approval;

         2.       If the merger isn't completed by June 30, 1999;

         3. If the shareholders of HomeBanc Corporation do not approve the merger; or

         4. If the other party violates, in a significant way, any of its representations, warranties, covenants or obligations contained in the merger agreement.

         Generally, a party can only terminate the merger agreement in one of the preceding four situations if that party is not in violation of the merger agreement or if its violations of the merger agreement are not the cause of the event permitting termination.

         In addition, HomeBanc Corporation may terminate the merger agreement if the market price of BancorpSouth common stock declines 25% from its New York Stock Exchange closing price on November 4, 1998 or substantially declines from its New York Stock Exchange closing price on November 4, 1998 in relation to other publicly traded banks and bank holding companies in the southeast United States. HomeBanc Corporation's right to terminate the merger agreement is based on a formula contained in Section 9.1(h) of the merger agreement. The termination right is triggered when the average closing price of BancorpSouth common stock for the 20 consecutive full trading days ending at the close of trading on the day when BancorpSouth receives the FDIC's consent for consummation of the merger declines:

         1. 25% below $20.50 (the closing price of BancorpSouth common stock on November 4, 1998); or

         2. 15% below $20.50 and approximately 15% below an index of publicly-held banks and bank holding companies located in the southeastern United States.

         HomeBanc Corporation must also notify BancorpSouth of its decision to terminate the merger agreement within three days after BancorpSouth receives the FDIC's consent for consummation of the merger.

BANCORPSOUTH'S OPTION TO PURCHASE HOMEBANC CORPORATION COMMON STOCK (PAGE 50)

         To induce BancorpSouth to enter into the merger agreement, HomeBanc Corporation granted a stock option to BancorpSouth to purchase up to 166,448 shares of HomeBanc Corporation common stock at a price of $25.00 per share. The number of shares of HomeBanc Corporation common stock that may be acquired upon exercise of the stock option may not exceed 11.09653% of the issued and outstanding shares of HomeBanc Corporation common stock (without counting shares that are exercisable under the stock option).

         BancorpSouth cannot exercise the stock option unless certain specific events take place. These events are generally related to a competing transaction involving a merger, business combination or other acquisition of HomeBanc Corporation or its stock or assets. As of the date of this Prospectus Supplement/Proxy Statement, the companies are not aware that any event of that kind has occurred. The stock option could have the effect of discouraging other companies that might want to combine with or acquire HomeBanc Corporation from doing so. The stock option agreement is attached as Annex D to this Prospectus Supplement/Proxy Statement.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 53)

         Shares of BancorpSouth common stock are listed on the New York Stock Exchange. On November 4, 1998, the last full trading day prior to the public announcement of the merger, BancorpSouth common stock closed at $20.50 per share. On _____, 1999, BancorpSouth common stock closed at $_____ per share. Of course, the market price of BancorpSouth common stock will fluctuate prior to and after completion of the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for BancorpSouth common stock.

         There is no established trading market for shares of HomeBanc Corporation common stock, which is inactively traded in private transactions. Therefore, reliable information is not available about the prices at which shares of HomeBanc Corporation common stock have been bought and sold.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 84)

         This document, and other documents to which you are referred in this document, contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of the companies' operations or the performance of the combined companies after the merger. Forward-looking statements generally include any of the words "believes," "expects," "anticipates" or similar expressions. Many possible events or factors could affect the future financial results and performance of each of the companies and the combined company after the merger and could cause those results or performance to differ materially from those expressed in forward-looking statements. These possible events or factors include the following:

         1. Problems or delays in bringing the companies together, either before or after the merger is consummated;

         2.       Legal and regulatory risks and uncertainties;

         3. Economic, political and competitive forces affecting the companies' businesses, markets, constituencies or securities; and

         4. Inaccuracies in the companies' analyses of these risks and forces, and lack of success of strategies developed to deal with them.

COMPARATIVE UNAUDITED PER SHARE DATA

         The following table shows information, for the periods indicated, about BancorpSouth's and HomeBanc Corporation's historical net income per share, dividends per share and book value per share. The table also provides similar information that reflects the merger of BancorpSouth and HomeBanc Corporation (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, it is assumed that HomeBanc Corporation and BancorpSouth had been merged throughout those periods for accounting and financial reporting purposes (a method which is referred to as the "pooling of interests" method of accounting). In addition, the table provides "pro forma equivalent" information for HomeBanc Corporation, which was obtained by multiplying the BancorpSouth and HomeBanc Corporation pro forma amounts by the exchange ratio. It is intended to reflect the fact that shareholders will be receiving more than one share of BancorpSouth common stock for each share of HomeBanc Corporation common stock exchanged in the merger.

BOOK VALUE PER SHARE:                                                     DECEMBER 31, 1997          SEPTEMBER 30, 1998
                                                                          -----------------          ------------------
BancorpSouth historical (1)...............................                  $  8.09                        $  8.71
HomeBanc Corporation historical...........................                    10.64                          11.31
BancorpSouth and HomeBanc Corporation pro
     forma (2)............................................                     8.03                           8.64
HomeBanc Corporation pro forma equivalent (3).............                    12.65                          13.61

                                                                                                         NINE-MONTHS
NET INCOME PER SHARE:                                                                                ENDED SEPTEMBER 30,
                                                                    YEAR ENDED DECEMBER 31,
                                                                 1995         1996        1997              1998
                                                                 ----         ----        ----              ----
BancorpSouth historical (1)...............................     $  0.84      $  1.01     $  1.01             $0.89
HomeBanc Corporation historical...........................        1.39         1.81        1.63              0.98
BancorpSouth and HomeBanc Corporation pro
     forma (2)............................................        0.85         1.02        1.01              0.88
HomeBanc Corporation pro forma equivalent (3).............        1.33         1.61        1.60              1.39

                                                                                                         NINE-MONTHS
CASH DIVIDENDS PER SHARE:                                                                            ENDED SEPTEMBER 30,
                                                                    YEAR ENDED DECEMBER 31,
                                                                 1995         1996        1997              1998
                                                                 ----         ----        ----              ----
BancorpSouth historical (1)...............................     $  0.31      $  0.35     $ 0.395             $0.33
HomeBanc Corporation historical...........................        0.55         0.38       0.540              0.52
BancorpSouth and HomeBanc Corporation pro
     forma (2)............................................        0.31         0.35       0.395              0.33
HomeBanc Corporation pro forma equivalent (3).............        0.49         0.55       0.620              0.52

--------------------

(1) Adjusted to reflect two two-for-one stock splits of BancorpSouth common stock, each effected in the form of a 100% stock dividend as of November 20, 1995 and May 15, 1998, respectively.

(2) Presented as if the merger of HomeBanc Corporation into BancorpSouth had been effective throughout the periods presented.

(3) Calculated by multiplying the BancorpSouth and HomeBanc Corporation pro forma amount by the exchange ratio of 1.5747417.

                             SELECTED FINANCIAL DATA

         The following tables show summarized unaudited historical consolidated financial data for BancorpSouth and for HomeBanc Corporation and also show similar pro forma information reflecting the merger of the two companies. The pro forma information reflects the pooling of interests method of accounting for the merger of HomeBanc Corporation into BancorpSouth. The pro forma information does not reflect BancorpSouth's recent mergers with The First Corporation, Merchants Capital Corporation and Alabama Bancorp., Inc. You can obtain, or learn how to obtain, more information on these recent mergers in the sections of this document entitled "SUMMARY -- The Companies" and "WHERE YOU CAN FIND MORE INFORMATION."

         BancorpSouth and HomeBanc Corporation expect to incur merger-related expenses as a result of combining the companies. The companies also anticipate that the merger will provide the combined company with financial benefits such as reduced operating expenses and the opportunity to earn more revenue. However, none of these anticipated expenses or benefits have been factored into the pro forma income statement information. For that reason, the pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, doesn't attempt to predict or suggest future results. Also, the information set forth for the nine-month period ended September 30, 1998 does not indicate what the results will be for the full 1998 fiscal year.

         The information in the following tables is based on the historical financial information of BancorpSouth that has been presented in its prior filings with the Securities and Exchange Commission (and which has been incorporated by reference into this Prospectus Supplement/Proxy Statement) and on the historical financial information of HomeBanc Corporation included in this Prospectus Supplement/Proxy Statement. All of the summary financial information provided in the following tables should be read in connection with this historical financial information. For information on how to obtain BancorpSouth's historical financial information presented in its prior filings, you should refer to the section of this document entitled "WHERE YOU CAN FIND MORE INFORMATION." The financial information as of and for the interim periods ended September 30, 1998 and 1997 has not been audited and in the respective opinions of management reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

                               BancorpSouth, Inc.
                 Selected Historical Consolidated Financial Data
                (Dollars in thousands, except per share amounts)

                                                                                                              For the Nine
                                                                                                              Months Ended
                                                                                                              September 30,
                                                       For the Years Ended December 31,                        (Unaudited)
                                           ---------------------------------------------------------------------------------
EARNINGS SUMMARY:                          1993         1994         1995         1996        1997        1997          1998
                                           ----         ----         ----         ----        ----        ----          ----
    Interest revenue .................  $  193,869   $  207,895   $  252,427   $  277,919   $  307,094   $  225,082   $  250,706
    Interest expense .................      78,715       85,029      114,457      126,505      144,055      106,431      122,890
                                        ----------------------------------------------------------------------------------------
      Net interest revenue ...........     115,154      122,866      137,970      151,414      163,039      118,651      127,816
    Provision for credit losses ......       9,032        5,946        6,206        8,804        9,008        6,125        9,784
    Other revenue ....................      26,776       26,012       31,240       40,745       43,667       32,211       35,268
    Other expense ....................      93,176       99,372      111,750      118,472      131,988       92,493       92,752
                                        ----------------------------------------------------------------------------------------
      Income before income tax and
         accounting change ...........      39,722       43,560       51,254       64,883       65,710       52,244       60,548
    Applicable income taxes ..........      10,216       12,832       15,750       22,000       20,360       16,756       20,230
                                        ----------------------------------------------------------------------------------------
      Income before accounting change       29,506       30,728       35,504       42,883       45,350       35,488       40,318
    Accounting change, net of tax ....       3,429         --           --           --           --           --           --
                                        ----------------------------------------------------------------------------------------
    Net income .......................  $   32,935   $   30,728   $   35,504   $   42,883   $   45,350   $   35,488   $   40,318
                                        ========================================================================================
PER SHARE DATA:
    Basic earnings ...................  $     0.83   $   0.7500   $     0.85   $     1.02   $    1.020   $    0.800   $     0.90
    Diluted earnings .................        0.82       0.7500         0.84         1.01        1.010        0.790         0.89
    Cash dividends ...................        0.27       0.2775         0.31         0.35        0.395        0.285         0.33
    Book value .......................        5.91       6.2200         6.86         7.51        8.090        7.980         8.71

BALANCE SHEET DATA (PERIOD END):
    Total assets .....................  $2,802,044   $3,019,118   $3,306,159   $3,617,239   $4,180,143   $3,955,525   $4,363,014
    Loans, net of unearned income ....   1,785,933    2,025,614    2,295,166    2,469,334    2,759,027    2,673,644    3,020,276
    Allowance for credit losses ......      27,468       30,830       34,636       37,272       39,877       39,187       43,600
    Securities .......................     664,741      746,861      679,058      760,805      939,631      899,247      967,119
    Deposits .........................   2,466,285    2,598,669    2,863,612    3,161,379    3,540,255    3,466,119    3,685,171
    Long-term debt
      Parent .........................      24,508       24,508       24,508         --           --           --           --
      Subsidiaries ...................        --         23,520       49,116       55,778       47,539       48,121      170,123
    Total stockholders' equity .......     233,168      252,852      288,095      315,324      360,422      340,014      389,120

BALANCE SHEET DATA (AVERAGES):
    Total assets .....................  $2,659,785   $2,884,539   $3,151,297   $3,452,921   $3,853,818   $3,807,088   $4,346,616
    Total stockholders' equity .......  $  218,504   $  240,929   $  268,395   $  299,749   $  344,166   $  354,702   $  372,122
    Average number of diluted shares
      outstanding ....................      40,103       40,780       42,031       42,259       44,789       44,745       45,058

SELECTED RATIOS (ANNUALIZED):
    Return on average assets .........        1.24%        1.07%        1.13%        1.24%        1.18%        1.24%        1.24%
    Return on average stockholders'
      equity .........................       15.07        12.75        13.23        14.31        13.18        13.92        14.45
    Net interest margin ..............        4.89         4.76         4.86         4.81         4.64         4.56         4.30
    Net charge-offs to average loans .        0.34         0.14         0.15         0.26         0.27         0.25         0.28
    Tier 1 capital to risk-weighted
      assets .........................       11.00        11.31        12.11        12.14        12.49        12.69        12.23
    Total capital to risk-weighted
      assets .........................       13.70        13.49        13.97        13.39        13.74        13.95        13.48
    Leverage ratio ...................        8.30         8.33         8.56         8.56         8.82         8.88         8.65

                              HomeBanc Corporation
                 Selected Historical Consolidated Financial Data
                (Dollars in thousands, except per share amounts)

                                                                                                              For the Nine
                                                                                                              Months Ended
                                                                                                              September 30,
                                                        For the Years Ended December 31,                       (Unaudited)
                                            --------------------------------------------------------------------------------
EARNINGS SUMMARY:                           1993        1994         1995         1996        1997        1997          1998
                                            ----        ----         ----         ----        ----        ----          ----
    Interest revenue ...............    $  8,763     $  9,858     $ 12,214     $ 13,267     $ 13,897     $ 10,284     $ 10,688
    Interest expense ...............       3,265        3,744        5,214        5,413        5,632        4,129        4,720
                                        --------------------------------------------------------------------------------------
      Net interest revenue .........       5,498        6,114        7,000        7,854        8,265        6,155        5,968
    Provision for credit losses ....         556          494          766          675          909          455          819
    Other revenue ..................       1,122          958        1,063          900        1,178          838        1,028
    Other expense ..................       4,022        4,079        4,507        4,621        5,249        3,824        4,250
                                        --------------------------------------------------------------------------------------
      Income before income tax .....       2,042        2,499        2,790        3,458        3,285        2,714        1,927
    Applicable income taxes ........         622          862          932        1,053        1,111          925          620
                                        --------------------------------------------------------------------------------------
    Net income .....................    $  1,420     $  1,637     $  1,858     $  2,405     $  2,174     $  1,789     $  1,307
                                        ======================================================================================

PER SHARE DATA:
    Basic earnings .................    $   1.06     $   1.22     $   1.39     $   1.81     $   1.63     $   1.34     $   0.98
    Diluted earnings ...............        1.06         1.22         1.39         1.81         1.63         1.34         0.98
    Cash dividends .................        0.13         0.17         0.55         0.38         0.54         0.39         0.52
    Book value .....................        5.90         6.44         8.12         9.47        10.64        10.47        11.31

BALANCE SHEET DATA (PERIOD END):
    Total assets ...................    $109,243     $120,490     $134,830     $145,865     $155,559     $152,498     $160,135
    Loans, net of unearned income ..      70,813       77,562       90,021      101,576      114,256      111,068      112,704
    Allowance for credit losses ....       1,147        1,289        1,267        1,339        1,250        1,427        1,401
    Securities .....................      24,675       28,827       33,958       30,494       28,237       30,324       33,926
    Deposits .......................      97,702      108,327      120,751      129,914      133,285      131,184      138,713
    Long-term debt .................       1,851        1,679        1,614        1,363        4,663        4,663        4,644
    Total stockholders' equity .....       7,909        8,624       10,810       12,618       14,191       13,957       15,089

BALANCE SHEET DATA (AVERAGES):
    Total assets ...................    $107,400     $114,866     $118,868     $139,884     $148,322     $149,181     $157,847
    Total stockholders' equity .....    $  7,506     $  8,267     $  9,717     $ 11,714     $ 13,404     $ 13,288     $ 14,640
    Average number of diluted shares
      outstanding ..................       1,346        1,340        1,334        1,332        1,333        1,333        1,333

SELECTED RATIOS (ANNUALIZED):
    Return on average assets .......        1.32%        1.43%        1.56%        1.72%        1.47%        1.60%        1.10%
    Return on average stockholders'
      equity .......................       18.92        19.80        19.12        20.53        16.22        17.95        11.90
    Net interest margin ............        5.65         5.88         5.99         6.07         6.09         6.05         5.55
    Net charge-offs to average loans        0.51         0.47         0.94         0.62         0.93         0.46         0.59
    Tier 1 capital to risk-weighted
      assets .......................        9.87        10.67        11.00        12.54        12.21        12.32        12.73
    Total capital to risk-weighted
      assets .......................       11.12        11.92        12.25        13.79        13.30        13.57        13.94
    Leverage ratio .................        7.36         8.11         9.01         9.02         9.16         9.30         9.04

                 Pro Forma Condensed Consolidated Balance Sheet
                                December 31, 1997
                                   (Unaudited)

                                                         Historical
                                                                 HomeBanc
                                                BancorpSouth    Corporation     Adjustments         Pro Forma
                                                -----------     -----------     -----------        -----------
                                                                             (In thousands)
ASSETS
Cash and due from banks ....................    $   292,772     $     4,959                        $   297,731
Held-to-maturity securities ................        533,419          23,661                            557,080
Available-for-sale securities ..............        406,212           4,576                            410,788
Federal funds sold .........................             --             880                                880
Loans and leases ...........................      2,852,885         117,476                          2,970,361
Less: Unearned discount ....................         93,858           3,219                             97,077
      Allowance for credit losses ..........         39,877           1,250                             41,127
                                                -----------     -----------     -----------        -----------
  Net loans and leases .....................      2,719,150         113,007                          2,832,157
Mortgages held for sale ....................         39,134              --                             39,134
Premises and equipment, net ................        101,373           6,297                            107,670
Other assets ...............................         88,083           2,179                             90,262
                                                -----------     -----------     -----------        -----------
  Total assets .............................    $ 4,180,143     $   155,559              --        $ 4,335,702
                                                ===========     ===========     ===========        ===========
LIABILITIES
Deposits:
  Non-interest bearing .....................    $   467,962     $    20,344                        $   488,306
  Interest bearing .........................      3,072,293         112,941                          3,185,234
                                                -----------     -----------                        -----------
  Total deposits ...........................      3,540,255         133,285                          3,673,540
Short-term borrowings ......................        177,450           2,274                            179,724
Long-term debt .............................         47,539           4,663                             52,202
Other liabilities ..........................         54,477           1,146                             55,623
                                                -----------     -----------                        -----------
  Total liabilities ........................      3,819,721         141,368                          3,961,089
                                                -----------     -----------                        -----------
SHAREHOLDERS' EQUITY
Common stock ...............................        111,980             134     $     5,114(1)         117,228
Capital surplus ............................         95,699           1,671          (5,114)(1)         92,256
Unrealized gain on available-for-sale
    securities .............................          4,482             101                              4,583
Retained earnings ..........................        150,580          12,372                            162,952
Less cost of treasury stock ................         (2,319)            (87)                            (2,406)
                                                -----------     -----------     -----------        -----------
  Total shareholders' equity ...............        360,422          14,191              --            374,613
                                                -----------     -----------     -----------        -----------
  Total liabilities and shareholders' equity    $ 4,180,143     $   155,559              --        $ 4,335,702
                                                ===========     ===========     ===========        ===========

----------------------

(1) Reclassification of capital accounts to reflect the exchange of HomeBanc Corporation common stock for BancorpSouth common stock.

                 Pro Forma Condensed Consolidated Balance Sheet
                               September 30, 1998
                                   (Unaudited)

                                                         Historical
                                                                 HomeBanc
                                                BancorpSouth    Corporation     Adjustments         Pro Forma
                                                -----------     -----------     -----------        -----------
                                                                       (In thousands)
ASSETS
Cash and due from banks ....................    $   143,246     $     4,640                        $   147,886
Held-to-maturity securities ................        601,048          29,896                            630,944
Available-for-sale securities ..............        366,071           4,030                            370,101
Federal funds sold .........................         28,000           1,510                             29,510
Loans and leases ...........................      3,116,956         114,160                          3,231,116
Less: Unearned discount ....................         96,678           1,456                             98,134
      Allowance for credit losses ..........         43,600           1,401                             45,001
                                                -----------     -----------                        -----------
  Net loans and leases .....................      2,976,678         111,303                          3,087,981
Mortgages held for sale ....................         41,327              --                             41,327
Premises and equipment, net ................        105,563           6,448                            112,011
Other assets ...............................        101,081           2,308                            103,389
                                                -----------     -----------     -----------        -----------
  Total assets .............................    $ 4,363,014     $   160,135              --        $ 4,523,149
                                                ===========     ===========     ===========        ===========
LIABILITIES
Deposits:
  Non-interest bearing .....................    $   481,692     $    19,877                        $   501,569
  Interest bearing .........................      3,203,479         118,836                          3,322,315
                                                -----------     -----------                        -----------
  Total deposits ...........................      3,685,171         138,713                          3,823,884
Short-term borrowings ......................         55,525             228                             55,753
Long-term debt .............................        170,123           4,644                            174,767
Other liabilities ..........................         63,075           1,461                             64,536
                                                -----------     -----------                        -----------
  Total liabilities ........................      3,973,894         145,046                          4,118,940
                                                -----------     -----------                        -----------
SHAREHOLDERS' EQUITY
Common stock ...............................        111,980             134     $     5,116(1)         117,230
Capital surplus ............................         96,099           1,678          (5,116)(1)         92,661
Unrealized gain on available-for-sale
    securities .............................          7,854             359                              8,213
Retained earnings ..........................        174,670          12,999                            187,669
Less cost of treasury stock ................         (1,483)            (81)                            (1,564)
                                                -----------     -----------     -----------        -----------
  Total shareholders' equity ...............        389,120          15,089              --            404,209
                                                -----------     -----------     -----------        -----------
  Total liabilities and shareholders' equity    $ 4,363,014     $   160,135              --        $ 4,523,149
                                                ===========     ===========     ===========        ===========

-------------------------

(1) Reclassification of capital accounts to reflect the exchange of HomeBanc Corporation common stock for BancorpSouth common stock.

              Pro Forma Condensed Consolidated Statements of Income
                                   (Unaudited)

                                                                 For the years ended December 31,
                                                     1995                                                 1996
                              --------------------------------------------------   -------------------------------------------------
                                             HomeBanc                                             HomeBanc
                              BancorpSouth  Corporation                            BancorpSouth  Corporation
                               Historical   Historical   Adjustments   Pro Forma    Historical  Historical   Adjustments   Pro Forma
                                --------     --------     --------     --------     --------     --------     --------     --------
                                                              (In thousands, except per share amounts)
Interest revenue ..........     $252,427     $ 12,214                  $264,641     $277,919     $ 13,267                  $291,186
Interest expense ..........      114,457        5,214                   119,671      126,505        5,413                   131,918
                                --------     --------                  --------     --------     --------
Net interest revenue ......      137,970        7,000                   144,970      151,414        7,854                   159,268
Provision for credit losses        6,206          766                     6,972        8,804          674                     9,478
                                --------     --------                  --------     --------     --------                  --------
Net interest revenue, after
provision for credit losses      131,764        6,234                   137,998      142,610        7,180                   149,790

Other revenue .............       31,240        1,063                    32,303       40,745          900                    41,645
Other expense .............      111,750        4,507                   116,257      118,472        4,622                   123,094
                                --------     --------     --------     --------     --------     --------     --------     --------
Income before income tax ..       51,254        2,790                    54,044       64,883        3,458                    68,341
Applicable income taxes ...       15,750          932                    16,682       22,000        1,053                    23,053
                                --------     --------     --------     --------     --------     --------     --------     --------
Net income ................     $ 35,504     $  1,858           --     $ 37,362     $ 42,883     $  2,405           --     $ 45,288
                                ========     ========     ========     ========     ========     ========     ========     ========
EARNINGS PER SHARE
  Basic ...................     $   0.85     $   1.39                  $   0.85     $   1.02     $   1.81                  $   1.03
  Diluted .................     $   0.84     $   1.39                  $   0.85     $   1.01     $   1.81                  $   1.02

AVERAGE SHARES
  Basic ...................       41,749        1,334                    43,850       41,991        1,332                    44,089
  Diluted .................       42,031        1,334                    44,132       42,259        1,332                    44,357

                                        For the year ended December 31, 1997

                                               HomeBanc
                                BancorpSouth  Corporation
                                 Historical    Historical    Adjustments    Pro Forma
                                  --------     --------       --------      --------
                                     (In thousands, except per share amounts)
Interest revenue.........         $307,094     $ 13,897                     $320,991
Interest expense.........          144,055        5,633                      149,688
                                  --------     --------                     --------
Net interest revenue.....          163,039        8,264                      171,303
Provision for credit losses          9,008          909                        9,917
                                  --------     --------                     --------
Net interest revenue, after
    provision for credit           154,031        7,355                      161,386
    losses...............
Other revenue............           43,667        1,178                       44,845
Other expense............          131,988        5,248                      137,236
                                  --------     --------       --------      --------
Income before income tax.           65,710        3,285                       68,995
Applicable income taxes..           20,360        1,111                       21,471
                                  --------     --------       --------      --------
Net income...............          $45,350      $ 2,174             --      $ 47,524
                                  ========     ========       ========      ========
EARNINGS PER SHARE
  Basic..................            $1.02        $1.63                        $1.02
  Diluted................            $1.01        $1.63                        $1.01

AVERAGE SHARES
  Basic..................           44,427        1,333                       46,526
  Diluted................           44,789        1,333                       46,888

              Pro Forma Condensed Consolidated Statements of Income
                                   (Unaudited)

                                                                 For the nine months ended September 30,

                                                        1997                                            1998
                                 ----------------------------------------------- ----------------------------------------------
                                               HomeBanc                                        HomeBanc
                                 BancorpSouth Corporation                        BancorpSouth Corporation
                                  Historical   Historical Adjustments  Pro Forma  Historical   Historical Adjustments Pro Forma
                                   --------    --------    --------    --------    --------    --------    --------    --------
                                                                (In thousands, except per share amounts)
Interest revenue ..............    $225,082    $ 10,284                $235,366    $250,706    $ 10,688                $261,394
Interest expense ..............     106,431       4,129                 110,560     122,890       4,720                 127,610
                                   --------    --------                 --------    --------    --------               --------
Net interest revenue ..........     118,651       6,155                 124,806     127,816       5,968                 133,784
Provision for credit losses ...       6,125         455                   6,580       9,784         819                  10,603
                                   --------    --------                --------    --------    --------                --------
Net interest revenue, after
    provision for credit losses     112,526       5,700                 118,226     118,023       5,149                 123,181
Other revenue .................      32,211         838                  33,049      35,268       1,028                  36,296
Other expense .................      92,493       3,824                  96,317      92,752       4,250                  97,002
                                   --------    --------                --------    --------    --------                --------
Income before income tax ......      52,244       2,714                  54,958      60,548       1,927                  62,475
Applicable income taxes .......      16,756         925          --      17,681      20,230         620          --      20,850
                                   --------    --------    --------    --------    --------    --------    --------    --------
Net income ....................    $ 35,488    $  1,789          --    $ 37,277    $ 40,318    $  1,307          --    $ 41,625
                                   ========    ========    ========    ========    ========    ========    ========    ========
EARNINGS PER SHARE
  Basic .......................    $   0.80    $   1.34                $   0.80    $   0.90    $   0.98                $   0.89
  Diluted .....................    $   0.79    $   1.34                $   0.80    $   0.89    $   0.98                $   0.88

AVERAGE SHARES
  Basic .......................      44,413       1,333                  46,512      44,558       1,333                  46,657
  Diluted .....................      44,745       1,333                  46,844      45,058       1,333                  47,157

                                  RISK FACTORS

         If the merger is completed, your shares of HomeBanc Corporation common stock will be converted into BancorpSouth common stock. In evaluating an investment in shares of BancorpSouth common stock you should carefully consider the following factors, along with other matters discussed in reports and other filings that BancorpSouth has made with the Securities and Exchange Commission. You should not assume that BancorpSouth has listed below the only risks that could affect its future performance or the market price of BancorpSouth common stock.

GOVERNMENTAL ORGANIZATIONS EXTENSIVELY REGULATE BANCORPSOUTH AND BANCORPSOUTH
BANK

         BancorpSouth is a registered bank holding company under the Bank Holding Company Act of 1956, and BancorpSouth Bank is a Mississippi state banking corporation. Accordingly, both are subject to extensive governmental regulation, legislation and control. These laws limit the manner in which BancorpSouth and BancorpSouth Bank operate, including the amount of loans they can originate, interest they can charge on loans and fees they can charge for certain services. BancorpSouth cannot predict whether, or the extent to which, the government and governmental organizations may change any of these laws or controls. BancorpSouth also cannot predict how any of these changes would adversely affect BancorpSouth's business and prospects.

OTHER BANK HOLDING COMPANIES AND BANKS COMPETE WITH BANCORPSOUTH

         The banking business is extremely competitive in BancorpSouth's service areas in Mississippi, Tennessee and Alabama. BancorpSouth competes, and will compete, with well established financial institutions, several of which have significantly greater resources and lending limits. Some of these competitors provide certain services that BancorpSouth does not provide.

RISING INTEREST RATES MAY RESULT IN HIGHER INTEREST RATES BEING PAID ON INTEREST BEARING DEPOSITS THAN ARE CHARGED ON OUTSTANDING LOANS

         If interest rates rise, BancorpSouth may pay interest on its customers' interest-bearing deposits and other liabilities of BancorpSouth at higher rates than the interest rates paid to BancorpSouth by its customers on outstanding loans that were made when interest rates were at a lower level. This situation would result in a negative interest rate spread with respect to those loans and cause an adverse effect on BancorpSouth's earnings. This adverse effect would increase if interest rates continued to rise while BancorpSouth had outstanding loans payable at fixed interest rates that could not be adjusted to a higher interest rate.

BANCORPSOUTH'S GROWTH STRATEGY INCLUDES RISKS THAT COULD HAVE AN ADVERSE EFFECT ON FINANCIAL PERFORMANCE

         A material element of BancorpSouth's growth strategy is the acquisition of additional banks and bank holding companies in order to achieve greater economies of scale. BancorpSouth cannot assure you that the current level of growth opportunities will continue to exist, that it will be able to acquire banks and bank holding companies that satisfy BancorpSouth's criteria or that any such acquisition will be on terms favorable to BancorpSouth. Further, BancorpSouth's growth strategy will require that it continue to hire qualified personnel, while currently expanding its managerial and operational infrastructure. BancorpSouth cannot assure you that it will be able to hire and retain qualified personnel or that it will be able to successfully expand its infrastructure to accommodate future acquisitions or growth. As a result of these factors, BancorpSouth may not realize the expected economic benefits associated with its acquisitions. This could have a material adverse effect on BancorpSouth's financial performance.

MONETARY POLICIES AND ECONOMIC FACTORS MAY LIMIT BANCORPSOUTH BANK'S ABILITY TO ATTRACT DEPOSITS OR MAKE LOANS

         The monetary policies of federal regulatory authorities, particularly the Board of Governors of the Federal Reserve System, and economic conditions in BancorpSouth's service area and the United States generally, affect BancorpSouth's ability to attract deposits and extend loans. BancorpSouth cannot predict either the nature and timing of any changes in these monetary policies and economic conditions, or their impact on BancorpSouth's financial performance. The banking business is subject to various material business risks, which may become more acute in periods of economic slowdown or recession. During such periods, foreclosures generally increase, and such conditions also could lead to a potential decline in deposits and demand for loans.

YEAR 2000 COULD RESULT IN COMPUTER SYSTEM MALFUNCTIONS

         Many software applications and operational programs were not designed to recognize calendar dates beginning in the Year 2000. The failure of these applications or systems to recognize properly the dates beginning in the Year 2000 could result in miscalculations or system failures. BancorpSouth's business depends in part upon its ability to store, retrieve, process and manage significant databases. BancorpSouth has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 issue and developed an implementation plan to resolve potential problems. BancorpSouth has obtained applications and hardware that should not malfunction upon the occurrence of the Year 2000. BancorpSouth has also developed an installation and testing plan for each of these applications and anticipates that it will complete all reprogramming efforts on or about December 31, 1998. While BancorpSouth does not expect its computer systems to malfunction upon the occurrence of the Year 2000 and believes that it has allowed adequate time for testing, unforeseen problems may arise with its computer systems that could cause a material adverse effect on its business. BancorpSouth can only speculate as to the potential problems, delays or loss of business, or lack thereof, that may result from the occurrence of the Year 2000.

         The Year 2000 issue may affect the systems of various entities with which BancorpSouth interacts, including depositors, vendors and those to which it has extended loans. BancorpSouth has corresponded with its primary vendors and customers regarding their compliance with Year 2000 issues. However, BancorpSouth cannot assure you that the systems of these or other companies on which its systems rely will be Year 2000 compliant. Also, BancorpSouth cannot assure you that a failure by any of these companies to be Year 2000 compliant will not have a material adverse effect on its business.

LEGAL LIMITS ON THE ABILITY TO DECLARE AND PAY DIVIDENDS

         BancorpSouth derives its income solely from dividends received from owning BancorpSouth Bank's common stock. Federal and state law limits BancorpSouth Bank's ability to declare and pay dividends. In addition, the Board of Governors of the Federal Reserve System may impose restrictions on BancorpSouth's ability to declare and pay dividends on its common stock.

ANTI-TAKEOVER PROVISIONS MAY PREVENT A CHANGE OF CONTROL

         BancorpSouth's governing documents contain several provisions which make a change of control of BancorpSouth difficult to accomplish. Such anti-takeover provisions may make it more difficult for any person or entity to acquire control of BancorpSouth without the approval of BancorpSouth's Board of Directors. These anti-takeover provisions may have an adverse effect on the market for BancorpSouth's securities. These provisions include the following:

        1. BancorpSouth's Board of Directors is divided into three classes so that BancorpSouth shareholders can only elect approximately one-third of the directors at each annual meeting;

        2. At least 80% of the outstanding shares of BancorpSouth's voting stock must vote in favor of increasing the maximum number of directors unless BancorpSouth's Board of Directors recommends an increase;

        3. At least 80% of the outstanding shares of BancorpSouth's voting stock must vote in favor of a merger or consolidation of BancorpSouth with, or a sale or lease of all or substantially all of the assets to, any person or entity if BancorpSouth's Board of Directors does not recommend the proposed transaction; and

        4. At least 80% of the outstanding shares of BancorpSouth common stock and at least 67% of the outstanding shares of BancorpSouth's voting stock not held by a person owning or controlling 20% or more of its voting stock must approve a merger, consolidation, or sale or lease of all or substantially all of BancorpSouth's assets with or to a person owning or controlling 20% of BancorpSouth's voting stock, except in certain circumstances.

         BancorpSouth's shareholder rights plan (which is commonly referred to as a "poison pill") attaches a common stock purchase right to each share of BancorpSouth common stock. Upon the occurrence of certain events (including the acquisition of, or tender offer for, 20% or more of the outstanding shares of its common stock by any person or entity), each of these common stock purchase rights (other than those held by the person acquiring the shares or making the tender offer) will entitle the holder of the right to purchase one additional share of BancorpSouth common stock for a price per share equal to 50% of the then-market price. The common stock purchase right attaches if BancorpSouth's Board of Directors does not approve the terms of the acquisition or if certain other events occur.

LIMITED GEOGRAPHIC AREA INCREASES RISK FROM ECONOMIC DOWNTURN

         BancorpSouth conducts business in the limited geographic area of Mississippi, Tennessee and Alabama. An economic downturn in the economies of these states or the southern portion of the United States could adversely affect BancorpSouth's financial performance, particularly its ability to attract deposits and extend loans.

                               THE SPECIAL MEETING

GENERAL

         This Prospectus Supplement/Proxy Statement is first being mailed, on or about __________, 1999, to all persons who were HomeBanc Corporation shareholders on _________________, 1999.

         This Prospectus Supplement/Proxy Statement is accompanied by a Notice of Special Meeting from, and form of proxy that is solicited by, the HomeBanc Corporation Board of Directors for use at the special meeting of HomeBanc Corporation shareholders and at any adjournments or postponements thereof.

         At the HomeBanc Corporation special meeting, HomeBanc Corporation shareholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 4, 1998 (the "Merger Agreement"), between HomeBanc Corporation and BancorpSouth, which provides for the merger of HomeBanc Corporation with and into BancorpSouth.

PROXIES

         HomeBanc Corporation shareholders may use the accompanying proxy solicited by the HomeBanc Corporation Board if any such shareholder is unable to attend the HomeBanc Corporation special meeting in person or wishes to have his or her shares voted by proxy even if such shareholder does attend the meeting. HomeBanc Corporation shareholders may revoke any proxy given pursuant to this solicitation by:

         1. Delivering to the corporate Secretary of HomeBanc Corporation a written notice revoking the proxy prior to the taking of the vote at the HomeBanc Corporation special meeting;

         2. Delivering a duly executed proxy relating to the same shares bearing a later date; or

         3. Attending the meeting and voting in person (attendance at the HomeBanc Corporation special meeting without voting at the meeting will not in and of itself constitute a revocation of a proxy).

         You should address all written notices of revocation and other communications with respect to the revocation of proxies to the following:

                  HomeBanc Corporation
                  1301 Gunter Avenue
                  Guntersville, Alabama 35976
                  Attention:  Secretary.

         For a notice of revocation or later proxy to be valid, however, HomeBanc Corporation must actually receive it prior to the vote of HomeBanc Corporation shareholders at the HomeBanc Corporation special meeting. HomeBanc Corporation will vote all shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised in the manner described above. If no specification is made, HomeBanc Corporation will vote the proxies in favor of approval of the Merger Agreement.

         HomeBanc Corporation is currently unaware of any other matters that may be presented for action at the HomeBanc Corporation special meeting. If other matters do properly come before the HomeBanc Corporation special meeting, then shares represented by proxies will be voted (or not voted) by the persons named in the proxies in their discretion.

SOLICITATION OF PROXIES

         In addition to the solicitation of proxies by mail, HomeBanc Corporation will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and obtain their voting instructions, if necessary. HomeBanc Corporation will reimburse such record holders for their reasonable expenses in so doing. If necessary, HomeBanc Corporation may also use several of its regular employees, who will not be specially compensated, to solicit proxies from HomeBanc Corporation shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

         The HomeBanc Corporation Board has fixed ____________, 1999 as the record date for the determination of HomeBanc Corporation shareholders entitled to receive notice of and to vote at the HomeBanc Corporation special meeting. Accordingly, only HomeBanc Corporation shareholders of record at the close of business on such date will be entitled to notice of and to vote at the HomeBanc Corporation special meeting. At the close of business on the HomeBanc Corporation record date, there were ________ shares of HomeBanc Corporation common stock entitled to vote at the HomeBanc Corporation special meeting held by approximately ____ holders of record.

         The presence, in person or by proxy, of shares of HomeBanc Corporation common stock representing a majority of the votes entitled to be cast at the HomeBanc Corporation special meeting is necessary to constitute a quorum. Each share of HomeBanc Corporation common stock outstanding on the HomeBanc Corporation record date entitles its holder to one vote as to the approval of the Merger Agreement or any other proposal that may properly come before the HomeBanc Corporation special meeting.

         For purposes of determining the presence or absence of a quorum for the transaction of business, HomeBanc Corporation will count shares of HomeBanc Corporation common stock present in person at the HomeBanc Corporation special meeting but not voting, and shares of HomeBanc Corporation common stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the HomeBanc Corporation special meeting. Abstentions are counted as present at the HomeBanc Corporation special meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any matter as to which they are specified. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don't have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called "broker non-votes") will be counted as present at the HomeBanc Corporation special meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any proposal as to which instructions on how to vote were not provided.

         Under the Alabama Business Corporation Act, approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of all votes entitled to be cast on the Merger Agreement. Because approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of HomeBanc Corporation common stock, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, the HomeBanc Corporation Board urges HomeBanc Corporation shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The HomeBanc Corporation Board has unanimously approved the Merger Agreement. The HomeBanc Corporation Board believes that the merger is in the best interests of HomeBanc Corporation and HomeBanc Corporation shareholders and unanimously recommends that HomeBanc Corporation shareholders vote "FOR" approval and adoption of the Merger Agreement. The conclusion of the HomeBanc Corporation Board with respect to the merger is based on a number of factors, including the receipt of a fairness opinion from its financial advisor. See "THE MERGER -- Reasons for the Merger; Recommendation of the Board of Directors."

DISSENTERS' RIGHTS

         Any holder of HomeBanc Corporation common stock is entitled to dissenters' rights as a result of the merger under Article 13 of the Alabama Business Corporation Act. A person having a beneficial interest in shares of HomeBanc Corporation common stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters' rights the beneficial owner may have, or must submit to HomeBanc Corporation the record shareholder's written consent to the dissent not later than the time the beneficial owner asserts dissenters' rights and must do so with respect to all shares that such person beneficially owns.

         The following discussion is not a complete statement of the law pertaining to dissenters' rights under the Alabama Business Corporation Act. Any HomeBanc Corporation shareholder who wishes to exercise such dissenters' rights, or who wishes to preserve his or her right to do so, should review Article 13, a copy of which is attached as Annex B to this Prospectus Supplement/Proxy Statement, and the following discussion carefully.

         The availability of dissenters' rights is conditioned upon full compliance with a complicated procedure set forth in Article 13 of the Alabama Business Corporation Act. Failure to timely and properly comply with the procedures specified will result in the complete loss of dissenters' rights. Accordingly, any HomeBanc Corporation shareholder who wishes to dissent from the merger and receive the value of his or her HomeBanc Corporation common stock in cash should consult with his or her own legal counsel.

         A HomeBanc Corporation shareholder's failure to vote against the Merger Agreement will not constitute a waiver of his or her appraisal or similar rights. Moreover, a vote against the Merger Agreement will not be deemed to satisfy all of the notice requirements under Alabama law with respect to appraisal rights.

         PROCEDURE FOR THE EXERCISE OF THE HOMEBANC CORPORATION SHAREHOLDERS' DISSENTERS' RIGHTS. In order to be eligible to exercise the right to dissent, a HomeBanc Corporation shareholder must:

         1. Notify HomeBanc Corporation in writing prior to the vote on the Merger Agreement that such HomeBanc Corporation shareholder intends to demand payment for his or her shares of HomeBanc Corporation common stock if the merger is consummated (the "Payment Demand"); and

         2. Not vote such shares of HomeBanc Corporation common stock in favor of the Merger Agreement.

         If the merger is approved at the HomeBanc Corporation special meeting, BancorpSouth must deliver a written notice (the "Dissenters' Notice") to all HomeBanc Corporation shareholders who satisfied the requirements referred to in the preceding paragraph. BancorpSouth must deliver the Dissenters' Notice within ten days after completion of the merger. This notice must:

         1. State where the Payment Demand must be sent and where HomeBanc Corporation common stock certificates must be deposited;

         2. Inform holders of shares of HomeBanc Corporation common stock to what extent transfer of the shares will be restricted after the Payment Demand is received;

         3.       Supply a form for demanding payment;

         4. Set a date by which BancorpSouth must receive the Payment Demand, which date may not be fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered; and

         5. Be accompanied by a copy of Article 13 of the Alabama Business Corporation Act.

         A HomeBanc Corporation shareholder who is sent a Dissenters' Notice must demand payment in accordance with the terms of the Dissenters' Notice and certify that he or she acquired beneficial ownership of the shares of HomeBanc Corporation common stock before the date required to be set forth in the Dissenters' Notice. The dissenting shareholder must, within 20 days of making such demand for payment, submit his or her stock certificates to BancorpSouth. BancorpSouth shall make a notation on the shareholder's stock certificates indicating that a demand for payment has been made and shall return such certificates to the shareholder. Failure to submit HomeBanc Corporation common stock certificates to BancorpSouth for notation will result in the forfeiture by such shareholder of the right to receive payment for such shares, unless a court of competent jurisdiction otherwise directs for good and sufficient cause.

         A HomeBanc Corporation shareholder who demands payment and deposits his or her stock certificates in accordance with the previous paragraph retains all other rights of a HomeBanc Corporation shareholder until those rights are canceled or modified by the consummation of the merger.

         A shareholder who does not demand payment or deposit his or her stock certificates where required, in each case by the date set forth in the Dissenters' Notice, is not entitled to payment for his or her shares of HomeBanc Corporation common stock.

         BANCORPSOUTH'S OFFER OF PAYMENT. As soon as the merger is effective, or upon receipt of a Payment Demand, BancorpSouth must offer to pay each dissenting HomeBanc Corporation shareholder who has complied with his or her obligations under Section 10-2B-13.23 of the Alabama Business Corporation Act the amount BancorpSouth estimates to be the fair value of such HomeBanc Corporation shareholder's shares of HomeBanc Corporation common stock, plus accrued interest. BancorpSouth must pay the rate of interest in the manner and amount described in Section 10-2B-13.01(5) of the Alabama Business Corporation Act. This offer of payment must be accompanied by the following:

         1. HomeBanc Corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer of payment, an income statement for that year and the latest available interim financial statements, if any;

         2. A statement of BancorpSouth's estimate of the fair value of the shares of HomeBanc Corporation common stock;

         3.       An explanation of how the interest was calculated;

         4. A statement of the dissenting shareholder's right to demand payment under Section 10-2B-13.28 of the Alabama Business Corporation Act; and

         5.       A copy of Article 13 of the Alabama Business Corporation Act.

         Each dissenter who wishes to accept BancorpSouth's offer of payment in full satisfaction of his or her demand must surrender to BancorpSouth his or her certificate or certificates in accordance with the terms of the Dissenters' Notice. Upon receipt of the certificate or certificates, BancorpSouth will pay the dissenter the fair value of his or her shares, plus accrued interest.

         If dissatisfied with BancorpSouth's offer of payment, a dissenting shareholder may notify BancorpSouth in writing of such shareholder's own estimate of the fair value of his or her shares of HomeBanc Corporation common stock and amount of interest due. The dissenting shareholder may demand payment of such estimate (less any payments previously made) or reject BancorpSouth's offer and demand payment of the fair value of such shares and interest due, if:

         1. The dissenting shareholder believes that the amount offered to be paid by BancorpSouth is less than the fair value of such shares or that the interest due is incorrectly calculated;

         2. BancorpSouth fails to make an offer of payment within 60 days after the date set forth demanding payment; or

         3. BancorpSouth, having failed to complete the merger, does not release the transfer restrictions imposed on the shares of HomeBanc Corporation common stock within 60 days after the date set for demanding payment.

However, a dissenting shareholder waives the right to demand such payment unless the shareholder notifies BancorpSouth of such demand in writing within 30 days after BancorpSouth offered payment for the shareholder's shares of HomeBanc Corporation common stock.

         If BancorpSouth does not complete the merger within 60 days after the date set for demanding payment of such dissenting shareholder's shares of HomeBanc Corporation common stock, BancorpSouth must release the transfer restrictions imposed on such shares of HomeBanc Corporation common stock. If BancorpSouth, after releasing the transfer restrictions imposed upon the shareholder's shares of HomeBanc Corporation common stock, completes the merger, a new Dissenters' Notice must be delivered to the shareholder and the Payment Demand procedure discussed above must be repeated.

         JUDICIAL APPRAISAL OF HOMEBANC CORPORATION COMMON STOCK. If a demand for payment under Section 10-2B-13.28 of the Alabama Business Corporation Act remains unsettled, BancorpSouth must commence a proceeding within 60 days after receiving the Payment Demand and petition the court named below to determine the fair value of the shares of HomeBanc Corporation common stock and accrued interest. If BancorpSouth does not commence this proceeding within this 60-day period, it must pay each dissenting HomeBanc Corporation shareholder whose demand remains unsettled the amount demanded.

         BancorpSouth must commence any such proceeding relating to HomeBanc Corporation common stock in the circuit court of Marshall County, Alabama (the "Circuit Court"). BancorpSouth must make all dissenting shareholders, whose demands remain unsettled, parties to the proceeding and must serve all parties with a copy of the petition. After the dissenting shareholders have been properly served a copy of the petition, BancorpSouth must deposit with the clerk of the Circuit Court an amount sufficient to pay unsettled claims of all dissenting shareholders in an amount equal to BancorpSouth's prior estimate of fair value, plus accrued interest. The Circuit Court may appoint one or more persons as appraisers to receive evidence and recommend a fair value. The appraisers will have the powers described in the order appointing them. Dissenting shareholders are entitled to the same discovery rights as parties to other civil proceedings.

         Each dissenting HomeBanc Corporation shareholder made a party to the proceeding is entitled to judgment for the amount the Circuit Court finds as the fair value of such shareholder's shares of HomeBanc Corporation common stock, plus interest.

         The Circuit Court, in an appraisal proceeding, must determine all costs of the proceeding, including the compensation and expense of appraisers appointed by the Circuit Court. The Circuit

Court must assess these costs against BancorpSouth, unless the Circuit Court determines that the dissenting shareholders acted arbitrarily or not in good faith in demanding payment.

         The Circuit Court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

         1. Against BancorpSouth and in favor of any and all dissenting shareholders if the court finds that BancorpSouth did not substantially comply with the requirements of Sections 10-2B-13.20 through 10-2B-13.28 of the Alabama Business Corporation Act; or

         2. Against either BancorpSouth or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Article 13 of the Alabama Business Corporation Act.

         If the Circuit Court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against BancorpSouth, the Circuit Court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefited.

                                   THE MERGER

DESCRIPTION OF THE MERGER

         Upon completion of the merger (the "Effective Time"), HomeBanc Corporation will merge into BancorpSouth, the separate corporate existence of HomeBanc Corporation will cease and BancorpSouth will be the surviving corporation. BancorpSouth will continue to exist as a Mississippi corporation. In addition, The Home Bank, an Alabama state banking corporation and a wholly-owned subsidiary of HomeBanc Corporation, will merge into BancorpSouth Bank, a Mississippi state banking corporation and a wholly-owned subsidiary of BancorpSouth, and BancorpSouth Bank will be the surviving bank. BancorpSouth Bank will continue its existence under the laws of Mississippi. Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the merger will become effective upon the filing of articles of merger in the offices of the Secretary of State of the State of Alabama and the offices of the Secretary of State of the State of Mississippi in accordance with the Alabama Business Corporation Act and the Mississippi Business Corporation Act. See "THE MERGER AGREEMENT -- Conditions to the Merger."

         The merger will have the effects set forth in Sections 79-4-11.01 and 81-5-85 of the Mississippi Code, Sections 10-2B-11.01 et seq. of the Alabama Business Corporation Act and Sections 5-13B-20 et seq. of the Alabama Banking Code.

         BancorpSouth's amended and restated articles of incorporation and bylaws as in effect at the Effective Time will be those of the surviving corporation, while BancorpSouth Bank's amended and restated articles of incorporation and bylaws will be those of the surviving bank.

         At the Effective Time, automatically by virtue of the merger and without any action on the part of any party or shareholder, each share of HomeBanc Corporation Common stock outstanding immediately prior to the Effective Time will become and be converted into the right to receive 1.5747417 (the "Exchange Ratio") shares of BancorpSouth common stock. However, shares with respect to which appraisal or dissenters' rights have been properly demanded in accordance with Article 13 of the Alabama Business Corporation Act ("Dissenting Shares"), or held by HomeBanc Corporation or any of its subsidiaries, in each case, other than shares held in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares"), will not be converted into BancorpSouth common stock automatically at the Effective Time of the merger. At the Effective Time, all shares of HomeBanc Corporation common stock held by HomeBanc Corporation or its subsidiaries, other than Trust Account Shares or DPC Shares, will be canceled and will cease to exist, and no BancorpSouth common stock or other consideration will be delivered in exchange for such shares. Also at the Effective Time, all shares of BancorpSouth common stock held by HomeBanc Corporation or its subsidiaries, other than Trust Account Shares or DPC Shares, will become treasury stock and all other shares of BancorpSouth common stock outstanding as of the Effective Time will remain outstanding.

         Dissenting Shares will not be converted into the right to receive, or be exchangeable for, BancorpSouth common stock. Instead, the holders of Dissenting Shares will be entitled to payment of the appraised value of the Dissenting Shares in accordance with Article 13 of the Alabama Business Corporation Act. However, if any holder of Dissenting Shares subsequently delivers a written withdrawal of their demand for appraisal, or if any holder fails to establish his or her entitlement to dissenters' rights under Article 13, the holder will forfeit the right to appraisal and his or her shares will be deemed to have been converted into the right to receive, and to have become exchangeable for, the consideration due under the Merger Agreement. See "THE SPECIAL MEETING --Dissenters' Rights."

         At the Effective Time, HomeBanc Corporation shareholders, other than those who perfect dissenters' rights, will have no further rights as HomeBanc Corporation shareholders, other than to receive the consideration to be issued to them in the merger. After the Effective Time, there will be no transfers on the stock transfer books of HomeBanc Corporation of shares of HomeBanc Corporation common stock. If, after the Effective Time, stock certificates representing shares of HomeBanc Corporation common stock are presented for transfer to SunTrust Bank, Atlanta (the "Exchange Agent"), they will be canceled and exchanged for certificates representing shares of BancorpSouth common stock as provided in the Merger Agreement.

         The Exchange Ratio will not be adjusted to reflect any change in the price of BancorpSouth common stock. BancorpSouth expects the market price of BancorpSouth common stock to fluctuate due to market factors beyond its control between the date of this Prospectus Supplement/Proxy Statement and the date on which the merger is completed and thereafter. Since the Exchange Ratio is fixed and the market price of BancorpSouth common stock is expected to fluctuate and may decrease, the implied market value of BancorpSouth common stock that HomeBanc Corporation shareholders will receive in the merger may increase or decrease prior to completion of the merger. For further information concerning the historical market prices of BancorpSouth common stock and HomeBanc Corporation common stock, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS." BancorpSouth cannot assure you that the market price of BancorpSouth common stock will not decrease before or after the Effective Time. However, HomeBanc Corporation may terminate the Merger Agreement if the price of BancorpSouth common stock drops so substantially that it triggers the termination clause in
Section 9.1(h) of the Merger Agreement (which is described in this document at "THE MERGER AGREEMENT -- Termination of the Merger Agreement").

         If, prior to the Effective Time, shares of BancorpSouth common stock are changed into a different number or class of shares due to any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend is declared on the shares of BancorpSouth common stock with a record date prior to the Effective Time, the Exchange Ratio will be adjusted accordingly.

BACKGROUND OF THE MERGER

         Over the past two years, the HomeBanc Corporation Board spent much time considering how best to approach challenges of the future and to meet the responsibility of maximizing shareholder value. The HomeBanc Corporation Board expected that a number of key officers and directors of HomeBanc Corporation would retire within the next few years and that competitive pressures in the banking industry would force HomeBanc Corporation to continue to reduce its costs in order to remain competitive. Additionally, the HomeBanc Corporation Board considered it necessary to provide more liquidity to HomeBanc Corporation shareholders.

         During late 1997, management of HomeBanc Corporation received unsolicited inquiries from two financial institutions, each of which expressed an interest in pursuing a possible business combination with HomeBanc Corporation. After representatives of these two financial institutions met with management of HomeBanc Corporation, the HomeBanc Corporation Board decided that both offers were inadequate. In early 1998, management of HomeBanc Corporation met with representatives of a third financial institution that planned to establish branch locations in The Home Bank's market. Subsequently, management of this third financial institution and management of HomeBanc Corporation decided a business combination between these two companies would not be in their best interest.

         After a presentation to the HomeBanc Corporation Board, on May 13, 1998, the HomeBanc Corporation Board engaged the independent investment advisory firm of Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") to assist the HomeBanc Corporation Board in establishing a reasonable value of HomeBanc Corporation and to assist the HomeBanc Corporation Board in soliciting expressions of interest regarding a business combination with HomeBanc Corporation. Following its engagement, Sheshunoff contacted 23 financial institutions (including BancorpSouth) to solicit expressions of interest in acquiring HomeBanc Corporation. Sheshunoff was familiar with BancorpSouth, and BancorpSouth had indicated an interest in expansion. Two of the 23 financial institutions contacted by Sheshunoff, including BancorpSouth, responded positively to such solicitation.

         On August 10, 1998, representatives of Sheshunoff contacted Mr. Aubrey
B. Patterson, Chairman and Chief Executive Officer of BancorpSouth, to determine BancorpSouth's interest in pursuing a possible business combination with HomeBanc Corporation. The parties discussed the banking industry generally and the business and operating philosophies of their respective companies. At the conclusion of the conversation, BancorpSouth agreed to meet with management of HomeBanc Corporation in Guntersville, Alabama on August 14, 1998 to discuss the possibility of a business combination involving the issuance of a fixed number of shares of BancorpSouth common stock with an aggregate market value at that time of about $39.5 million. On August 14, 1998, Mr. Patterson, Mr. L. Nash Allen, Jr., Mr. Michael W. Weeks and Mr. Harry R. Baxter of BancorpSouth flew to Guntersville, Alabama and made a presentation to representatives of the HomeBanc Corporation Board. The presentation was general in nature and consisted primarily of an introduction to BancorpSouth.

         On August 28, 1998, Sheshunoff informed BancorpSouth that the HomeBanc Corporation Board was interested in continuing its discussions with BancorpSouth and would permit BancorpSouth to perform a due diligence review of HomeBanc Corporation upon the submission of a statement of interest, which would contain a range of proposed prices. BancorpSouth proposed a business combination involving the issuance of a fixed number of shares of BancorpSouth common stock having an aggregate market value of approximately $39.5 million. Management of HomeBanc Corporation communicated to BancorpSouth that this proposal was inadequate, and BancorpSouth subsequently increased its offer to approximately 2,100,000 shares of BancorpSouth common stock worth an aggregate value at that time of about $43 million.

         Upon completion of the due diligence review by BancorpSouth and following receipt of the increased offer from BancorpSouth, the HomeBanc Corporation Board decided to engage in further discussions with BancorpSouth. This decision was based principally on the economics of the proposed transaction, the perceived cultural fit between the two organizations and BancorpSouth's reputation as a community-oriented financial institution.

         Between October 21, 1998 and November 4, 1998, representatives of BancorpSouth and HomeBanc Corporation engaged in discussions and negotiations with respect to the Merger Agreement and Stock Option Agreement between BancorpSouth and HomeBanc Corporation.

         On October 26, 1998, the HomeBanc Corporation Board held a special meeting to consider the proposed transaction with BancorpSouth. At this meeting, a representative of Sheshunoff, via teleconference, and HomeBanc Corporation's legal counsel outlined the terms and conditions of the proposed transaction. Legal counsel advised the HomeBanc Corporation Board of its fiduciary duties to the shareholders of HomeBanc Corporation in the context of evaluating the terms of the transaction. A representative of Sheshunoff summarized its findings with respect to the financial analysis and investigation of BancorpSouth, explained the financial terms of the proposed transaction with BancorpSouth and discussed in detail the methodologies and considerations underlying its analysis. Sheshunoff then delivered its oral opinion as to the fairness, from a financial point of view, of the consideration that the shareholders of HomeBanc Corporation would receive in the transaction. Members of the HomeBanc Corporation Board asked management of HomeBanc Corporation, legal counsel and Sheshunoff various questions regarding the proposed transaction. These questions included the anticipated tax effects, the exercise price in the Stock Option Agreement, termination rights in the event of a decline in the BancorpSouth stock price, the regulatory application process and the timing of the transaction. The HomeBanc Corporation Board then deliberated upon the merits of the transaction. Thereafter, the HomeBanc Corporation Board approved the merger, the Merger Agreement and the Stock Option Agreement with certain changes regarding the exercise price in the Stock Option Agreement and termination rights in the event of a significant decline in the price of BancorpSouth common stock.

         On October 28, 1998, the Board of Directors of BancorpSouth approved the Merger Agreement, the Stock Option Agreement and the merger. On November 4, 1998, both parties executed the Merger Agreement and the Stock Option Agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

         BancorpSouth's Board of Directors believes that the market areas of HomeBanc Corporation and The Home Bank are comparable to certain of BancorpSouth's existing market areas. In addition, it believes that economies of scale and cost savings available through combining administrative functions and increased competitiveness resulting from combined marketing efforts and budgets should significantly enhance the operations and financial results of BancorpSouth and BancorpSouth Bank. In addition, the BancorpSouth Board believes that the merger should strengthen the ability of The Home Bank (as a part of BancorpSouth Bank) to compete and be successful in its existing markets since BancorpSouth Bank offers services that are not currently available to customers of The Home Bank and possesses technology that is not currently possessed by The Home Bank.

         As previously noted, the HomeBanc Corporation Board deliberated and approved the Merger Agreement at a meeting of the HomeBanc Corporation Board held on October 26, 1998. In reaching its determination to approve and adopt the Merger Agreement, the HomeBanc Corporation Board consulted with HomeBanc Corporation's management and financial and legal advisors, and considered a number of factors. The following is a discussion of the information and factors considered by the HomeBanc Corporation Board in reaching this determination. This discussion is not intended to be exhaustive, but includes all of the material factors considered by the HomeBanc Corporation Board. In the course of its deliberations with respect to the merger, the HomeBanc Corporation Board discussed the anticipated impact of the merger on HomeBanc Corporation, HomeBanc Corporation shareholders and various other constituencies. The HomeBanc Corporation Board did not identify any material disadvantages expected to result from the merger during these discussions. In reaching its determination to approve and recommend the merger, the HomeBanc Corporation Board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual members of the HomeBanc Corporation Board may have given differing weights to different factors.

         The following includes the material factors that were considered by the HomeBanc Corporation Board:

         1. Its review, based in part on presentations by HomeBanc Corporation's management and financial advisor, of:

                  (i) the business, operations, technology, dividends, financial condition and earnings of BancorpSouth on an historical and a prospective basis and of the combined company on a pro forma basis,

                  (ii) the historical stock price performance of BancorpSouth common stock, and

                  (iii) the potential impact on the market value of BancorpSouth common stock following the merger;

         2. The resulting relative interests of HomeBanc Corporation shareholders in the common stock of the combined companies following the merger;

         3. The fact that the merger would allow HomeBanc Corporation shareholders to become shareholders in a well-capitalized company, whose stock is traded on the New York Stock Exchange with sufficient trading volume to provide liquidity for shareholders;

         4. The presentations of Sheshunoff to the HomeBanc Corporation Board, the financial information reviewed by Sheshunoff at the meeting of the HomeBanc Corporation Board held on October 26, 1998, and the oral opinion of Sheshunoff rendered on October 26, 1998, in which Sheshunoff opined that, as of October 26, 1998 and based upon and subject to the procedures followed, assumptions made, matters considered and limitations on the analyses undertaken, the calculation of the exchange ratio provided in the Merger Agreement was fair, from a financial point of view, to HomeBanc Corporation shareholders (see " -- Fairness Opinion");

         5. The process conducted by HomeBanc Corporation's management and financial advisor in exploring and determining the potential value which could be realized by HomeBanc Corporation shareholders in a business combination transaction (which included contacting the bank holding companies determined to be the most likely to be interested in, and financially and otherwise capable of, engaging in a business combination transaction with HomeBanc Corporation and The Home Bank, reviewing the terms of the proposals received from such bank holding companies and determining that the indicated value of the exchange ratios in the BancorpSouth proposal was higher as of September 1, 1998 than the indicated values of the per share consideration offered in other submitted proposals) (see " -- Background of the Merger");

         6. The terms of the Merger Agreement and the merger, including the amount and form of consideration to be received by HomeBanc Corporation shareholders in the merger, and the expectation that the merger will be a tax-free transaction to HomeBanc Corporation, HomeBanc Corporation shareholders and BancorpSouth to the extent HomeBanc Corporation shareholders receive shares of BancorpSouth common stock;

         7. The current and prospective economic and competitive environment facing the financial services industry generally, and HomeBanc Corporation in particular, including the continuing consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiency, remaining competitive and capitalizing on technological developments;

         8. Its review, based in part on the presentations of Sheshunoff, of alternatives to the merger for enhancing shareholder value, the range of possible values to HomeBanc Corporation shareholders obtainable through implementation of such alternatives and the timing and likelihood of actually achieving such value;

         9. The belief of the HomeBanc Corporation Board that alternatives to the merger were not likely to result in greater value for HomeBanc Corporation shareholders than the value to be realized in the merger based upon the HomeBanc Corporation Board's review and consideration of, among other variables relating to the ability to continue to generate revenue growth, improved profitability and superior stockholder returns on a stand-alone basis and the availability of attractive acquisition opportunities for HomeBanc Corporation;

         10. The general impact that the merger could be expected to have on the constituencies served by HomeBanc Corporation, including its customers, employees and communities;

         11. The anticipated cost savings, operating efficiencies and opportunities for revenue enhancement available to the combined companies from the merger, and the likelihood of the foregoing being achieved following consummation of the merger;

         12. The fact that Mr. J. R. Kimsey, President of HomeBanc Corporation, and W. Lee Matthews, Guntersville City President of The Home Bank, would serve in the management of the branch locations of BancorpSouth Bank in the Marshall County, Alabama area following the merger, and that the directors and officers of HomeBanc Corporation might otherwise be deemed to have interests in the merger other than their interests generally as HomeBanc Corporation shareholders (see " -- Interests of Certain Persons in the Merger"); and

         13. The terms of the Stock Option Agreement between BancorpSouth and HomeBanc Corporation, including the risk that the Stock Option Agreement might discourage third parties from offering to acquire HomeBanc Corporation by increasing the cost of such an acquisition while recognizing that the execution of the Stock Option Agreement was a condition to BancorpSouth's willingness to enter into the Merger Agreement (see "THE MERGER AGREEMENT -- Stock Option Agreement").

         BASED ON A THOROUGH EVALUATION OF THESE FACTORS, THE HOMEBANC CORPORATION BOARD BELIEVES THE MERGER IS IN THE BEST INTERESTS OF HOMEBANC CORPORATION AND HOMEBANC CORPORATION SHAREHOLDERS. THE HOMEBANC CORPORATION BOARD UNANIMOUSLY RECOMMENDS THAT HOMEBANC CORPORATION SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

FAIRNESS OPINION

         HomeBanc Corporation retained Sheshunoff to provide its opinion of the fairness, from a financial viewpoint, of the consideration to be received by the shareholders of HomeBanc Corporation in connection with the Merger Agreement with BancorpSouth. As part of its investment banking business, Sheshunoff regularly engages in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The HomeBanc Corporation Board retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions. On October 26, 1998, Sheshunoff rendered its oral opinion that, as of such date, the consideration to be received under the Merger Agreement was fair, from a financial point of view, to HomeBanc Corporation shareholders. Sheshunoff rendered its written Fairness Opinion Letter ("Opinion Letter") as of January 4, 1999.

         The full text of Sheshunoff's Opinion Letter, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Annex C to this Prospectus Supplement/Proxy Statement. HomeBanc Corporation shareholders are urged to read Sheshunoff's Opinion Letter carefully and in its entirety. Sheshunoff's Opinion Letter is addressed to the HomeBanc Corporation Board, and does not constitute a recommendation to any HomeBanc shareholder as to how such shareholder should vote at the HomeBanc Corporation special meeting.

         In connection with its Opinion Letter, Sheshunoff:

         1.       Reviewed the Merger Agreement;

         2. Reviewed certain publicly available financial statements and regulatory information concerning BancorpSouth and HomeBanc Corporation, respectively;

         3. Reviewed certain internal financial statements and other financial and operating data of HomeBanc Corporation provided to Sheshunoff by HomeBanc Corporation's management;

         4. Reviewed the reported market prices and trading activity for BancorpSouth common stock;

         5. Discussed the past and current operations, financial condition and future prospects of HomeBanc Corporation with its executive management;

         6. Compared HomeBanc Corporation and BancorpSouth from a financial point of view with certain other banking companies that Sheshunoff deemed to be relevant;

         7. Compared the financial performance of BancorpSouth and the market prices and trading activity of BancorpSouth common stock with that of certain other indices of publicly traded equity securities;

         8. Analyzed the net present value of the after-tax cash flows HomeBanc Corporation could produce through the year 2003 based on assumptions provided by management;

         9. Reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions in the southeastern United States and in Alabama; and

         10. Performed such other analyses and reviews as Sheshunoff deemed appropriate.

         In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff did not assume any responsibility for independent verification of such information. With respect to internal confidential financial projections provided by HomeBanc Corporation, Sheshunoff assumed that such projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the future financial performance of HomeBanc Corporation and did not independently verify the validity of such assumptions. Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of HomeBanc Corporation, nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of HomeBanc Corporation. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowance is, in the aggregate, adequate to cover such losses.

         With respect to BancorpSouth, Sheshunoff relied solely upon publicly available data regarding BancorpSouth's financial condition and performance. Sheshunoff did not meet with or discuss this publicly available information with the management of BancorpSouth. Sheshunoff did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of BancorpSouth, was not furnished with any evaluations or appraisals, and did not review any individual credit files of BancorpSouth.

         Sheshunoff's Opinion Letter is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of December 31, 1998.

         In connection with rendering its Opinion Letter, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an Opinion Letter is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration to be received by HomeBanc Corporation shareholders is to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of HomeBanc Corporation.

         In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of HomeBanc Corporation. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, Sheshunoff's analyses should not be viewed as determinative of the opinions of the HomeBanc Corporation Board and management with respect to the value of HomeBanc Corporation.

         The following is a summary of the analyses performed by Sheshunoff in connection with its opinion dated as of January 4, 1999. The following discussion contains financial information concerning HomeBanc Corporation and BancorpSouth as of September 30, 1998 and market information as of December 11, 1998.

         ANALYSIS OF SELECTED TRANSACTIONS. Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in Alabama and in the southeastern United States, with comparable characteristics to the merger. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

         The first set of comparable transactions (the "State Transactions") consisted of a group of comparable transactions based upon the geographical market area of Alabama for which pricing data was available. The State Transactions specifically consisted of eight mergers and acquisitions of banks located in Alabama with assets less than $250 million which sold for stock between October 1, 1997 and December 31, 1998. The analysis yielded multiples of the State Transactions' purchase price relative to:

         1. Book value ranging from 2.10 times to 3.46 times with an average of 2.61 times and a median of 2.53 times (compared with the implied multiples in the merger of 2.51 times September 30, 1998 book value for HomeBanc Corporation);

         2. Last 12 months earnings ranging from 16.7 times to 32.0 times with an average of 23.5 times and a median of 23.1 times (compared with the implied multiples in the merger of 22.4 times last 12 months earnings as of September 30, 1998 for HomeBanc Corporation);

         3. Total assets ranging between 24.4% and 45.6% with an average of 29.4% and a median of 27.4% (compared with the implied multiples in the merger of 23.7% of September 30, 1998 total assets for HomeBanc Corporation); and

         4. Total deposits ranging from 27.9% to 54.4% with an average of 34.4% and a median of 32.6% (compared with the implied multiples in the merger of 27.3% of deposits as of September 30, 1998 for HomeBanc Corporation).

         The second set of comparable transactions (the "Southeastern Transactions") consisted of a narrowly defined group of comparable transactions based upon the profitability, asset size and geographical market area of HomeBanc Corporation for which pricing data is available. The Southeastern Transactions specifically consisted of 80 mergers and acquisitions of banks in the Southeast with total assets less than $250 million and which sold for stock between October 1, 1997 and December 31, 1998. The analysis yielded multiples of the Southeastern Transactions' purchase price relative to:

         1. Book value ranging from 1.28 times to 5.59 times with an average of 2.96 times and a median of 2.85 times (compared with the multiples implied in the merger of 2.51 times September 30, 1998 book value for HomeBanc Corporation);

         2. Last 12 months earnings ranging from 12.4 times to 59.7 times with an average of 24.8 times and a median of 22.8 times (compared with the multiples implied in the merger of 22.4 times last 12 months earnings as of September 30, 1998 for HomeBanc Corporation);

         3. Total assets ranging between 13.3% and 60.6% with an average of 29.4% and a median of 28.2% (compared with the multiples implied in the merger of 23.7% of September 30, 1998 total assets for HomeBanc Corporation); and

         4. Total deposits ranging from 15.0% to 68.5% with an average of 34.2% and a median of 33.3% (compared with the multiples implied in the merger of 27.3% of deposits as of September 30, 1998 for HomeBanc Corporation).

         DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future after-tax cash flow streams that HomeBanc Corporation could produce through the year 2003, under various circumstances, assuming that it performed in accordance with the earnings/return projections of management.

         Sheshunoff estimated the terminal value for HomeBanc Corporation at the end of 2003 by applying multiples of earnings ranging from 10 times to 22 times to the final period projected earnings. Sheshunoff then discounted the annual cash flow streams, defined as all earnings in excess of that required to maintain a tangible equity to asset ratio of 7.0%, and the terminal value using discount rates ranging from 13.0% to 17.0%. The discount range was chosen to reflect different assumptions regarding the required rates of return of HomeBanc Corporation and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $15.20 per share to $29.64 per share based on 1,333,685 fully-diluted shares outstanding, compared to the value of the consideration to be received under the Merger Agreement for HomeBanc Corporation of $28.42 per share, based on the consideration to be received under the Merger Agreement of $37,898,700 as of December 31, 1998.

         Sheshunoff also performed a cash flow analysis using an estimated terminal value for HomeBanc Corporation at the end of 2003 by applying multiples of book value ranging from 1.50 times to 2.80 times to the final period projected equity. Sheshunoff then discounted the annual cash flow streams, defined as all earnings in excess of that required to maintain a tangible equity to tangible asset ratio of 7.0%, and the terminal value using discount rates ranging from 13.0% to 17.0%. The discount range was chosen to reflect different assumptions regarding the required rates of return of HomeBanc Corporation and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $13.39 per share to $22.14 per share based on 1,333,685 fully-diluted shares outstanding, compared to the value of the consideration to be received under the Merger Agreement for HomeBanc Corporation of $28.42 per share, based on the consideration to be received under the Merger Agreement of $37,898,700 as of December 31, 1998.

         COMPARABLE COMPANY ANALYSIS. Sheshunoff compared selected stock market results of BancorpSouth to the publicly available corresponding data of other composites which Sheshunoff deemed to be relevant, including SNL Securities, L.P.'s ("SNL") index of all publicly traded banks, the SNL index of banks with assets between $1.0 billion and $5.0 billion and the S&P 500. Results from indexing the SNL's index of all publicly traded banks, the SNL index of banks with assets between $1.0 billion and $5.0 billion, the S&P 500 and BancorpSouth's stock from January 1, 1997 to December 31, 1998 revealed that BancorpSouth's stock price generally performed as well as the price movements of the SNL index of all publicly traded banks and the S&P 500. Although BancorpSouth's stock price has exhibited some recent weakness relative to the indices utilized in this analysis, this weakness is not material to the fairness of the Exchange Ratio as of January 4, 1999.

         No company or transaction used in the comparable company and comparable transaction analyses is identical to HomeBanc Corporation, BancorpSouth or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of HomeBanc Corporation and BancorpSouth, and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

         COMPENSATION OF FINANCIAL ADVISOR. Pursuant to an engagement letter dated May 15, 1998, between HomeBanc Corporation and Sheshunoff, HomeBanc Corporation agreed to pay Sheshunoff a fee based on the consideration received by HomeBanc Corporation as a result of the merger calculated according to the following schedule:

         1.       1% of the Merger Consideration up to $46,000,000;

         2. 1.25% of the Merger Consideration greater than $46,000,000 but less than $50,000,000; and

         3.       1.5% of the Merger Consideration greater than $50,000,000.

         HomeBanc Corporation also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Sheshunoff.

REGULATORY APPROVAL

         Consummation of the merger is conditioned on a number of things, including the receipt of approvals by the following governmental authorities (the "Requisite Regulatory Approvals"): the Federal Deposit Insurance Corporation (the "FDIC"), the Mississippi Department of Banking and Consumer Finance, and the Alabama Banking Department. The Board of Governors of the Federal Reserve System (the "Federal Reserve") has waived its notification filing requirements with respect to the merger.

         As a state non-member bank, BancorpSouth Bank must file an application with the FDIC for approval of the merger pursuant to Sections 18(c) and 18(d) of the Federal Deposit Insurance Act. The FDIC may disapprove the application if it finds that the merger tends to create or result in a monopoly, substantially lessen competition or would be in restraint of trade. BancorpSouth Bank filed such application with the FDIC on December 11, 1998. Following approval of the application by the FDIC, the United States Department of Justice has between 15 and 30 calendar days to submit any adverse comments relating to competitive factors resulting from the merger. Such approval is expected to be obtained from the FDIC on or about ______________, 1999, and the waiting period is expected to have expired by ______________, 1999.

         BancorpSouth must file an application with the Mississippi Department of Banking and Consumer Finance for approval of the Bank Merger. BancorpSouth filed such application on ______________, 1999. Approval of the Bank Merger by the Mississippi Department of Banking and Consumer Finance is expected to be received following approval of the Merger Agreement by HomeBanc Corporation shareholders.

         HomeBanc Corporation and BancorpSouth also must file an application with the Alabama Banking Department for approval of the merger. Such application consists primarily of providing to the Alabama Banking Department a copy of the application filed with the FDIC and executed originals of certain documents required for completion of the merger. Such application was provided to the Alabama Banking Department on ______________, 1999. Approval of the merger by the Alabama Banking Department is expected to be received following approval of the Merger Agreement by HomeBanc Corporation shareholders.

ACCOUNTING TREATMENT

         BancorpSouth intends to account for the merger as a pooling of interests under generally accepted accounting principles. The merger is conditioned upon BancorpSouth receiving a letter from each of its and HomeBanc Corporation's independent certified public accountants that the merger will qualify for pooling of interests accounting treatment. The unaudited pro forma financial information included in this Prospectus Supplement/Proxy Statement reflects the merger using the pooling of interests method of accounting. See "SUMMARY -- Comparative Unaudited Per Share Data" and "SELECTED FINANCIAL DATA."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to HomeBanc Corporation shareholders who hold HomeBanc Corporation common stock as a capital asset. The summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to shareholders subject to special treatment under U.S. federal income tax law (such as non-U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired HomeBanc Corporation common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold HomeBanc Corporation common stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the merger under applicable foreign, state or local laws. HOMEBANC CORPORATION SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF POTENTIAL CHANGES TO APPLICABLE TAX LAW.

         HomeBanc Corporation's obligation to consummate the merger is conditioned upon the receipt of an opinion of Bradley Arant Rose & White LLP, special counsel to HomeBanc Corporation, and BancorpSouth's obligation to consummate the merger is conditioned upon the receipt of an opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, special counsel to BancorpSouth. Each of these opinions, to be dated the date on which the merger is completed, are to address the same U.S. federal income tax consequences listed below and as further described under the caption "THE MERGER AGREEMENT -- Conditions to the Merger." These opinions were rendered on the basis of facts, representations and assumptions set forth or referred to in such opinions which are consistent with the expected state of facts existing at the Effective Time. In rendering these opinions, such counsel have required and relied upon representations and covenants, including those contained in certificates of officers of HomeBanc Corporation and BancorpSouth. The opinions are to the effect that, for U.S.
federal income tax purposes:

         1. The merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

         2. No gain or loss will be recognized by BancorpSouth or HomeBanc Corporation as a result of the merger;

         3. No gain or loss will be recognized by HomeBanc Corporation shareholders who exchange all of their respective common stock solely for BancorpSouth common stock pursuant to the merger (except with respect to cash received in lieu of a fractional share interest in BancorpSouth common stock); and

         4. The aggregate tax basis of the BancorpSouth common stock received by HomeBanc Corporation shareholders who exchange all of their respective shares of HomeBanc

                  Corporation common stock solely for BancorpSouth common stock pursuant to the merger will be the same as the aggregate tax basis of HomeBanc Corporation common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         Neither of the tax opinions to be delivered to the parties in connection with the merger are binding on the Internal Revenue Service (the "IRS") or the courts. The parties do not intend to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusions reflected in such opinions or that a court will not sustain such challenge.

         Generally, cash received by a HomeBanc Corporation shareholder in lieu of a fractional share interest in BancorpSouth common stock will be treated as received in redemption of such fractional share interest, and such HomeBanc Corporation shareholder should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of HomeBanc Corporation common stock treated as redeemed. Such gain or loss should be a long-term capital gain or loss if the holding period for shares of HomeBanc Corporation common stock is greater than one year at the Effective Time. Generally, in the case of individual shareholders, such capital gain will be taxed at a maximum rate of 20% (10%, if the gain would be taxed at 15% if it were treated as ordinary income) if such shareholder's holding period is more than one year. The holding period of a share of BancorpSouth common stock received in the merger (including a fractional share interest deemed received and redeemed as described above) will include the holder's holding period in HomeBanc Corporation common stock surrendered in exchange for BancorpSouth common stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of management of HomeBanc Corporation and the HomeBanc Corporation Board may be deemed to have certain interests in the merger that are in addition to their interests as shareholders generally. The HomeBanc Corporation Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the merger.

         In particular, Mr. J. R. Kimsey, currently the President of HomeBanc Corporation, will become chairman of the local community bank advisory board of BancorpSouth Bank in the Guntersville, Alabama area after the merger. Mr. Kimsey has entered into an employment agreement with BancorpSouth Bank that is effective upon completion of the merger. The employment agreement provides for a term of one year. The employment agreement also provides that Mr. Kimsey will receive an annual salary of $142,000 and will be eligible for a discretionary bonus. In his employment agreement, Mr. Kimsey has agreed that he will not compete with BancorpSouth Bank within a specified area.

         Mr. W. Lee Matthews, currently the Guntersville City President of The Home Bank, also entered into an employment agreement with BancorpSouth Bank that is effective upon the completion of the merger. Mr. Matthews will become community bank president of BancorpSouth Bank in the Guntersville, Alabama area after the merger. The employment agreement provides for a term of two years. Mr. Matthews will receive an annual salary of $100,000 with the possibility of a discretionary bonus while employed by BancorpSouth Bank. He also agreed in his employment agreement that he will not compete with BancorpSouth within a specified area.

         HomeBanc Corporation has entered into employee retention agreements with five employees, including Mr. J. R. Kimsey and Mr. W. Lee Matthews, whereby each employee will receive a cash payment if such employee continues his or her employment with HomeBanc Corporation through completion of the merger.

         Directors and executive officers of HomeBanc Corporation will receive shares of BancorpSouth common stock in the merger on the same basis as other HomeBanc Corporation shareholders. The following chart shows the number of shares of BancorpSouth common stock that may be issued to directors and executive officers of HomeBanc Corporation in the merger:

         Beneficial ownership by executive officers and directors
         of HomeBanc Corporation and the Home Bank as of
         _____________, 1999...........................................  401,847

         Shares of BancorpSouth common stock to be received at
         the Effective Time (based on such beneficial ownership).......  632,805

         Certain members of the management and boards of directors of HomeBanc Corporation and The Home Bank, respectively, have certain interests under the Merger Agreement regarding indemnification and the continuation of employee benefits.

         C. Larimore Whitaker, a partner at Bradley Arant Rose & White LLP, special counsel to HomeBanc Corporation, owns 888 shares of HomeBanc Corporation common stock and is a brother of J. Mack Whitaker, a director of each of HomeBanc Corporation and The Home Bank.

COMPARISON OF RIGHTS OF SHAREHOLDERS

         At the Effective Time, HomeBanc Corporation shareholders will automatically become BancorpSouth shareholders (except for those shareholders who exercise Dissenters' Rights). BancorpSouth is a Mississippi corporation governed by provisions of the Mississippi Business Corporation Act, the amended and restated articles of incorporation of BancorpSouth and the bylaws of BancorpSouth. HomeBanc Corporation is an Alabama corporation governed by provisions of the Alabama Business Corporation Act, the articles of incorporation of HomeBanc Corporation and the bylaws of HomeBanc Corporation. See "COMPARISON OF RIGHTS OF SHAREHOLDERS."

RESTRICTIONS ON RESALES BY AFFILIATES

         The shares of BancorpSouth common stock issuable to HomeBanc Corporation shareholders upon consummation of the merger have been registered under the Securities Act of 1933 (the "Securities Act"). Such securities may be traded freely without restriction by those shareholders who are not deemed to be "affiliates" of HomeBanc Corporation or BancorpSouth, as that term is defined in the rules promulgated under the Securities Act.

         Shares of BancorpSouth common stock received by those HomeBanc Corporation shareholders who are deemed to be affiliates of HomeBanc Corporation at the time of the HomeBanc Corporation special meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted thereunder. Securities and Exchange Commission (the "SEC") guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines also indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is consummated and ending when financial results covering at least 30 days of post-merger operations of the combined companies have been published.

         HomeBanc Corporation has agreed in the Merger Agreement to use its reasonable best efforts to cause each person who is an affiliate (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the merger for pooling of interests accounting treatment) to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and to preserve the ability of the merger to be accounted for as a pooling of interests.

         BancorpSouth has agreed in the Merger Agreement to use its best efforts to publish financial results covering at least 30 days of post-merger combined operations, as contemplated by Accounting Series Release No. 135 issued by the SEC, as soon as practical after such financial results are available.

                              THE MERGER AGREEMENT


         The following summary of certain terms and provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated into this document by reference and, with the exception of certain exhibits and schedules thereto, is attached as Annex A to this Prospectus Supplement/Proxy Statement.

EXCHANGE OF CERTIFICATES

         BancorpSouth will deposit with the Exchange Agent, certificates representing the shares of BancorpSouth common stock (collectively, the "BancorpSouth Certificates") and cash to be paid in lieu of fractional shares to which a holder of certificates formerly representing HomeBanc Corporation common stock (the "HomeBanc Corporation Certificates") would otherwise be entitled based on the Exchange Ratio (such cash and BancorpSouth Certificates, together with any dividends or distributions with respect thereto, the "Exchange Fund").

         Within three business days after the date on which the Effective Time occurs, the Exchange Agent will mail to each holder of record of a HomeBanc Corporation Certificate a form letter of transmittal for use in exchanging such shareholder's HomeBanc Corporation Certificates for consideration due under the Merger Agreement. Upon surrender of a HomeBanc Corporation Certificate for exchange and cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of a HomeBanc Corporation Certificate will be entitled to receive the number of whole shares of BancorpSouth common stock and cash for any fractional shares to which such holder has become entitled pursuant to the Merger Agreement. BancorpSouth will pay to each HomeBanc Corporation shareholder who would otherwise be entitled to a fractional share of BancorpSouth common stock (after taking into account all HomeBanc Corporation Certificates delivered by such shareholder) an amount in cash to be paid in lieu of fractional shares (without interest) determined by multiplying such fraction by the last sale price of BancorpSouth common stock as reported on the New York Stock Exchange at the close of trading on the trading day immediately preceding the Effective Time. HomeBanc Corporation Certificates so surrendered will immediately be canceled. No interest will be paid or accrued on any cash to be paid upon such surrender, whether in lieu of fractional shares of BancorpSouth common stock or with respect to unpaid dividends or distributions thereon.


         HOMEBANC CORPORATION SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

         Any part of the Exchange Fund that remains unclaimed by HomeBanc Corporation shareholders for 12 months after the Effective Time will be paid to BancorpSouth. After such time, HomeBanc Corporation shareholders may look only to BancorpSouth for unpaid dividends and distributions on HomeBanc Corporation common stock deliverable in respect of each share of HomeBanc Corporation common stock held by such shareholder, in each case, without interest thereon. None of HomeBanc Corporation, BancorpSouth or the Exchange Agent, or any other person, will be liable to any former HomeBanc Corporation shareholder for any amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         If any HomeBanc Corporation Certificate is lost, stolen or destroyed, BancorpSouth can require the holder to give an affidavit of that fact and to post a bond in an amount that BancorpSouth or the Exchange Agent may direct as indemnity against any claim that may be made with respect to such HomeBanc Corporation Certificate. Upon making such affidavit and/or posting such bond, the Exchange Agent will issue the consideration due under the Merger Agreement.

         No dividends or other distributions with respect to BancorpSouth common stock declared after the Effective Time and payable to BancorpSouth shareholders of record will be paid to the holder of any unsurrendered HomeBanc Corporation Certificate until the holder thereof surrenders such HomeBanc Corporation Certificate. After the proper surrender of a HomeBanc Corporation Certificate, the record holder of the certificate will receive any such dividends or other distributions, without any interest thereon, which such holder would have received if he had exchanged his HomeBanc Corporation Certificate immediately after the Effective Time.

CONDITIONS TO THE MERGER

        The obligations of HomeBanc Corporation and BancorpSouth to complete the merger are subject to the satisfaction (or waiver, where legally allowed), at or prior to the Effective Time, of a number of conditions, which are set forth in the Merger Agreement. These conditions include:

         1. Approval of the Merger Agreement by HomeBanc Corporation shareholders;

         2.       Receipt of the Requisite Regulatory Approvals;

         3. The absence of any legal prohibition to completion of the merger;

         4. The accuracy of the parties' representations and performance of the parties' obligations under the Merger Agreement; and

         5.       Receipt of the required tax opinions.

         The obligation of BancorpSouth to complete the merger is also conditioned upon BancorpSouth receiving pooling letters from KPMG LLP, certified public accountants for BancorpSouth, and Schauer, Taylor, Cox and Edwards, P.C., certified public accountants for HomeBanc Corporation, dated as of the Effective Time that the merger may be accounted for using the pooling of interests method of accounting.

         Further, the obligation of HomeBanc Corporation to complete the merger is conditioned upon receipt by HomeBanc Corporation of an opinion from Alex Sheshunoff & Co. Investment Banking to the effect that as of the date of the opinion and based upon and subject to the matters set forth in the opinion, the merger is fair to HomeBanc Corporation shareholders from a financial point of view. See "THE MERGER -- Fairness Opinion."

         The parties cannot guarantee that the Requisite Regulatory Approvals will be obtained or that all of the other conditions precedent to the merger will be satisfied or, where legally permitted, waived by the party permitted to do so.

TERMINATION OF THE MERGER AGREEMENT

         The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the merger by HomeBanc Corporation shareholders, as set forth in the Merger Agreement, including by mutual consent of BancorpSouth and HomeBanc Corporation. In addition, the Merger Agreement may be terminated by either party if:

         1. A governmental entity issues a final order prohibiting the merger or (subject to a 60 day waiting period) rejects an application for a Requisite Regulatory Approval;

         2.       The merger is not consummated on or before June 30, 1999;

         3.       HomeBanc Corporation shareholders fail to approve the merger;
                  or

         4. The other party materially breaches its representations or covenants set forth in the Merger Agreement and fails to cure that breach within the prescribed time limit.

         BancorpSouth may terminate the Merger Agreement if:

         1. The HomeBanc Corporation Board has withdrawn or changed in a manner adverse to BancorpSouth its approval of the merger, or its recommendation to HomeBanc Corporation shareholders that such shareholders approve the Merger Agreement and the merger; and

         2. BancorpSouth's and HomeBanc Corporation's independent certified public accountants do not deliver the pooling letters to BancorpSouth.

         HomeBanc Corporation may terminate the Merger Agreement if the price of BancorpSouth common stock declines so substantially that it triggers the termination clause in Section 9.1(h) of the Merger Agreement. The termination clause consists of a detailed formula. This formula provides that the termination right will be triggered when the average closing price of BancorpSouth common stock for the 20 consecutive full trading days ending at the close of trading on the day on which BancorpSouth receives the FDIC's approval for consummation of the merger declines:

         1. 25% below $20.50 (the closing price of BancorpSouth common stock on November 4, 1998); or

         2. 15% below $20.50 and if the quotient of the above 20 day average divided by $20.50 is at least 15% less than the quotient of the SNL Southeastern Bank Index's banks' and bank holding companies' average closing price for the day when the FDIC approves the merger divided by the average closing price of the index's banks and bank holding companies on November 4, 1998.

         HomeBanc Corporation must also notify BancorpSouth of its decision to terminate the Merger Agreement within three days after BancorpSouth receives the FDIC's approval of the merger to exercise the above termination clause.

         In the event of termination of the Merger Agreement pursuant to its terms, the Merger Agreement will become void and have no effect, except with respect to the parties' obligations regarding confidential information and expenses as set forth in the Merger Agreement. Termination also will not relieve or release a breaching party from liability or damages for its willful breach of the Merger Agreement.

CONDUCT OF BUSINESS PRIOR TO THE MERGER AND OTHER COVENANTS

         In the Merger Agreement, HomeBanc Corporation agreed that, except as expressly contemplated or permitted by the Merger Agreement or the Stock Option Agreement or with the prior written consent of BancorpSouth, HomeBanc Corporation and its subsidiaries will carry on their businesses in the ordinary course consistent with past practice. Each of the parties also agreed to refrain from engaging in, or permitting its subsidiaries to engage in, certain activities which are described in the Merger Agreement.

         HomeBanc Corporation has agreed to refrain from:

         1. Declaring or paying any dividends on, or making other distributions in respect of, any of its capital stock during any period (except that HomeBanc Corporation may declare and pay regular quarterly cash dividends of $0.18 per share with usual and regular record and payment dates in accordance with past practice);

         2.       Issuing or acquiring its capital stock;

         3. Issuing any options or other securities convertible into or exchangeable for its capital stock;

         4.       Amending its articles of incorporation or bylaws;

         5.       Making any capital expenditure in excess of $100,000;

         6.       Entering into any new line of business;

         7.       Engaging in a material acquisition of another business;

         8. Taking any action intended or reasonably expected to result in any of its representations and warranties in the Merger Agreement being or becoming untrue, or in any of the conditions to the merger set forth in the Merger Agreement not being satisfied;

         9. Changing its methods of accounting in effect December 31, 1997, except as required by changes in generally accepted accounting principles or regulatory accounting principles;

         10. Adopting or amending any employee benefit plan or compensation arrangement;

         11. Taking any action that would disqualify the merger as a pooling of interests;

         12. Entering into any loans in an original principal amount in excess of $2,000,000;

         13. Incurring any indebtedness other than in the ordinary course of business consistent with past practice;

         14. Filing any application to relocate or terminate the operations of any of its or its subsidiaries' banking offices;

         15. Taking any action or entering into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval;

         16. Disposing of any material assets other than in the ordinary course of business consistent with past practice; or

         17. Entering into, renewing, amending or terminating any material contract.

         In addition, HomeBanc Corporation agreed that, prior to the Effective Time, it will not authorize or permit any of its officers, directors, employees or agents to, directly or indirectly, solicit, initiate, facilitate, encourage or participate in any inquiries, proposals, discussions or negotiations relating to a tender or exchange offer, merger, consolidation or other business combination involving HomeBanc Corporation or the acquisition of a substantial portion of its capital stock or assets (a "Takeover Proposal"). HomeBanc Corporation agreed to immediately cease and terminate any existing activities, discussions or negotiations previously conducted with any parties other than BancorpSouth with respect to any Takeover Proposal, and to notify BancorpSouth immediately if it receives any Takeover Proposal, inquiry or request for information. HomeBanc Corporation also agreed to promptly inform BancorpSouth in writing of all of the relevant details with respect to any Takeover Proposal or request for information, including the material terms and conditions and the identity of the person or group making such request or proposal. Additionally, HomeBanc Corporation agreed to keep BancorpSouth fully informed of the status and details of any such request or Takeover Proposal.

         HomeBanc Corporation further agreed that it would not provide third parties with any nonpublic information relating to any such Takeover Proposal. It may, however, communicate information about any such Takeover Proposal to its shareholders if, in the judgment of the HomeBanc Corporation Board, such communication is required under applicable law. In addition, HomeBanc Corporation may, and may authorize and permit its officers, directors, employees or agents to, provide or cause to be provided such information and participate in such discussions or negotiations if the HomeBanc Corporation Board has determined that the failure to do so could cause the members of the HomeBanc Corporation Board to breach their fiduciary duties under applicable laws.

         The Merger Agreement also contains certain other agreements relating to the conduct of the parties prior to the Effective Time, including, among other things, those requiring each party:

         1. To apply for and obtain all consents and approvals required to consummate the merger;

         2. Except for privileged or confidential information, to afford to the other party and its representatives access during normal business hours to all of such party's information concerning its business, properties and personnel as such other party may reasonably request;

         3. To cause each director, executive officer and other person who is an "affiliate" of such party for purposes of Rule 145 under the Securities Act and for purposes of qualifying the merger for pooling of interests accounting treatment, to deliver to the other party to the merger a written agreement intended to ensure compliance with the Securities Act (in the case of HomeBanc Corporation affiliates) and to preserve the ability of the merger to be accounted for as a pooling of interests; and

         4. To take all actions required to comply with any legal requirements to consummate the merger.

         HomeBanc Corporation also agreed to call and hold a special shareholders meeting and, through the HomeBanc Corporation Board, to recommend for approval to its shareholders the Merger Agreement and the merger.

         BancorpSouth also agreed that employees of HomeBanc Corporation and The Home Bank ("HomeBanc Employees") will be eligible to participate in BancorpSouth's employee benefit plans in a manner comparable to that of similarly situated employees of BancorpSouth or BancorpSouth Bank. Prior service with HomeBanc Corporation will be treated as service with BancorpSouth, except to the extent that such treatment would result in a duplication or increase in benefits. Prior service with HomeBanc Corporation and The Home Bank will be treated as service for vesting purposes for both 401(k) and pension benefits, but not for accrual of pension benefits or 401(k) eligibility. HomeBanc Employees are to be given credit for amounts paid under an employee benefit plan period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of BancorpSouth's employee benefit plan.

         At the Effective Time, BancorpSouth and its subsidiaries are to assume and honor all employment, severance and other compensation agreements and arrangements existing prior to November 4, 1998 between HomeBanc Corporation and The Home Bank and any director, officer or employee thereof that were disclosed to BancorpSouth. The parties also agreed to cooperate and take all reasonable actions after the Effective Time to merge any employee benefit plan of HomeBanc Corporation that is intended to be qualified under Section 401(a) of the Code into BancorpSouth's appropriate tax-qualified retirement plan so that the merger of such plan satisfies the requirements of Section 414(l) of the Code. HomeBanc Corporation's employee benefit plan will not be merged into BancorpSouth's appropriate tax-qualified retirement plan if HomeBanc Corporation's plan is not fully funded under Section 412 of the Code and Section 302 of the Employee Retirement Income Security Act of 1974, as amended, or if the merger of the plan would jeopardize the tax-qualified status of a BancorpSouth plan.

         In addition, BancorpSouth agreed to provide indemnification to the officers, directors and employees of HomeBanc Corporation to the full extent permitted by law from and after the Effective Time and to provide, for three years after the Effective Time, directors' and officers' liability insurance for the directors and officers of HomeBanc Corporation to the maximum extent available at an annual premium not to exceed 125% of the amount expended by HomeBanc Corporation as of the date of the Merger Agreement. BancorpSouth also agreed to cause the shares of BancorpSouth common stock to be issued in the merger to be approved for listing on the New York Stock Exchange.

AMENDMENT OF THE MERGER AGREEMENT; WAIVER; EXPENSES

         Subject to compliance with applicable law, the Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the HomeBanc Corporation shareholders approve the merger. However, after any approval of the Merger Agreement by HomeBanc Corporation shareholders, there may not be, without further approval of such shareholders, any amendment of the Merger Agreement which reduces the amount or changes the form of the consideration due under the Merger Agreement. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of BancorpSouth and HomeBanc Corporation.

         Prior to the Effective Time, BancorpSouth and HomeBanc Corporation may extend the time for the performance of any of the obligations or other acts of the other party to the Merger Agreement, waive any inaccuracies in the representations or warranties of the other party contained in the Merger Agreement or waive compliance with any of the agreements or conditions of the other party contained in the Merger Agreement.

         Each party to the Merger Agreement will bear all expenses incurred by it in connection with the Merger Agreement and the merger.

STOCK OPTION AGREEMENT

         Concurrently with the execution of the Merger Agreement, BancorpSouth and HomeBanc Corporation executed and delivered the Stock Option Agreement, which granted to BancorpSouth an option (the "Option") to purchase from HomeBanc Corporation up to 166,448 shares of HomeBanc Corporation common stock (the "Option Shares") at an exercise price of $25.00 per share. This number of shares is subject to adjustment in certain circumstances, but in no event is the number of shares to exceed 11.09653% of the shares of HomeBanc Corporation common stock outstanding immediately prior to exercise of the Option. HomeBanc Corporation approved and entered into the Stock Option Agreement as an inducement to BancorpSouth to enter into the Merger Agreement. The Stock Option Agreement is included as Annex D to this Prospectus Supplement/Proxy Statement. This description is qualified in its entirety by reference to the full text of such agreement.

         The Stock Option Agreement is intended to increase the likelihood that the merger will be completed. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or at any other time prior to the Effective Time be interested in acquiring all of or a significant interest in HomeBanc Corporation from considering or proposing such an acquisition. The acquisition of HomeBanc Corporation other than by BancorpSouth could cause the Option to become exercisable. The existence of the Option could significantly increase the cost to a potential acquirer of acquiring HomeBanc Corporation compared to its cost had the Stock Option Agreement and the Merger Agreement not been entered into. Such increased cost might discourage a potential acquirer from considering or proposing an acquisition or might result in a potential acquirer proposing to pay a lower per share price to acquire HomeBanc Corporation than it might otherwise have proposed to pay. The exercise or repurchase of the Option may prohibit any other acquirer of HomeBanc Corporation from accounting for an acquisition thereof using the pooling of interests accounting method for a period of two years.

         The number of shares of HomeBanc Corporation common stock subject to the Option will be increased or decreased, as appropriate, to the extent that additional shares of HomeBanc Corporation common stock are either (1) issued or otherwise become outstanding after November 4, 1998 or (2) redeemed, repurchased, retired or otherwise cease to be outstanding after November 4, 1998, such that, after such issuance, the number of Option Shares will continue to equal 11.09653% of the shares of HomeBanc Corporation common stock then issued and outstanding. In the event of any change in, or distributions in respect of, the number of shares of HomeBanc Corporation common stock that would be prohibited by the Merger Agreement, the type and number of Option Shares purchasable upon exercise of the Option, and the option price, will also be adjusted in such a manner as will fully preserve the economic benefits of the Option.

         The Stock Option Agreement provides that BancorpSouth may exercise the Option, in whole or in part, subject to regulatory approval, if both an Initial Triggering Event (as defined in Section 2(b) of the Stock Option Agreement) and a Subsequent Triggering Event (as defined in Section 2(c) of the Stock Option Agreement) have occurred prior to the occurrence of an Exercise Termination Event (as defined in Section 2(a) of the Stock Option Agreement). BancorpSouth may exercise the Option only if BancorpSouth has sent to HomeBanc Corporation written notice of such exercise within 90 days following such Subsequent Triggering Event (subject to extension as provided in the Stock Option Agreement). The terms "Initial Triggering Event" and "Subsequent Triggering Event" generally relate to attempts by one or more third parties to acquire a significant interest in HomeBanc Corporation. Any exercise of the Option will be deemed to occur on the date such notice of exercise is sent.

         As of the date of this Prospectus Supplement/Proxy Statement, BancorpSouth is not aware that an Initial Triggering Event or Subsequent Triggering Event has occurred.

         Neither BancorpSouth nor HomeBanc Corporation may assign any of its rights and obligations under the Stock Option Agreement or the Option to any other person without the express written consent of the other party. However, if a Subsequent Triggering Event occurs prior to an Exercise Termination Event (as defined in Section 2(a) of the Stock Option Agreement), BancorpSouth, subject to the terms of the Stock Option Agreement, may assign, in whole or in part, its rights and obligations thereunder within 90 days (subject to extension to obtain necessary regulatory approvals or to avoid liability under Section 16(b) of the Exchange Act) of such Subsequent Triggering Event. BancorpSouth may not assign its rights under the Option until the date 15 days after the date on which the Federal Reserve approves an application by BancorpSouth to acquire the Option Shares except in:

         1.       A widely dispersed public distribution;

         2. A private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of HomeBanc Corporation;

         3. An assignment to a single party for the purpose of conducting a widely dispersed public distribution on BancorpSouth's behalf; or

         4.       Any other manner approved by the Federal Reserve.

         Certain rights and obligations of HomeBanc Corporation under the Stock Option Agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve is required for the acquisition by BancorpSouth of more than 5% of the outstanding shares of HomeBanc Corporation common stock. Accordingly, BancorpSouth has included or will include in its applications with the Federal Reserve a request for approval of the right of BancorpSouth to exercise its rights under the Stock Option Agreement, including its right to purchase more than 5% of the outstanding shares of HomeBanc Corporation common stock.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS


MARKET PRICES


         HOMEBANC CORPORATION

         There is no established trading market for shares of HomeBanc Corporation common stock, which is inactively traded in private transactions. Therefore, reliable information is not available about the prices at which shares of HomeBanc Corporation common stock have been bought and sold. As of _________, 1999, HomeBanc Corporation common stock was held of record by approximately 419 persons.

         BANCORPSOUTH

         BancorpSouth is listed on the New York Stock Exchange under the symbol "BXS." As of __________, 1999, BancorpSouth common stock was held of record by approximately ________ persons. The following table sets forth the high and low sale prices for BancorpSouth common stock as reported on the New York Stock Exchange since May 15, 1997 and on the Nasdaq Stock Market before May 15, 1997 for the periods indicated:

                                                          HIGH (1)      LOW (1)
                                                         ---------     ---------
1999
         First Quarter (through ____, 1999)....          $             $

1998
         First Quarter.........................          $ 24.0000     $20.62500
         Second Quarter........................            23.0625      20.31250
         Third Quarter.........................            22.4375      16.81250
         Fourth Quarter .......................            24.1875      17.59375

1997
         First Quarter.........................          $ 15.0000     $13.25000
         Second Quarter........................            14.7500      13.25000
         Third Quarter.........................            18.0000      14.50000
         Fourth Quarter........................            24.1875      17.59375

----------
(1) Adjusted to reflect a two-for-one stock split of the BancorpSouth Common Stock, effected in the form of a 100% stock dividend as of May 15, 1998.

DIVIDENDS

         The following table sets forth cash dividends declared per share of BancorpSouth common stock and HomeBanc Corporation common stock for the periods indicated. The ability of either of these companies to pay dividends to its respective shareholders is subject to certain restrictions.

BANCORPSOUTH

                                                                     DIVIDENDS
                                                                    PER SHARE(1)
                                                                    ------------
1999
         First Quarter (through ____, 1999)...................       $

1998
         First Quarter........................................       $  0.110
         Second Quarter.......................................          0.110
         Third Quarter........................................          0.110
         Fourth Quarter.......................................          0.120

1997
         First Quarter........................................       $  0.095
         Second Quarter.......................................          0.095
         Third Quarter........................................          0.095
         Fourth Quarter.......................................          0.110

----------
(1) Adjusted to reflect a two-for-one stock split of the BancorpSouth Common Stock, effected in the form of a 100% stock dividend as of May 15, 1998.

HOMEBANC CORPORATION

                                                                       DIVIDENDS
                                                                       PER SHARE
                                                                       ---------
1999
         First Quarter (through ____, 1999).......................      $

1998
         First Quarter............................................      $  0.16
         Second Quarter...........................................         0.17
         Third Quarter ...........................................         0.18
         Fourth Quarter...........................................         0.18

1997
         First Quarter............................................      $  0.12
         Second Quarter...........................................         0.13
         Third Quarter............................................         0.14
         Fourth Quarter...........................................         0.15

         Dividends paid by HomeBanc Corporation on HomeBanc Corporation common stock are at the discretion of the HomeBanc Corporation Board and are affected by certain legal restrictions on the payment of dividends as described below, HomeBanc Corporation's earnings and financial condition and other relevant factors. The current policy of HomeBanc Corporation is to pay dividends on a quarterly basis.

         There are certain limitations on the payment of dividends to HomeBanc Corporation by The Home Bank. As a state banking corporation, the amount of dividends that The Home Bank may declare in one year, without the approval of the Alabama Banking Department, is limited to the total net earnings of that year plus the two preceding years. Under applicable laws and regulations, at September 30, 1998, approximately $3,322,606 was available for payment of dividends to HomeBanc Corporation by The Home Bank.

                              HOMEBANC CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         HomeBanc Corporation's Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the information and tables which follow.

SUMMARY

         Net income for 1997 was $2,174,142, a 9.6% decrease from HomeBanc Corporation's net income of $2,404,684 in 1996. Net income for 1996 was 29.4% higher than the 1995 net income of $1,858,134. Net income per common share for 1997 was $1.63 compared to $1.81 per share for 1996 and $1.39 for 1995. Pretax income for 1997 decreased $172,491 or 5.0% from 1996 and increased $667,584 or 23.9% from 1995 to 1996.

         The decrease in net income from 1996 to 1997 is primarily due to the overall increase in salaries and employee benefits coupled with a rise in other operating expenses. The increase in net income from 1995 to 1996 was attributable primarily to the increase in interest and fees on loans.

         The first nine months of 1998 reflected net income of $1,307,234 or 26.9% less than the net income for the same period of 1997.

FINANCIAL CONDITION

         EARNING ASSETS. Average earning assets in 1997 increased $6,296,000 or 4.8% over 1996 primarily due to increase in loan volume. Average earning assets in 1996 increased by $18,424,000 or 16.2% over 1995 also due to an increase in loan volume.

         LOAN PORTFOLIO. HomeBanc Corporation's average loans for 1997 were $107,436,000, an increase of 10.9% over $96,920,000 in average loans for 1996.
Loan growth for 1997 was primarily funded from deposit growth. The most significant loan growth was in real estate loans and commercial loans. Real estate loans increased by $4,973,000 or 8.9% over 1996. Commercial loans increased by $5,041,000 or 21.0% over 1996. Average loans for 1996 increased by $19,303,000 over 1995, an increase of 24.9%. The increase in ending balances from 1996 to 1997 and 1995 to 1996 was consistent with the increase in average balances.

         INVESTMENT PORTFOLIO. HomeBanc Corporation's average investment securities portfolio decreased by $1,830,000 or 5.7% from 1996 to 1997. The 1996 average investment securities portfolio increased by $762,000 over 1995, an increase of 2.4%.

         HomeBanc Corporation maintains an investment strategy of seeking portfolio yields within acceptable risk levels, as well as providing liquidity. HomeBanc Corporation maintains two classifications of investment securities:
"Held to Maturity" and "Available for Sale." The "Available for Sale" securities are carried at fair market value. At year-end 1997, net unrealized gains in the investment portfolio amounted to $268,000. At the end of 1996, the investment portfolio had net unrealized gains of $57,000.

         DEPOSITS. HomeBanc Corporation's average deposits increased $4,874,000 or 4.6% from 1996 to 1997. Average deposits increased $15,106,000 or 16.8% from 1995 to 1996. From year-end 1996 to year-end 1997, total deposits increased $3,371,000 or 2.6%. The largest portion of growth during 1997 was in time deposits less than $100,000 which increased $5,580,000 or 13.3% from year-end 1996. From 1996 to 1997 interest-bearing transaction deposits increased $1,712,000 or 12.3%, savings deposits decreased $2,950,000 or 9.9%, time deposits of less than $100,000 increased

$5,580,000 or 13.3% and time deposits of $100,000 or more and open time deposits decreased $1,950,000 or 7.8%.

         CAPITAL RESOURCES. Stockholders' equity increased $1,573,000 or 12.5% to $14,191,000 as of December 31, 1997, compared with $12,618,000 at the end of 1996 and $10,810,000 at the end of 1995. Net income for fiscal year ended 1997 less dividends to shareholders of $721,000, issuance of treasury stock ($20,000) and an increase in unrealized gains on "Available for Sale" securities ($99,000) accounted for the increase in stockholders' equity during 1997. As of September 30, 1998, stockholders' equity had increased to $15,089,000 due primarily to net earnings of $1,307,000, an increase of $258,000 in unrealized gains on available for sale securities and less dividends to shareholders of $680,000.

BALANCE SHEET MANAGEMENT

         LIQUIDITY MANAGEMENT. Liquidity is the ability of a company to convert assets into cash without significant loss and to raise funds by increasing liabilities. Liquidity management involves having the ability to meet day-to-day cash flow requirements of its customers, whether they are depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs.

         The primary function of asset/liability management is not only to assure adequate liquidity in order for HomeBanc Corporation to meet the needs of its customer base, but to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities so that HomeBanc Corporation can profitably deploy its assets. Both assets and liabilities are considered sources of liquidity funding and both are, therefore, monitored on a daily basis.

         The asset portion of the balance sheet provides liquidity through loan repayments and sales and maturities of investment securities. Additional sources of liquidity are prepayments from mortgage-backed securities in the investment portfolio.

         The liability portion of the balance sheet provides liquidity through various interest-bearing and noninterest-bearing deposit accounts. At year-end 1997, HomeBanc Corporation had $6,000,000 of federal funds available and a line of credit from The Federal Home Loan Bank in the amount of approximately $19,271,000 available to meet liquidity needs.

RESULTS OF OPERATIONS

         NET INTEREST INCOME. Net interest income is the principle component of a financial institution's income stream and represents the spread between interest and fee income generated from earning assets and the interest expense paid on deposits. The following discussion is on a fully taxable equivalent basis.

         Net interest income for 1997 increased $407,000 or 5.1% over 1996, $857,000 or 12.0% in 1996 over 1995. The increase in net interest income from 1996 to 1997 was primarily due to the increase in total loans. The increase in the net interest income from 1995 to 1996 was also attributable to an increase in total loans.

         Interest income increased $626,000 or 4.7% in 1997 from 1996, and increased $1,056,000 or 8.5% in 1996 from 1995. Interest income produced by the loan portfolio increased $891,000 or 8.0% in 1997 from 1996 and increased $1,156,000 or 11.5% in 1996 from 1995. Interest income on investment securities decreased $132,000 or 6.3% from 1996 to 1997 and increased $40,000 or 1.9% from 1995 to 1996. Other interest income decreased by $133,000 or 81.1% from 1996 to 1997. This was due to an 81.6% decrease in the average balance of federal funds sold in 1997 as compared to 1996.

         Total interest expense increased by $219,000 or 4.0% in 1997 from 1996 and increased $199,000 or 3.8% in 1996 from 1995. The interest expense increase from 1996 to 1997 and from 1995 to 1996 was primarily due to increases in interest-bearing time deposits.

         The trend in net interest income is commonly evaluated in terms of average rates using the net interest margin and the interest rate spread. The net interest margin, or the net yield on earning assets, is computed by dividing fully taxable equivalent net interest income by average earning assets. The interest rate spread represents the difference between the average yield on average earning assets and the average rate paid for all funds used to support those earning assets including both interest-bearing and noninterest-bearing sources. The net interest margin increased 2 basis points in 1997 to 6.09% from 6.07% for 1996. The net interest spread increased 14 basis points from 5.12% for 1996 to 5.26% for 1997. The net cost of funds, defined as interest expense divided by average earning assets, decreased 3 basis points from 4.10% in 1996 to 4.07% in 1997.

         The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing sources of funds. The interest rate spread eliminates the impact of noninterest bearing funds and gives a direct perspective on the effect of market interest rate movements. During recent years, the net interest margins and interest rate spreads have been under intense pressure to maintain historical levels, due in part to tax laws that discouraged investment in tax-exempt securities and intense competition for funds with non-bank institutions. As a result of lower market interest rates during 1997, the interest rate spread increased 14 basis points from 1996 to 1997. Changes in market interest rates during 1996 resulted in an interest rate spread decrease of 11 basis points from 1995.

         ALLOWANCE FOR LOAN LOSSES. Lending officers are responsible for the ongoing review and administration of each loan. They make the initial identification of loans which present some difficulty in collection or where there is an indication that the probability of loss exists. Lending officers are responsible for the collection efforts on a delinquent loan. Senior management is informed of the status of delinquent and problem loans on a monthly basis.

         Senior management makes recommendations monthly to the board of directors as to charge-offs. Senior management reviews the allowance for possible loan losses on a monthly basis. HomeBanc Corporation's policy is to discontinue interest accrual when payment of principal and interest is 90 days or more in arrears.

         The allowance for possible loan losses represents management's assessment of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. Management analyzes the loan portfolio to determine the adequacy of the allowance for possible loan losses and the appropriate provisions required to maintain a level considered adequate to absorb anticipated loan losses. In assessing the adequacy of the allowance, management reviews the size, quality and risk of loans in the portfolio. Management also considers such factors as loan loss experience, the amount of past due and nonperforming loans, specific known risk, the status and amount of nonperforming assets, underlying collateral values securing loans, current and anticipated economic conditions and other factors which affect the allowance for potential credit losses.

         While it is HomeBanc Corporation's policy to charge off in the current period the loans in which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

         Management of HomeBanc Corporation believes that the $1,401,337 as of September 30, 1998 and the $1,249,749 as of December 31, 1997 in the allowance for loan losses are adequate to absorb known risks in the portfolio. No assurance can be given, however, that adverse economic circumstances will not result in increased losses in the loan portfolio, and require greater provisions for possible loan losses in the future.

         NONPERFORMING ASSETS. Nonperforming assets include nonperforming loans and foreclosed real estate held for sale. Nonperforming loans include loans classified as nonaccrual or renegotiated. HomeBanc Corporation's policy is to place a loan on nonaccrual status when it is contractually past due 90 days or more as to payment of principal or interest. At the time a loan is placed on nonaccrual status, interest previously accrued but not collected is reversed. Interest accrued during the current year is charged against current earnings. Interest accrued during previous years is charged against the allowance for loan losses. Recognition of any interest after a loan has been placed on nonaccrual is accounted for on a cash basis.

         HomeBanc Corporation had nonperforming assets of approximately $1,286,000 at September 30, 1998 and $643,000 as of December 31, 1997.

         NONINTEREST INCOME. Noninterest income consists of revenues generated from a broad range of financial services and activities including fee-based services and profits and commissions earned through credit life insurance sales and other activities. In addition, gains or losses realized from the sale of investment portfolio securities are included in noninterest income. Total noninterest income increased by $190,000 or 22.7% for the nine months ended September 30, 1998 as compared to the same period of 1997. For the year ended December 31, 1997, total noninterest income increased $278,000 or 30.9% compared to 1996. Noninterest income for 1996 showed a decrease of $163,000 or 15.3% from 1995. The increase in noninterest income during 1997 was due primarily to a $113,000 gain on the disposal of assets realized in 1997 compared to a minimal gain of $1,000 realized in 1996.

         Fee income from service charges on deposit accounts increased $42,000 or 7.0% in 1997 following a $42,000 or 7.6% increase in 1996. Nonrecurring items of noninterest income include investment security gains and gains/losses on the disposal of other assets. Included in other noninterest income are gains/<losses> on sales of securities of $0 and <$29,000> in 1997 and 1996, respectively, and gains/<losses> on disposal of assets of $113,000 and $1,000. In 1997 HomeBanc Corporation had $170,000 of income from insurance commissions compared to $ 184,000 in 1996. The income from insurance commissions was $283,000 in 1995.

         NONINTEREST EXPENSES. Noninterest expense for 1997 increased $627,000 or 13.6% from 1996 and increased $115,000 or 2.6% in 1996 from 1995. Salaries and employee benefits in 1997 increased $255,000 or 10.0% from 1996 to a total of $2,794,000 for 1997. Salaries and employee benefits in 1996 increased $119,000 or 4.9% from 1995. The increases in 1997 and 1996 were due to the addition of executive staff and normal pay incentives. Total noninterest expenses for the nine months ended September 30, 1998, reflected an increase of $426,000 or 11.1% as compared to the same period of 1997.

         Occupancy expense increased by $32,000 or 5.5% in 1997 following an increase of $63,000 or 12.2% in 1996. Occupancy expense was higher in 1997 and 1996 due primarily to facilities expenses.

         All other noninterest expenses increased by $340,000 or 22.6% in 1997 following a $67,000 or 4.3% decrease in 1996.

EFFECTS OF INFLATION AND CHANGING PRICES

         Inflation generally increases the cost of funds and operating overhead, and to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. At the beginning of 1996, the Federal Reserve decreased interest rates 75 basis points in an effort to enhance growth in the economy through monetary policy. The prime rate remained unchanged through 1996. Until March 1997, the prime rate was 8.25%, but at that time it increased to 8.50% where it remained through the second quarter of 1998. Subsequent to the second quarter of 1998, the prime rate decreased to 7.75%. In addition, inflation affects financial institutions' cost of goods and services purchased, the cost of salaries and benefits, occupancy expense and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings and stockholders' equity. Mortgage originations and refinancings tend to slow as interest rates increase and can reduce HomeBanc Corporation's earnings from such activities.

NET INTEREST INCOME

         The following table sets forth weighted yields earned by HomeBanc Corporation on its earning assets and the weighted average rates paid on its deposits and other interest-bearing liabilities for the years indicated and certain other information:

                                                         1997                                 1996
                                           ---------------------------------     --------------------------------
                                                         Interest   Average                   Interest    Average
                                            Average      Income/    Yields/      Average      Income/     Yields/
                                            Balance      Expense     Rates       Balance      Expense      Rates
                                           ---------     --------   --------    ---------    ---------   --------
                                                                        (In thousands)
ASSETS:
Interest-earning assets:
   Loans................................   $ 107,436    $  12,062      11.23%   $  96,920    $  11,171      11.53%
   Investment securities
     Taxable............................      25,613        1,607       6.27       27,842        1,765       6.34
     Tax-exempt.........................       4,712          359       7.62        4,313          333       7.72
                                           ---------    ---------               ---------    ---------
       Total investment securities......      30,325        1,966       6.48       32,155        2,098       6.52
                                           ---------    ---------               ---------    ---------

Interest-bearing deposits in banks......          19            1       5.26           16            1       6.25
Federal funds sold......................         550           30       5.45        2,943          163       5.54
                                           ---------    ---------               ---------    ---------

     Total interest-earning assets/
       Interest income..................     138,330       14,059      10.16      132,034       13,433      10.17

Cash due from banks.....................       3,923                                4,561
Other assets............................       7,373                                4,596
Allowance for loan losses...............      (1,304)                              (1,307)
                                           ---------                            ---------
     Total assets.......................   $ 148,322                            $ 139,884
                                           =========                            =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-earning liabilities:
   Demand deposits......................   $  15,026          479       3.19    $  12,481          394       3.16
   Savings..............................      26,348          956       3.63       30,587        1,200       3.92
   Time deposits........................      68,782        3,890       5.66       62,214        3,687       5.93
   Other borrowings.....................       4,753          307       6.46        1,968          132       6.71
                                           ---------    ---------               ---------    ---------

     Total interest-bearing liabilities/
       Interest expense.................     114,909        5,632       4.90      107,250        5,413       5.05

Noninterest-bearing demand deposits.....      18,631                               18,396
Other liabilities.......................       1,378                                2,524
Shareholders' equity....................      13,404                               11,714
                                           ---------                            ---------
     Total liabilities and
       shareholders' equity.............   $ 148,322                            $ 139,884
                                           =========                            =========

Net interest earnings/net
   interest spread......................                    8,427       5.26                     8,020       5.12
Net yield on earning assets.............                                6.09                                 6.07
Taxable equivalent adjustment:
   Investment securities................                      123                                  114
   Loans................................                       39                                   52
                                                        ---------                            ---------
     Total taxable equivalent
       adjustment.......................                      162                                  166
                                                        ---------                            ---------

Net interest income.....................                $   8,265                            $   7,854
                                                        =========                            =========

RATE/VOLUME VARIANCE ANALYSIS

Taxable Equivalent Basis

                                                  Average Volume            Change in Volume               Average Rate
                                          ------------------------------   --------------------   ------------------------------
                                            1997       1996       1995     1997-96     1996-95      1997       1996       1995
                                          --------   --------   --------   --------    --------   --------   --------   --------
INTEREST-EARNING ASSETS:                                                     (In thousands)
Loans .................................   $107,436   $ 96,920   $ 77,617   $ 10,516    $ 19,303      11.23%     11.53%     12.90%
Investment securities
   Taxable ............................     25,613     27,842     27,272     (2,229)        570       6.27       6.34       6.38
   Tax exempt .........................      4,712      4,313      4,121        399         192       7.62       7.72       7.74
                                          --------   --------   --------   --------    --------
     Total investment securities ......     30,325     32,155     31,393     (1,830)        762       6.48       6.52       6.56
                                          --------   --------   --------   --------    --------

Federal funds sold ....................        550      2,943      4,600     (2,393)     (1,657)      5.45       5.54       6.61
Interest-bearing deposits in banks ....         19         16         --          3          16       5.26       6.25
                                          --------   --------   --------   --------    --------
   Total interest-earning assets ......   $138,330   $132,034   $113,610   $  6,296    $ 18,424      10.16      10.17      10.89
                                          ========   ========   ========   ========    ========

INTEREST-BEARING LIABILITIES:
Demand deposits .......................     15,026     12,481     11,158      2,545       1,323       3.19       3.16       3.99
Savings ...............................     26,348     30,587     27,619     (4,239)      2,968       3.63       3.92       5.12
Time certificates .....................     68,782     62,214     51,399      6,568      10,815       5.66       5.93       6.21
Other borrowings ......................      4,753      1,968      2,014      2,785         (46)      6.46       6.71       8.09
                                          --------   --------   --------   --------    --------
   Total interest-bearing liabilities .   $114,909   $107,250   $ 92,190   $  7,659    $ 15,060       4.90       5.05       5.66
                                          ========   ========   ========   ========    ========

Net interest income/net interest spread                                                               5.26       5.12       5.23
Net yield on earning assets ...........                                                               6.09       6.07       6.31

Net cost of funds .....................                                                               4.07       4.10       4.59

                                       Income/Expense            Variance                1997                       1996
                                  -------------------------   ----------------   ----------------------   -------------------------
                                   1997     1996     1995     1997-96  1996-95   Volume    Rate    Mix    Volume     Rate      Mix
                                  -------  -------  -------   ------   -------   -------   -----   ----   -------   -------   -----
INTEREST-EARNING ASSETS:
Loans .........................   $12,062  $11,171  $10,015   $  891   $ 1,156   $ 1,212   $(291)  $(30)  $ 2,490   $(1,063)  $(271)
Investment securities:
  Taxable .....................     1,607    1,765    1,739     (158)       26      (141)    (19)     2        36       (11)      1
  Tax exempt ..................       359      333      319       26        14        31      (5)    --        15        (1)     --
                                  -------  -------  -------   ------   -------   -------   -----   ----   -------   -------   -----
     Total investment
       securities .............     1,966    2,098    2,058     (132)       40      (110)    (24)     2        51       (12)      1
                                  -------  -------  -------   ------   -------   -------   -----   ----   -------   -------   -----

Federal funds sold ............        30      163      304     (133)     (141)     (133)     (3)     3      (110)      (49)     18
Interest bearing balances .....         1        1       --       --         1        --      --     --        --        --       1
                                  -------  -------  -------   ------   -------   -------   -----   ----   -------   -------   -----
  Total interest-earning assets   $14,059  $13,433  $12,377   $  626   $ 1,056   $   969   $(318)  $(25)  $ 2,431   $(1,124)  $(251)
                                  =======  =======  =======   ======   =======   =======   =====   ====   =======   =======   =====

INTEREST-BEARING LIABILITIES:
Demand deposits ...............   $   479  $   394  $   445   $   85   $   (51)  $    80   $   4   $  1   $    53   $   (93)  $ (11)
Savings .......................       956    1,200    1,413     (244)     (213)     (166)    (89)    11       152      (331)    (34)
Time certificates .............     3,890    3,687    3,193      203       494       389    (168)   (18)      672      (144)    (34)
Other borrowings ..............       307      132      163      175       (31)      195      (2)   (18)       (8)      (23)     --
                                  -------  -------  -------   ------   -------   -------   -----   ----   -------   -------   -----
Total interest-bearing
liabilities ...................   $ 5,632  $ 5,413  $ 5,214   $  219   $   199   $   498   $(255)  $(24)  $   869   $  (591)  $ (79)
                                  =======  =======  =======   ======   =======   =======   =====   ====   =======   =======   =====

Net interest income ...........   $ 8,427  $ 8,020  $ 7,163   $  407   $   857   $   471   $ (63)  $ (1)  $ 1,562   $  (533)  $(172)
                                  =======  =======  =======   ======   =======   =======   =====   ====   =======   =======   =====

LIABILITY AND ASSET MANAGEMENT

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

         The asset/liability committee, which consists of the president and certain officers, is charged with monitoring the liquidity and funds position of HomeBanc Corporation. The committee regularly reviews (a) the rate sensitivity position on a three-month, six-month and one-year time horizon; (b) loans to deposits ratio; and (c) average maturity for certain categories of liabilities.

         The following table represents an interest sensitivity profile for HomeBanc Corporation as of December 31, 1997. The table represents a static point in time and does not consider other variables, such as changing spread relationships or interest rate levels. "Net repricing gap" is the difference between total earning assets and total interest bearing liabilities repricing in any given period and "cumulative gap" is the sum of the net repricing gap from period to period. Since interest-bearing demand deposits and savings accounts do not reprice on a regular basis, these balances have been included in the "After 5 years and non-rate sensitive" category.

                                December 31, 1997

                                                                                     After 5 years
                                     Within 3    After 3 months    After 12 months    and Non-rate
                                      months    Within 12 months   Within 5 years      Sensitive      Total
                                      ------    ----------------   --------------      ---------      -----
                                                                   (In thousands)
EARNING ASSETS:
Loans ...........................    $ 11,247      $ 23,349           $74,885          $  4,775      $114,256
Investment securities ...........       1,693         7,169            13,680             5,695        28,237
Federal funds sold ..............         880            --                --                --           880
                                     --------      --------           -------          --------      --------
   Total earning assets .........      13,820        30,518            88,565            10,470       143,373
                                     --------      --------           -------          --------      --------

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits .......      17,921        28,147            22,511            44,362       112,941
Other borrowed funds ............       2,274           186             4,292               185         6,937
                                     --------      --------           -------          --------      --------
   Total interest-bearing
     liabilities ................      20,195        28,333            26,803            44,547       119,878
                                     --------      --------           -------          --------      --------

RATE SENSITIVITY GAP:
Net repricing gap ...............    $ (6,375)     $  2,185           $61,762          $(34,077)     $ 23,495
                                     ========      ========           =======          ========      ========
Net repricing gap as a percentage
   of total earning assets ......        (4.4)%         1.5%             43.1%            (23.8)%
                                     ========      ========           =======          ========

Cumulative gap ..................    $ (6,375)     $ (4,190)          $57,572          $ 23,495
                                     ========      ========           =======          ========
Cumulative gap as a percentage
   of total earning assets ......        (4.4)%        (2.9)%            40.2%             16.4%
                                     ========      ========           =======          ========

The above table indicates that in a rising interest rate environment, HomeBanc Corporation's earnings may be adversely affected in the 0-365 day periods where liabilities will reprice faster than assets.

DEPOSITS

         HomeBanc Corporation's primary sources of funds are interest-bearing deposits. The following table sets forth HomeBanc Corporation's deposit structure at December 31, in each of 1997 and 1996.

                                                                     December 31,
                                                                -----------------------
                                                                  1997          1996
                                                                ---------     ---------
                                                                    (In thousands)
Noninterest-bearing deposits:
    Individuals, partnerships and corporations................  $  18,925     $  18,169
    U. S. Government and states and political subdivisions....        530           464
    Certified and official checks.............................        889           732
                                                                ---------     ---------
       Total non-interest-bearing deposits....................     20,344        19,365
                                                                ---------     ---------
Interest-bearing deposits:
    Interest-bearing demand accounts..........................     15,655        13,943
    Savings accounts..........................................     26,806        29,756
    Certificates of deposit, less than $100,000...............     47,459        41,879
    Certificates of deposit, more than $100,000...............     23,021        24,971
                                                                ---------     ---------
       Total interest-bearing deposits........................    112,941       110,549
                                                                ---------     ---------
       Total deposits.........................................  $ 133,285     $ 129,914
                                                                =========     =========

         The following table presents a breakdown by category of the average amount of deposits and the average rate paid on deposits for the periods indicated:

                                                 December 31,
                                ----------------------------------------------
                                        1997                     1996
                                --------------------     ---------------------
                                             (Dollars in thousands)
                                 Amount         Rate       Amount         Rate
                                -------         ----     --------         ----
Noninterest-bearing deposits    $ 18,631        0.00%    $  18,396        0.00%
Savings deposits ...........      26,348        3.63        30,587        3.92
Time deposits ..............      68,782        5.66        62,214        5.93
Interest-bearing deposits ..      15,026        3.19        12,481        3.16
                                --------                 ---------
    Total deposits .........    $128,787                 $ 123,678
                                ========                 =========

         At December 31, 1997, time deposits greater than $100,000 aggregated approximately $23,021,000. The following table indicates, as of December 31, 1997, the dollar amount of $100,000 or more by the time remaining until maturity:

                                                December 31, 1997
                                    -------------------------------------------
                                   3 Months     3 to 12     1 to 5        Over 5
                                    or less      Months      Years        Years
                                    -------     -------     -------       -----
                                                  (In thousands)
Time certificates..............     $ 7,774     $ 9,147     $ 5,387       $ 712

ASSETS

         The management of HomeBanc Corporation considers many criteria in managing assets, including credit-worthiness, diversification and structural characteristics, maturity and interest rate sensitivity. The following table sets forth HomeBanc Corporation's interest-earning assets by category at December 31, in each of 1997 and 1996.

                                                             December 31,
                                                      --------------------------
                                                        1997              1996
                                                      --------          --------
                                                            (In thousands)
Investment securities ......................          $ 28,237          $ 30,494
Federal funds sold .........................               880             3,320
Loans:
    Real estate ............................            60,761            55,788
    Commercial and other ...................            53,495            45,788
                                                      --------          --------
       Total loans .........................           114,256           101,576
                                                      --------          --------

Interest-earning assets ....................          $143,373          $135,390
                                                      ========          ========

INVESTMENT PORTFOLIO

         HomeBanc Corporation has classified its investment securities as either held to maturity or available for sale. The classification of certain investment securities as available for sale is consistent with HomeBanc Corporation's investment philosophy of maintaining flexibility to manage the portfolio. Approximately $101,000 of unrealized gains was included in shareholders' equity related to the available for sale investment securities as of December 31, 1997.

         At year end 1997, obligations of the United States Government or its agencies and obligations of states and political subdivisions, including Fannie Mae, Freddie Mac, Ginnie Mae and Small Business Administration loans represented approximately 97% of the total investment portfolio. The following table presents the carrying amounts of HomeBanc Corporation's investment portfolio at December 31, in each of 1997 and 1996.

                                                               December 31,
                                                           ---------------------
                                                            1997          1996
                                                           -------       -------
                                                              (In thousands)
HELD TO MATURITY:
    U.S. Government and agencies ...................       $    --       $    --
    States and political subdivisions ..............         4,576         4,688
    Mortgage-backed securities .....................            --            --
                                                           -------       -------

       Total hold to maturity portfolio ............       $ 4,576       $ 4,688
                                                           =======       =======

AVAILABLE FOR SALE:
    U.S. Government and agencies ...................       $19,454       $21,275
    States and political subdivisions ..............            --            --
    Mortgage backed securities .....................         3,375         3,862
    Equity securities ..............................           832           669
                                                           -------       -------

       Total available for sale portfolio ..........       $23,661       $25,806
                                                           =======       =======

       Total investment portfolio ..................       $28,237       $30,494
                                                           =======       =======

         The following table presents the maturity distribution of the cost and estimated market value of HomeBanc Corporation's investment portfolio at December 31, 1997. The weighted average yields on these instruments are presented based on final maturity. Yields on obligations of states and political subdivisions have not been adjusted to a fully-taxable equivalent basis.

                                                          December 31, 1997
                                                 ------------------------------------
                                                Amortized    Estimated        Weighted
                                                  Cost      Market Value    Average Yield
                                                 -------      -------          ------
                                                           (In thousands)
HELD TO MATURITY:
States and political subdivision:
    Due within 1 year .....................      $ 1,145      $ 1,154            4.90%
    Due after 1 year but within 5 years ...        2,314        2,376            5.23
    Due after 5 years but within 10 years .        1,117        1,144            4.86
    Due after 10 years ....................           --           --              --
                                                 -------      -------
       Total ..............................        4,576        4,674            5.06
                                                 -------      -------

       Total investments held to maturity .      $ 4,576      $ 4,674            5.06%
                                                 =======      =======

AVAILABLE FOR SALE:
U.S. Government and agencies:
    Due within 1 year .....................      $ 7,197      $ 7,179            5.51%
    Due after 1 year but within 5 years ...       13,327       13,377            6.25
    Due after 5 years but within 10 years .        1,693        1,820            7.12
    Due after 10 years ....................          466          454            5.13
                                                 -------      -------
       Total ..............................       22,683       22,830            6.06
                                                 -------      -------

Equity Securities .........................          810          832            6.39
                                                 -------      -------

       Total investments available for sale      $23,493      $23,662            6.07%
                                                 =======      =======

       Total investments portfolio ........      $28,069      $28,336            5.90%
                                                 =======      =======

INVESTMENT POLICY

         The objective of HomeBanc Corporation's investment policy is to invest funds not otherwise needed to meet the loan demand of HomeBanc Corporation to earn the maximum return for HomeBanc Corporation, yet still maintain sufficient liquidity to meet fluctuations in HomeBanc Corporation's loan demand and deposit structure. In doing so, HomeBanc Corporation balances the market and credit risk against the potential investment return, makes investments compatible with the pledge requirements of HomeBanc Corporation's deposits of public funds, maintains compliance with regulatory investment requirements and assists the various public entities with their financing needs. HomeBanc Corporation's Board of Directors is ultimately responsible for investment policy and oversight of all security transactions, but day to day responsibility for execution rests with the designated Investment Officer. All investment transactions occurring since the previous board of directors' meeting are reviewed by the board at its next monthly meeting. Significant limitations on the investment officer's authority are imposed through the policy and all investment activity is confined to the parameters as set out under the Code of Federal Regulations, Title 12. The investment policy allows portfolio holdings to include short-term securities purchased to provide HomeBanc Corporation's needed liquidity and longer term securities purchased to generate stable income for HomeBanc Corporation during periods of interest rate fluctuations.

LOAN PORTFOLIO

         The following table sets forth the composition of HomeBanc Corporation's loan portfolio at December 31 in each of 1997 and 1996.

                                                              December 31,
                                                        ------------------------
                                                          1997            1996
                                                        --------        --------
                                                             (In thousands)
Real estate loans:
     Construction and land development .........        $  1,424        $  1,254
     Secured by residential properties .........          59,337          54,534
                                                        --------        --------
         Total real estate loans ...............          60,761          55,788
                                                        --------        --------
Commercial and industrial loans ................          28,990          23,949
Consumer loans .................................          27,521          25,532
All other loans ................................             204              51
                                                        --------        --------
         Total loans ...........................         117,476         105,320
Less:
Unearned income ................................           3,219           3,744
Allowance for loan losses ......................           1,250           1,339
                                                        --------        --------

         Net loans .............................        $113,007        $100,237
                                                        ========        ========

         The following table summarizes certain information concerning HomeBanc Corporation's loan portfolio.

                                                           December 31, 1997
                                                        ----------------------
                                                                        % of
                                                         Amount     Total Loans
                                                        --------      --------
                                                        (Dollars in thousands)
Real estate loans:
     Construction and land development .........        $  1,424          1.21%
     Secured by residential properties .........          59,337         50.51
                                                        --------      --------
         Total real estate loans ...............          60,761         51.72
                                                        --------      --------
Commercial and industrial loans ................          28,990         24.68
Consumer loans .................................          27,521         23.43
All other loans ................................             204          0.17
                                                        --------      --------
         Total loans ...........................         117,476        100.00
Less:
Unearned income ................................           3,219         (2.74)
Allowance for loan losses ......................           1,250         (1.06)
                                                        --------      --------

         Net loans .............................        $113,007         96.20%
                                                        ========      ========

         The following table sets forth maturities of HomeBanc Corporation's loan portfolio.

                                                                 December 31, 1997
                                                                     --------
                                                                  (In thousands)
Loan maturity:
     Three months or less ...................................        $ 11,778
     Over three months through 12 months ....................          23,806
     Over one year through three years ......................          73,576
     Over three years through five years ....................           3,676
     Over five years through 15 years .......................           4,622
     Over 15 years ..........................................              18
                                                                     --------
                                                                     $117,476
                                                                     ========

LOAN POLICY

         All lending activities of HomeBanc Corporation are under the direct supervision and control of the HomeBanc Corporation Board with secondary authority vested in the Board Loan Committee. The Officers Loan Committee consists of the president, vice presidents and other lending officers. The loan portfolio consists primarily of real estate, commercial, small business, residential construction and consumer installment loans. Maturity of term loans is normally limited to 20 years with periodic adjustments of interest rates. Conventional real estate loans may be made up to 80% of the appraised value or purchase cost of the real estate for no more than a 20-year term with periodic adjustments of interest rates. Installment loans are based on the earning capacity and vocational stability of the borrower.

         The HomeBanc Corporation Board at its regularly scheduled meetings reviews all new loans made the preceding month. Loans which are 30 days or more past due are reviewed monthly.

         The Loan Committee of HomeBanc Corporation reviews the loan portfolio monthly, particularly nonaccrual and renegotiated loans. Each loan officer is responsible for monitoring and collecting his or her own loan portfolio. Loan Committee review may result in a determination that a loan should be placed on a nonaccrual status for income recognition, subject to HomeBanc Corporation Board approval. In addition, to the extent that management identifies potential losses in the loan portfolio and reduces the book value of such loans through charge-offs, to their estimated collectible value, HomeBanc Corporation's policy is to classify as nonaccrual any loan on which payment of principal or interest is 90 days or more past due, where there is adequate collateral to cover principal and accrued interest and the loan is in the process of collection. No concessions are granted and late fees are collected. In addition, a loan will be classified as nonaccrual if, in the opinion of the Loan Committee, based upon a review of the borrower's or guarantor's financial condition, collateral value or other factors, payment is questionable, even though payments are not 90 days or more past due.

         When a loan is classified as nonaccrual, any unpaid interest is reversed against current income. Interest is included in income thereafter only to the extent received in cash. The loan remains in nonaccrual classification until such time as the loan is brought current, when it may be returned to accrual classification. When principal or interest on a nonaccrual loan is brought current, if in management's opinion future payments are questionable, the loan would remain classified as nonaccrual. After a nonaccrual or renegotiated loan is charged off, any subsequent payments of either interest or principal are applied first to any remaining balance outstanding, then to recoveries and lastly to income.

         The large number of consumer installment loans and the relatively small dollar amount of each makes an individual review impracticable. It is HomeBanc Corporation's policy to charge off any consumer installment loan which is past due 120 days or more.

         In addition, mortgage loans secured by real estate are placed on nonaccrual status when the mortgagor is in bankruptcy, or foreclosure proceedings are instituted. Any accrued interest receivable remains in interest income as an obligation of the borrower.

CREDIT RISK MANAGEMENT AND RESERVE FOR LOAN LOSSES

         Credit risk and exposure to loss are inherent parts of the banking business. Management seeks to manage and minimize these risks through its loan and investment policies and loan review procedures. Management establishes and continually reviews lending and investment criteria and approval procedures that it believes reflect the risk sensitive nature of HomeBanc Corporation. The loan review procedures are set to monitor adherence to the established criteria and to ensure that on a continuing basis such standards are enforced and maintained.

         Management's objective in establishing lending and investment standards is to manage the risk of loans and to provide for income generation through pricing policies.

         The loan portfolio is regularly reviewed and management determines the amount of loans to be charged-off. In addition, such factors as HomeBanc Corporation's previous loan loss experience, prevailing and anticipated economic conditions, industry concentrations and the overall quality of the loan portfolio are considered. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowances for losses on loans and real estate owned. Such agencies may require HomeBanc Corporation to recognize additions to the allowances based on their judgments about information available at the time of their examinations. In addition, any loan or portion thereof which is classified as a "loss" by regulatory examiners is charged-off.

         The reserve for loan losses is increased by provisions charged to operating expense. The reserve is reduced by charging off loans or portions of loans at the time they are deemed by management to be uncollectible and increased when loans previously charged off are recovered. The resulting reserve for loan losses is viewed by management as a single, unallocated reserve available for all loans and, in management's opinion, is adequate to provide for reasonably foreseeable potential loan losses. The risk associated with loans varies with the credit-worthiness of the borrower, the type of loan (consumer, commercial or real estate) and its maturity. Cash flows adequate to support a repayment schedule is an element considered for all types of loans. Real estate loans are impacted by market conditions regarding the value of the underlying property used as collateral. Commercial loans are also impacted by the management of the business as well as economic conditions.

         The approximate anticipated amount of loan charge-offs by category during 1998 is as follows (in thousands):

Real estate loans .................................................     $    382
Commercial and industrial loans ...................................           31
All other loans ...................................................          776
                                                                        --------
         Total.....................................................     $  1,189
                                                                        ========

         Management's estimate of charge-offs for 1998 is based upon historical data as well as the composition of the loan portfolio at December 31, 1997. Management believes the allowance for loan losses is adequate to absorb such anticipated charge-offs.

         Rules and formulas relative to the adequacy of the reserve, although useful as guidelines to management, are not rigidly applied. The reserve for loan losses was $1,401,337 as of September 30, 1998 or 1.24% of net loans outstanding. The reserve for loan losses was $1,249,749 at year end 1997, or 1.09% of loans outstanding compared to $1,338,517 or 1.32% and $1,267,152 or 1.41% at year ends 1996 and 1995, respectively.

         The following table presents data related to HomeBanc Corporation's reserve for loan losses for the periods indicated.

                                                           Nine Months           December 31,
                                                              Ended         -----------------------
                                                           Sept. 30, 1998     1997           1996
                                                             ---------      ---------      --------
                                                                    (Dollars in thousands)
Total loans:
     Average outstanding during the period ..............    $ 108,980      $ 107,436      $ 96,920
                                                             =========      =========      ========
Allowance for loan losses:
     Balance at beginning period ........................    $   1,250      $   1,339      $  1,266
Charge-offs:
     Real estate loans ..................................          381            175            28
     Installment loans ..................................          598            957           588
     Credit cards and related plans .....................           10             18            --
     Commercial and all other loans .....................           --             --           150
                                                             ---------      ---------      --------
         Total loans charged off ........................          989          1,150           766
                                                             ---------      ---------      --------

Recoveries:
     Real estate loans ..................................          123              7            --
     Installment loans ..................................          195            117           163
     Credit cards related plans .........................            3              1             1
     Commercial .........................................           --             27            --
                                                             ---------      ---------      --------
         Total recoveries ...............................          321            152           164
                                                             ---------      ---------      --------

Net (charge-offs) recoveries ............................         (668)          (998)         (602)
                                                             ---------      ---------      --------

Provision charged to income .............................          819            909           675
                                                             ---------      ---------      --------

Balance at end of period ................................    $   1,401      $   1,250      $  1,339
                                                             =========      =========      ========

Allowance for loan losses to net (charge-offs) ..........         2.10           1.25          2.22
Net (charge-offs) recoveries to average loans
    outstanding .........................................         0.61%          0.93%         0.62%
Allowance for loan losses to average loans
    outstanding .........................................         1.29           1.16          1.38

         The following table sets forth information with respect to nonperforming loans of HomeBanc Corporation on the dates indicated. Accrual of interest is discontinued when there is reasonable doubt as to the full, timely collections of interest or principal. When a loan becomes contractually past due 90 days with respect to interest or principal, it is reviewed and a determination is made as to whether it should be placed on nonaccrual status. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to principal and interest. Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

         The information provided below is as of September 30, 1998 and as of December 31 for the years indicated.

                                                         Nine Months Ended    December 31,
                                                          Sept. 30, 1998     1997      1996
                                                              ----           ----      ----
                                                                (Dollars in thousands)
Nonaccrual loans ......................................       $627           $132     $  366
Restructured loans ....................................         --             --         --
Loans past due 90 days ................................        659            511      1,186
Nonperforming loans as a percentage of net loans before
     allowance for loan losses ........................       1.14%          0.56%      1.53%
Allowance for loan losses as a percentage of
     nonperforming loans ..............................        109%           194%        86%

CAPITAL RESOURCES/LIQUIDITY

         Liquidity. Of primary importance to depositors, creditors and regulators is the ability to have readily available funds sufficient to repay fully maturing liabilities. HomeBanc Corporation's liquidity, represented by cash and cash due from banks, is a result of its operating, investing and financing activities. In order to insure funds are available at all times, HomeBanc Corporation devotes resources to projecting on a monthly basis the amount of funds which will be required and maintains relationships with a diversified customer base so funds are accessible. Liquidity requirements can also be met through short-term borrowings or the disposition of short-term assets which are generally matched to correspond to the maturity of liabilities.

         HomeBanc Corporation has a formal liquidity policy, and in the opinion of management, its liquidity levels are considered adequate. HomeBanc Corporation is not subject to any specific regulation regarding liquidity requirements imposed by regulatory authorities. HomeBanc Corporation is subject to general FDIC guidelines. Management of HomeBanc Corporation believes its liquidity ratios meet or exceed these guidelines. Management of HomeBanc Corporation does not know of any trends or demands which are reasonably likely to result in liquidity increasing or decreasing in any material matter.

         The following table sets forth liquidity ratios for the periods indicated:

                                                            December 31,
                                                    ---------------------------
                                                    1997        1996       1995
                                                    ----        ----       ----
Average loans to average deposits................   83.4%       78.4%      73.0%

CAPITAL ADEQUACY

         Capital adequacy refers to the level of capital required to sustain asset growth over time and to absorb losses. The objective of HomeBanc Corporation's management is to maintain a level of capitalization that is sufficient to take advantage of profitable growth opportunities while meeting regulatory requirements. This is achieved by improving profitability through effectively allocating resources to more profitable businesses, improving asset quality, strengthening service quality and streamlining costs. The primary measures used by management to monitor the results of these efforts are the ratios of average equity to average assets, average tangible equity to average tangible assets and average equity to net loans. The Federal Reserve has adopted capital guidelines governing the activities of bank holding companies. These guidelines require the maintenance of an amount of capital based on risk-adjusted assets so that categories of assets with potentially higher credit risk will require more capital backing than assets with lower risk. In addition, banks and bank holding companies are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments.

         The capital guidelines classify capital into two tiers, referred to as Tier I and Tier II. Under risk-based capital requirements, total capital accounts consists of Tier I capital which is generally common shareholders' equity less goodwill and Tier II capital which is primarily a portion of the allowance for loan losses and certain qualifying debt instruments. In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending primarily on the regulatory assigned levels of credit risk associated with such assets. Off-balance sheet items are considered in the calculation of risk-adjusted assets through conversion factors established by the regulators. The framework for calculating risk-based capital requires banks and bank holding companies to meet the regulatory minimums of 4% Tier I and 8% total risk-based capital. In 1990 regulators added a leverage computation to the capital requirements, comparing Tier I capital to total average assets less goodwill.


                                                                       December 31,
                                                                           1997
                                                                         --------
                                                                   (Dollars in thousands)
Capital:
Tier I capital:
     Stockholders' equity .......................................        $ 14,090
     Less disallowed intangibles ................................              --
                                                                         --------
         Total Tier I capital ...................................          14,090
Tier II capital:
     Qualifying allowance for loan losses .......................           1,250
                                                                         --------
         Total Tier II capital ..................................           1,250
                                                                         --------

Total capital ...................................................        $ 15,340
                                                                         ========

Risk-adjusted assets ............................................        $115,358
                                                                         ========

Quarterly average assets ........................................        $153,804
                                                                         ========

Ratios:
Tier I capital to risk-adjusted assets ..........................           12.21%
Tier II capital to risk-adjusted assets .........................            1.08
Total capital to risk-adjusted assets ...........................           13.30
Leverage-Tier I capital to quarterly average assets less
    disallowed intangibles ......................................            9.16

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") established five capital categories for banks and bank holding companies. The bank regulators adopted regulations defining these five capital categories in September 1992. Under these new regulations each bank is classified into one of the five categories based on its level of risk-based capital as measured by Tier I capital, total risk-based capital, and Tier I leverage ratios and its supervisory ratings.

The following table lists the five categories of capital and each of the minimum requirements for the three risk-based capital ratios.

                                        Total Risk-    Tier I Risk-
                                        Based Capital  Based Capital
                                            Ratio         Ratio        Leverage Ratio
                                            -----         -----        --------------
Well-capitalized....................    10% or above    6% or above      5% or above
Adequately capitalized..............     8% or above    4% or above      4% or above
Undercapitalized....................    Less than 8%    Less than 4%    Less than 4%
Significantly undercapitalized .....    Less than 6%    Less than 3%    Less than 3%
Critically undercapitalized.........        -----          -----         2% or less

         On September 30, 1998, HomeBanc Corporation exceeded the regulatory minimums and qualified as a well-capitalized institution under the regulations.

YEAR 2000

         The Year 2000 issue concerns the inability of certain computer and operational systems to properly perform calculations and process information containing four-digit date fields. HomeBanc Corporation has developed and implemented an enterprise-wide strategy to address and mitigate potential risks resulting from the Year 2000 issue, which encompasses the following components:

         1. Awareness. HomeBanc Corporation has recognized, defined and publicized the issues to be considered and addressed with regard to Year 2000 and potential liabilities related to date programming. A Year 2000 committee has been appointed to identify, assess and address all areas that could be affected by the Year 2000 issue.

         2. Assessment. HomeBanc Corporation has taken inventory of all systems and applications that could be affected by the Year 2000 issue. HomeBanc Corporation has identified its mainframe computer system as the most critical area. This system is furnished by a reputable third party and is used by several hundred banks nationwide. A committee of these users has monitored the progress of corrective work and has tested the master system with success. HomeBanc Corporation, in turn, has conducted and will continue to conduct tests, both on-site and at backup facilities, to insure the system as it is used by HomeBanc Corporation is fully Year 2000 compliant. Affected vendors of all other identified applications have been contacted and are being monitored until HomeBanc Corporation is satisfied that they are Year 2000 compliant.

                  Critical applications for all systems have been identified by HomeBanc Corporation's Year 2000 committee and assigned a level of priority ranging from 1 to 5. The committee will monitor Year 2000 testing, with the greatest importance being given to systems with priority levels of 1 through 3. In addition to applications, HomeBanc Corporation is conducting an aggressive review of its customer base, identifying customers whose businesses may be significantly negatively affected by Year 2000 issues. Active discussions with these customers are ongoing.

         3. Renovation. HomeBanc Corporation has and will continue to renovate or replace systems that are not Year 2000 compliant as necessary to attain full compliance prior to June 30, 1999.

         4. Validation. HomeBanc Corporation has established a plan to test its key internal systems and a plan to address any problems identified. HomeBanc Corporation is committed to complete testing as recommended by the Federal Financial Institutions Examination Council. Progress is reported regularly to the President and Board of Directors of HomeBanc Corporation.

         5. Implementation. During the implementation phase of HomeBanc Corporation's Year 2000 Plan, HomeBanc Corporation strives to insure that all systems have been verified as Year 2000 compliant and has adopted a contingency plan should mission critical systems fail compliance benchmarks.

         HomeBanc Corporation is currently in the implementation phase of its strategy and has completed most of the testing of changes made in 1997 and 1998. HomeBanc Corporation has estimated its total costs of the Year 2000 project to be between $30,000 and $35,000, of which no costs were incurred in 1997 and approximately $4,850 has been incurred year-to-date in 1998. Given the nature and scope of the project, it is not feasible at this stage to estimate the degree of success of the project. However, management of HomeBanc Corporation believes an adequate plan is in place to address the issue and the final outcome is not anticipated to have a material adverse effect on its operations.

                     INFORMATION ABOUT HOMEBANC CORPORATION

GENERAL

         HOMEBANC CORPORATION. HomeBanc Corporation was incorporated in 1983 under the laws of Alabama to serve as the holding company for The Home Bank. HomeBanc Corporation is a bank holding company registered under the Bank Holding Company Act of 1956 (the "Bank Holding Company Act") and owns all of the issued and outstanding capital stock of The Home Bank.

         As of September 30, 1998, HomeBanc Corporation had, on a consolidated basis, total assets of approximately $160.1 million, total deposits of approximately $138.7 million, total loans of approximately $111.3 million and total shareholders' equity of approximately $15.1 million.

         HomeBanc Corporation does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for The Home Bank. The primary activities of HomeBanc Corporation are to provide assistance in the management and coordination of The Home Bank's financial resources and to provide capital and public relations services for The Home Bank. The Home Bank has a board of directors separate from that of HomeBanc Corporation and operates under the day-to-day management of its own officers. The Home Bank formulates its own policies with respect to banking and business matters.

         As a bank holding company, HomeBanc Corporation is subject to regulation by the Federal Reserve in accordance with the requirements set forth in the Bank Holding Company Act and by the rules and regulations promulgated thereunder by the Federal Reserve. Certain of these rules and regulations applicable to HomeBanc Corporation are summarized in this section below.

         HomeBanc Corporation's primary source of revenues is dividends received from The Home Bank.

         THE HOME BANK. The Home Bank is an Alabama banking corporation with its main office in Guntersville, Alabama. The bank was originally chartered in 1977 under the laws of Alabama. As an Alabama banking corporation, The Home Bank is subject to regulation by the Alabama Banking Department, the Federal Reserve Bank of Atlanta and the FDIC. Certain of these rules and regulations applicable to The Home Bank are summarized in this section below.

         The Home Bank considers its primary market to be Marshall County, Alabama, which has a total population of approximately 80,000. The majority of The Home Bank's loan portfolio consists of real estate and commercial loans, while consumer deposits comprise the majority of The Home Bank's deposit base. As of September 30, 1998, The Home Bank had total assets of approximately $160.1 million, total deposits of approximately $138.7 million, total loans of approximately $111.3 million and total shareholders' equity of approximately $15.1 million.

         The Home Bank operates from its main facility in Guntersville, Alabama and from two banking locations in Albertville, Alabama, one banking location in Arab, Alabama, one banking location in Boaz, Alabama and stand-alone ATM locations in Guntersville, Alabama and Albertville, Alabama. Other than the two ATM locations, which are leased, each of these facilities is owned by The Home Bank and, collectively, these facilities are considered by management of The Home Bank to be adequate for the operations of the bank.

         The Home Bank is a full-service commercial bank offering a wide variety of traditional banking products and services to the communities it serves, including depository services such as checking accounts, savings accounts, certificates of deposit, individual retirement accounts, commercial and retail loan products and mortgage products. The Home Bank also offers direct deposit services, wire transfer facilities, safe deposit boxes and ATM and debit cards (with access to local, state and nationwide networks). Deposits of The Home Bank are insured by the FDIC.

         VALLEY FINANCE, INC. Valley Finance, Inc. is an Alabama corporation and a wholly-owned sub-prime consumer finance subsidiary of The Home Bank. Valley Finance was formed by The Home Bank in 1991 to engage in the consumer finance business and capitalize on the need for additional financing alternatives in The Home Bank's primary markets. As an operating subsidiary of The Home Bank and a consumer finance company doing business in Alabama, Valley Finance is subject to regulation by the Alabama Banking Department. Certain of the rules and regulations applicable to Valley Finance are summarized in this section below.

         Valley Finance primarily makes loans to persons who would not otherwise do business with The Home Bank. Many of these borrowers are less credit-worthy than typical customers of The Home Bank and this added risk is reflected in the higher rates charged to these customers generally. In addition, the loan amounts tend to be significantly smaller than the average bank loan and are renewed or restructured more frequently and have generally had a higher loss ratio. The lending activities of Valley Finance are funded primarily through loans obtained from The Home Bank and/or the sale of loan assets to The Home Bank. Loans to Valley Finance from The Home Bank are secured by a pledge of substantially all of the assets of Valley Finance to The Home Bank.

         Valley Finance considers its primary market to be Marshall County, Alabama, which has a total population of approximately 80,000. Although Valley Finance currently operates only out of its Guntersville, Alabama office, it previously had offices in Boaz, Alabama and Gadsden, Alabama. Because the Boaz and Gadsden offices did not achieve profitability benchmarks that management of Valley Finance set, these locations were sold on March 6, 1998 to First Community Credit Corporation, Blountsville, Alabama. Valley Finance's operations in Guntersville, Alabama are generally not considered branches of The Home Bank and are operated autonomously from branches of The Home Bank. As of September 30, 1998, Valley Finance had total assets of approximately $8.0 million and total loans of approximately $7.5 million.

SUPERVISION AND REGULATION

         HOMEBANC CORPORATION. HomeBanc Corporation is a bank holding company registered under the Bank Holding Company Act, and it operates one banking subsidiary, The Home Bank. As a registered bank holding company, HomeBanc Corporation is subject to supervision and regulation by the Federal Reserve under the Bank Holding Company Act. As a bank holding company, HomeBanc Corporation is required to furnish the Federal Reserve an annual report of its operations at the end of each fiscal year and to furnish such additional information as the Federal Reserve may require pursuant to the Bank Holding Company Act. The Federal Reserve may also make examinations of HomeBanc Corporation.

         The Bank Holding Company Act requires, subject to certain exceptions, every bank holding company to obtain the prior approval of the Federal Reserve:

         1. Before it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, such bank holding company will directly or indirectly own or control more than 5% of the voting shares of such bank;

         2. Before it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of a bank; or

         3. Before it may merge or consolidate with any other bank holding company.

         In addition, the Bank Holding Company Act prohibits (with specific exceptions) HomeBanc Corporation from engaging in non-banking activities or from acquiring or retaining direct or indirect control of any company engaged in nonbanking activities. The Federal Reserve by regulation or order may make exceptions for activities determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve considers whether the performance of such an activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. For example, making, acquiring or servicing loans, leasing personal property, providing certain investment or financial advice, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions by the bank holding company and certain limited insurance underwriting activities have all been determined by regulations of the Federal Reserve to be permissible activities. The Bank Holding Company Act does not place territorial limitations on permissible bank-related activities of bank holding companies. However, despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity, or terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that holding company.

         THE HOME BANK. The Home Bank is an Alabama state banking corporation and member of the Federal Reserve System. As a state member banking corporation, The Home Bank is subject to supervision by the Alabama Banking Department, the Federal Reserve Bank of Atlanta and has its deposits insured by the FDIC. The bank is regulated and subject to periodic examination by these governmental authorities, each of which imposes regulations related to reserves, investments, loans, issuance of securities, establishment of branches and other aspects of operation.

         VALLEY FINANCE, INC. As an operating subsidiary of The Home Bank, Valley Finance is subject to examination and review in the same manner that The Home Bank is by the Alabama Banking Department. In addition, Valley Finance is required to be and is licensed under provisions of the Alabama Consumer Credit Act, commonly known as the "Mini-Code." As a licensee, Valley Finance is subject to certain additional restrictions and requirements on its operations which, except for certain interest rate provisions, are not applicable to The Home Bank.

RISK-BASED CAPITAL GUIDELINES

         Under the Federal Reserve's and the FDIC's risk-based capital guidelines applicable to HomeBanc Corporation, the minimum ratio of capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. To be considered a "well capitalized" bank under the guidelines, a bank must have a total risk-based capital ratio in excess of 10%. At December 31, 1997, under these guidelines, The Home Bank was considered "well capitalized." At least half of the total capital is to be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting goodwill, and certain other adjustments ("Tier I capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock not qualifying for Tier I capital and a limited amount of loan loss reserves ("Tier II capital"). In addition, the Federal Reserve and the FDIC have adopted a minimum leverage ratio (Tier I capital to total assets) of 3%. Generally, banking organizations are expected to operate well above the minimum required capital level of 3% unless they meet certain specified criteria, including that they have the highest regulatory ratings. Most banking organizations are required to maintain a leverage ratio of 3% plus an additional cushion of at least 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance upon intangible assets. On December 31, 1997, HomeBanc Corporation had a Tier I capital ratio of 12.21%, a total risk-based capital ratio of 13.30% and a leverage ratio of 9.16%.

         Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act as well as several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements.

SOURCE OF STRENGTH

         According to Federal Reserve policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. In the event of a loss suffered or anticipated by the FDIC, either as a result of default of a banking subsidiary of HomeBanc Corporation or related to FDIC assistance provided to a subsidiary in danger of default, the banking subsidiary of HomeBanc Corporation may be assessed for the FDIC's loss, subject to certain exceptions.

         HomeBanc Corporation is regulated by the Federal Reserve. As a state member banking corporation, The Home Bank is subject to regulation by the Alabama Banking Department, the Federal Reserve Bank of Atlanta and the FDIC. Periodic examinations of HomeBanc Corporation and The Home Bank are performed by their respective regulators to monitor their compliance with applicable rules and regulations.

EMPLOYEES

         HomeBanc Corporation is a bank holding company and primarily conducts its operations through its subsidiary, The Home Bank. HomeBanc Corporation has no paid employees. Certain employees of The Home Bank conduct the business of HomeBanc Corporation, but are not specifically compensated as employees of HomeBanc Corporation. As of September 30, 1998, The Home Bank had approximately 99 full-time equivalent employees, none of whom is represented by a collective bargaining agreement. Management of The Home Bank considers its relations with such employees to be good. As of September 30, 1998, Valley Finance had approximately eight full-time equivalent employees, none of whom is represented by a collective bargaining agreement. Management of Valley Finance considers its relation with such employees to be good.

CERTAIN RELATED PARTY TRANSACTIONS

         Certain of the officers, directors and principal shareholders of HomeBanc Corporation and The Home Bank, and their affiliates, have deposit accounts and other transactions with The Home Bank, including loans in the ordinary course of business. All loans or other extensions of credit made by The Home Bank to officers, directors and principal shareholders of HomeBanc Corporation or The Home Bank and to affiliates of such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risk taken by the lender or present other unfavorable features. All loans made to executive officers and directors are believed to be in compliance with the Financial Institutions Regulatory and Interest Rate Control Act of 1978. None of such loans are categorized as nonaccrual, past due, restructured or potential problem loans. Prior to the merger, The Home Bank expects to continue to enter into transactions in the ordinary course of business on similar terms with officers, directors and principal shareholders of HomeBanc Corporation, The Home Bank and their affiliates.

LEGAL PROCEEDINGS

         HomeBanc Corporation, The Home Bank and Valley Finance are involved in routine legal proceedings occurring in the ordinary course of business that, in the aggregate, are not believed by management of these companies to be material to the consolidated financial condition and results of operation of HomeBanc Corporation.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth certain information as of ________, 1999 regarding those persons known by HomeBanc Corporation to be beneficial owners of more than 5% of the outstanding shares of HomeBanc Corporation Common stock, and the number and percentage of outstanding shares of HomeBanc Corporation Common stock beneficially owned by each director and executive officer of HomeBanc Corporation and all directors and executive officers as a group. Unless otherwise indicated, each person listed is the sole record holder of, and exercises sole voting power over, the shares listed. Percentages are computed based on 1,333,685 shares of HomeBanc Corporation Common stock eligible to vote at the HomeBanc Corporation special meeting.

                                                                                         Shares         Percentage of
           Beneficial                                                                 Beneficially          Shares
              Owner                                   Position                            Owned          Outstanding
              -----                                   --------                            -----          -----------
DIRECTORS AND EXECUTIVE OFFICERS:

Joe E. Alldredge.........................      Director (1)                                   7,780              0.58%
Larry F. Brown...........................      Director (1)                                     112              0.01
George Carnes............................      Director (1)(2)                               10,350              0.78
David Hannah.............................      Director (1)(3)(4)                            35,910              2.69
J. R. Kimsey.............................      President, Director (1)(3)                    58,427              4.38
W. Lee Matthews, Jr......................      City President, Director (1)(5)                5,910              0.44
John E. Newman...........................      Director (1)                                   4,560              0.34
Thomas W. Rankin.........................      City President, Director (1)                   2,000              0.15
Dale B. Rowe.............................      Director (1)(3)(6)                            92,970              6.97
Terry Scott..............................      Director (1)(6)                                1,420              0.11
Charles F. Veazey........................      Chairman, Director (1)(3)                     57,016              4.28
John C. Weathers.........................      Director (1)(3)(8)                            23,308              1.75
J. Mack Whitaker.........................      Director (1)(3)(9)                           102,084              7.65
All Directors and Executive Officers
as a group (13 Persons)..............................................                       401,847             30.13

5% SHAREHOLDERS:
Herbert Hannah
199 Hannah Drive
Albertville, AL 35950....................      Shareholder (10)                              80,202              6.01%
Dale B. Rowe
1835 Church Street
Boaz, AL 35957...........................      Director (1)(3)(6)                            92,970              6.97%
Robert E. Rowe
413 Apple Avenue
Albertville, AL 35950....................      Shareholder (11)                              68,904              5.17%
J. Mack Whitaker
1600 Buck Island Drive
Guntersville, AL 39576...................      Director (1)(3)(9)                           102,084              7.65%

-------------------------
(1)      Indicates Director of The Home Bank.
(2)      Includes 2,430 shares owned jointly with his spouse.
(3)      Indicates Director of HomeBanc Corporation.
(4)      Includes 18,000 shares held as custodian for his minor children.
(5)      Includes 4,710 shares owned jointly with his spouse.
(6) Includes 58,698 shares owned jointly with his spouse and 23,760 shares with his adult children.
(7)      Includes 1,420 shares owned jointly with his spouse.
(8)      Includes 6,500 shares owned jointly with his spouse.
(9)      Includes 39,738 shares owned jointly with his spouse.
(10) Mr. Hannah owns 3,000 shares individually and is the managing general partner of Hannah Partners, Ltd., a limited partnership which owns 77,202 shares.
(11) Mr. Rowe owns 59,400 shares individually, 7,128 shares jointly with his spouse, 1,188 shares jointly with his daughter and 1,188 shares jointly with his son.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS


         HomeBanc Corporation shareholders, whose rights are currently governed by HomeBanc Corporation's Articles of Incorporation and Bylaws and the Alabama Business Corporation Act, will become shareholders of BancorpSouth upon completion of the merger. As such, the rights of the former HomeBanc Corporation shareholders will thereafter be governed by BancorpSouth's Articles of Incorporation and Bylaws and the Mississippi Business Corporation Act.

         While it is impractical to summarize all of the pertinent differences, set forth below are the material differences between the rights of HomeBanc Corporation shareholders under HomeBanc Corporation's governing documents and law and the rights of BancorpSouth shareholders under BancorpSouth's governing documents and law.

CHANGE OF CONTROL

         HOMEBANC CORPORATION. The governing documents of HomeBanc Corporation do not contain provisions that provide protection against a hostile change of control.

         BANCORPSOUTH. BancorpSouth's governing documents and shareholder rights plan contain several provisions which make a change of control of BancorpSouth more difficult to accomplish without the approval of the Board of Directors of BancorpSouth, including the following:

         1. The BancorpSouth Board is divided into three classes so that approximately one-third of the directors will be subject to reelection at each annual meeting of the shareholders of BancorpSouth;

         2. BancorpSouth's Bylaws provide that a vote of at least 80% of the outstanding shares of BancorpSouth common stock is required to increase the maximum number of members of the BancorpSouth Board unless the BancorpSouth Board recommends such an increase;

         3. BancorpSouth's Articles of Incorporation provide that the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock of BancorpSouth is required in the event that the BancorpSouth Board does not recommend to BancorpSouth shareholders a vote in favor of a merger or consolidation of BancorpSouth with, or a sale or lease of all or substantially all of the assets of BancorpSouth to, any person or entity;

         4. The affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock of BancorpSouth, as well as at least 67% of the outstanding shares of voting stock of BancorpSouth not held by a person owning or controlling 20% or more of BancorpSouth's voting stock, shall be required for the approval of a merger, consolidation, or sale or lease of all or substantially all of BancorpSouth's assets with or to a Controlling Person, except in certain instances; and

         5. BancorpSouth has implemented a shareholders' rights plan (which is commonly referred to as a "poison pill") under which a common stock purchase right attaches to and trades with each share of BancorpSouth common stock (including shares of BancorpSouth common stock to be issued to HomeBanc Corporation shareholders in connection with the merger). Upon the occurrence of certain events, including the acquisition of, or tender offer for, 20% or more of the outstanding shares of BancorpSouth common stock by any person or entity, then the holders of each such purchase right (except those held by the person acquiring the shares or making the tender offer) will be entitled to purchase one share of BancorpSouth common stock at a price equal to 50% of the then current market price.

BOARD OF DIRECTORS

         HOMEBANC CORPORATION. The HomeBanc Corporation Board consists of between three and 25 members, as determined from time to time by the HomeBanc Corporation shareholders or the HomeBanc Corporation Board, and on the date of this Prospectus Supplement/Proxy Statement the HomeBanc Corporation Board consisted of six members. However, no decrease in the number of directors will terminate or shorten the term of office of any director then in office. If the HomeBanc Corporation Board increases the number of directors, a majority of the directors in office may elect the additional directors at the time of the increase. The HomeBanc Corporation shareholders will elect the additional directors at the next meeting convened for the election of directors if the HomeBanc Corporation Board has not previously elected the additional directors. Any vacancy or any new directorships may be filled by majority vote of the directors then in office of the HomeBanc Corporation Board. Each director serves a one-year term. HomeBanc Corporation shareholders elect all directors at their annual meeting. Directors of HomeBanc need not be shareholders of HomeBanc Corporation nor residents of Alabama.

         BANCORPSOUTH. The BancorpSouth Board consists of between nine and 24 members, as determined from time to time by the BancorpSouth Board, and on the date of this Prospectus Supplement/Proxy Statement consisted of 11 members. The vote of at least 80% of the outstanding shares of BancorpSouth common stock is required to increase the maximum number of members of the BancorpSouth Board unless the BancorpSouth Board recommends such an increase. Any vacancy arising from a director's early retirement from the BancorpSouth Board or an increase in the number of members of the BancorpSouth Board is to be filled by vote of the shareholders of BancorpSouth. The Bancorp South Board may fill other vacancies. The members of the BancorpSouth Board are divided into three classes, with the classes elected for staggered three-year terms. Each director of BancorpSouth must own at least $200 of par value of unencumbered shares of BancorpSouth common stock.

REMOVAL OF DIRECTORS

         HOMEBANC CORPORATION. HomeBanc Corporation's Bylaws provide that the HomeBanc Corporation Board may remove a director for cause by a majority of all directors then in office. HomeBanc Corporation shareholders entitled to vote for the election of directors of the HomeBanc Corporation Board may remove a director with or without cause.

         BANCORPSOUTH. BancorpSouth's Articles of Incorporation and Bylaws provide that a director of BancorpSouth may be removed by the affirmative vote of a majority of the entire BancorpSouth Board and by the BancorpSouth shareholders, only for cause, at a special meeting called for the purpose of removing such director.

AUTHORIZED CAPITAL STOCK

                                                           Par Value per
                                      Authorized Shares        Share
                                    --------------------  ---------------
HomeBanc Corporation...............         1,500,000          $0.10

BancorpSouth.......................       500,000,000           2.50

RIGHTS OF SHAREHOLDERS TO CALL SPECIAL MEETINGS

         HOMEBANC CORPORATION. HomeBanc Corporation's Bylaws provide that a special meeting of the HomeBanc Corporation shareholders may be called by the President of HomeBanc Corporation or the HomeBanc Corporation Board. A special meeting shall be called by the President or Secretary of HomeBanc Corporation upon the written request of a majority of the HomeBanc Corporation

Board or the written request of HomeBanc Corporation shareholders owning at least 10% of HomeBanc Corporation common stock issued, outstanding and entitled to vote. Such a request must state the purpose or purposes of the proposed meeting.

         BANCORPSOUTH. BancorpSouth's Articles of Incorporation provide that a special meeting of the BancorpSouth shareholders may be called by the Chief Executive Officer or Secretary of BancorpSouth, or by the holders of not less than a majority of the shares of BancorpSouth common stock entitled to vote at such meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

         BancorpSouth has filed with the SEC under the Securities Act a Registration Statement on Form S-4 including a Post-Effective Amendment thereto that registers the distribution to HomeBanc Corporation shareholders of the shares of BancorpSouth common stock to be issued in connection with the merger. The Registration Statement, including the attached exhibits and schedules, contain additional relevant information about BancorpSouth, HomeBanc Corporation and the BancorpSouth common stock. The rules and regulations of the SEC allow the companies to omit certain information included in the Registration Statement from this Prospectus Supplement/Proxy Statement.

         In addition, BancorpSouth files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room     New York Regional Office    Chicago Regional Office
450 Fifth Street, N.W.    7 World Trade Center        Citicorp Center
Room 1024                 Suite 1300                  500 West Madison Street
Washington, D.C. 20549    New York, New York 10048    Suite 1400
                                                      Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like BancorpSouth, which file electronically with the SEC. The address of that site is http://www.sec.gov.

         You can also inspect reports, proxy statements and other information about BancorpSouth at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The SEC allows BancorpSouth to "incorporate by reference" information into this Prospectus Supplement/Proxy Statement from documents that BancorpSouth has previously filed with the SEC. This means that BancorpSouth can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about BancorpSouth and its financial condition. The information incorporated by reference is considered to be a part of this Prospectus Supplement/Proxy Statement, except for any information that is superseded by other information that is set forth directly in this document.

         This Prospectus Supplement/Proxy Statement incorporates by reference the following documents with respect to BancorpSouth:

         1. BancorpSouth's Annual Report on Form 10-K for the year ended December 31, 1997;

         2. BancorpSouth's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

         3. BancorpSouth's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

         4. BancorpSouth's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

         5.       BancorpSouth's Current Report on Form 8-K dated May 18, 1998;

         6.       BancorpSouth's Current Report on Form 8-K dated July 10, 1998;

         7.       BancorpSouth's Current Report on Form 8-K dated September 3,
                  1998;

         8.       BancorpSouth's Current Report on Form 8-K dated January 6,
                  1998;

         9. The description of BancorpSouth common stock contained in BancorpSouth's Registration Statement on Form 8-A dated May 14, 1997; and

         10. The description of BancorpSouth Rights contained in BancorpSouth's Registration Statement on Form 8-A dated May 14, 1997.

         BancorpSouth incorporates by reference additional documents that BancorpSouth may file with the SEC between the date of this Prospectus Supplement/Proxy Statement and the date of the HomeBanc Corporation special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         BancorpSouth has supplied all information contained or incorporated by reference in this Prospectus Supplement/Proxy Statement relating to BancorpSouth and BancorpSouth Bank, as well as all pro forma financial information.

         HomeBanc Corporation has supplied all information contained in this Prospectus Supplement/Proxy Statement relating to HomeBanc Corporation and The Home Bank.

         You can obtain copies of the documents incorporated by reference in this Prospectus Supplement/Proxy Statement with respect to BancorpSouth without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus Supplement/Proxy Statement, by requesting them in writing or by telephone from BancorpSouth at the following:

                               BancorpSouth, Inc.
                              One Mississippi Plaza
                            Tupelo, Mississippi 38801
                                 (601) 680-2000
                              Attention: Secretary.

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM BANCORPSOUTH, PLEASE DO SO BY ____________________, 1999 TO RECEIVE THEM BEFORE THE HOMEBANC CORPORATION SPECIAL MEETING. You can also obtain copies of these documents from the SEC through the SEC's Internet world wide web site or at the SEC's address described in this section above.

         You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement/Proxy Statement in considering how to vote your shares at the HomeBanc Corporation special meeting. Neither BancorpSouth nor HomeBanc Corporation has authorized anyone to provide you with information that is different from the information in this document. This Prospectus Supplement/Proxy Statement is dated _______________, 1999. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this Prospectus Supplement/Proxy Statement nor the issuance of BancorpSouth common stock in the merger shall create any implication to the contrary.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This Prospectus Supplement/Proxy Statement contains certain forward-looking statements about the financial condition, results of operations and business of BancorpSouth and HomeBanc

Corporation and about the combined companies following the merger. These statements concern the cost savings, revenue enhancements and other advantages the companies expect to obtain from the merger, the anticipated impact of the merger on BancorpSouth's financial performance and earnings estimates for the combined company. These statements appear in several sections of this Prospectus Supplement/Proxy Statement, including "SUMMARY," "THE MERGER -- Reasons for the Merger" and "THE MERGER -- Fairness Opinion." Also, the forward-looking statements generally include any of the words "believes," "expects," "anticipates," "intends," "estimates," "plans" or similar expressions.

         Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of BancorpSouth and HomeBanc Corporation, and of the combined companies, may differ materially from those expressed in these forward-looking statements. Many of the factors that could influence or determine actual results are unpredictable and not within the control of BancorpSouth or HomeBanc Corporation. In addition, neither BancorpSouth nor HomeBanc Corporation intends to, nor are they obligated to, update these forward-looking statements after this Prospectus Supplement/Proxy Statement is distributed, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date. For all of these statements, BancorpSouth claims the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995.

         Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

         1. Cost savings the companies expect from the merger might not be fully realized or realized within the time frame the companies anticipate;

         2.       Revenues following the merger may be lower than expected;

         3. Loss of deposits, customers or revenues following the merger may be greater than anticipated;

         4. Competitive pressure among financial services providers in the mid-south region of the United States or in the financial services industry generally may increase significantly;

         5. Costs or difficulties related to regulatory requirements involved in combining the companies, including the subsidiary banks, may be greater than expected;

         6. Interest rates may change in such a way as to reduce the companies' margins;

         7. General economic or monetary conditions, either nationally or regionally, may be less favorable than expected, resulting in a deterioration in credit quality or a diminished demand for the companies' services and products;

         8. Changes in laws or government rules, or the way in which courts interpret these laws or rules, may adversely affect the companies' businesses; and

         9. Business conditions, inflation or securities markets may undergo significant change.

                                  LEGAL MATTERS

         Riley, Ford, Caldwell & Cork, P.A., Tupelo, Mississippi, counsel to BancorpSouth, will pass upon the validity of the shares of BancorpSouth common stock to be issued in the merger. Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee, special counsel to BancorpSouth, will pass upon certain legal matters concerning the merger on behalf of BancorpSouth. Bradley Arant Rose & White LLP, Birmingham, Alabama, special counsel to HomeBanc Corporation, will pass upon certain legal matters concerning the merger on behalf of HomeBanc Corporation.

                                     EXPERTS

         The Consolidated Financial Statements of BancorpSouth as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference in this Prospectus Supplement/Proxy Statement and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

         The Consolidated Financial Statements of HomeBanc Corporation at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this Prospectus Supplement/Proxy Statement and Registration Statement, have been audited by Schauer, Taylor, Cox & Edwards, P.C., independent certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      HOMEBANC CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS


                                    CONTENTS

                                                                   Page
                                                                   ----

SEPTEMBER 30, 1998................................................ F-2
         Accountants' Compilation Report.......................... F-2
         Consolidated Statement of Financial Condition............ F-3
         Consolidated Statements of Income........................ F-4
         Consolidated Statement of Shareholders' Equity........... F-5
         Consolidated Statements of Cash Flows.................... F-6
         Consolidated Statements of Comprehensive Income.......... F-7
         Notes to Consolidated Financial Statements............... F-8

DECEMBER 31, 1997 AND 1996........................................ F-9
         Independent Auditors' Report..............................F-9
         Consolidated Statements of Financial Condition...........F-10
         Consolidated Statements of Income........................F-11
         Consolidated Statements of Shareholders' Equity..........F-12
         Consolidated Statements of Cash Flows....................F-13
         Notes to Consolidated Financial Statements...............F-14

DECEMBER 31, 1996 AND 1995........................................F-35
         Independent Auditors' Report.............................F-35
         Consolidated Statements of Financial Condition...........F-36
         Consolidated Statements of Income........................F-37
         Consolidated Statements of Shareholders' Equity..........F-38
         Consolidated Statements of Cash Flows....................F-39
         Notes to Consolidated Financial Statements...............F-40

                     [SCHAUER, TAYLOR, COX & VISE, P.C.]








                         ACCOUNTANTS' COMPILATION REPORT

Board of Directors
HomeBanc Corporation
Guntersville, Alabama


We have compiled the accompanying consolidated statement of financial condition of HomeBanc Corporation as of September 30, 1998, and the consolidated statements of income, shareholders' equity, cash flows and comprehensive income, for the nine months ended September 30, 1998 and 1997, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying consolidated financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the consolidated financial statements, they might influence the user's conclusions about the Company's financial position, results of operations and cash flows. Accordingly, these consolidated financial statements are not designed for those who are not informed about such matters.


Birmingham, Alabama
December 8, 1998
                                 /S/ SCHAUER, TAYLOR, COX & VISE, P.C.

                  CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                      HOMEBANC CORPORATION AND SUBSIDIARIES

                               SEPTEMBER 30, 1998
                                   (UNAUDITED)

ASSETS
    Cash and due from banks........................................    $  4,639,659
    Federal funds sold.............................................       1,510,000

    Securities available-for-sale..................................      29,896,142
    Securities held-to-maturity....................................       4,030,069

    Loans..........................................................     114,160,065
    Less: Unearned income..........................................       1,455,761
          Allowance for loan losses................................       1,401,337
                                                                       ------------
          NET LOANS................................................     111,302,967

    Premises and equipment, net....................................       6,448,238
    Accrued interest...............................................       1,374,820
    Foreclosed real estate.........................................         401,287
    Other assets...................................................         532,146
                                                                       ------------
          TOTAL ASSETS.............................................    $160,135,328
                                                                       ============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
    Deposits:
       Noninterest-bearing.........................................    $ 19,876,875
       Interest-bearing............................................     118,836,209
                                                                       ------------
         TOTAL DEPOSITS............................................     138,713,084

    Other short-term borrowings....................................         227,642
    Long-term debt.................................................       4,644,200
    Accrued interest...............................................         736,817
    Other liabilities..............................................         724,592
                                                                       ------------
         TOTAL LIABILITIES........................................      145,046,335

SHAREHOLDERS' EQUITY
    Common stock - par value $.10 per share, 1,500,000
       shares authorized, 1,339,726 shares issued..................         133,973
    Capital surplus................................................       1,678,019
    Retained earnings..............................................      12,999,251
    Treasury stock, 6,174 shares at cost...........................         (81,468)
    Accumulated comprehensive income: net unrealized
       holding gains on securities available-for-sale,
       net of deferred income tax..................................         359,218
                                                                       ------------
         TOTAL SHAREHOLDERS' EQUITY................................      15,088,993
                                                                       ------------

         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY................    $160,135,328
                                                                       ============

         See accountants' compilation report and notes to consolidated financial statements

                        CONSOLIDATED STATEMENTS OF INCOME

                      HOMEBANC CORPORATION AND SUBSIDIARIES

                  NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                   (UNAUDITED)

                                                                      1998              1997
                                                                  -----------      -----------
INTEREST INCOME
    Interest and fees on loans .............................      $ 9,067,326      $ 8,852,766
    Interest and dividends on investment securities:
       Taxable securities ..................................        1,154,944        1,231,278
       Securities exempt from federal income tax ...........          159,329          178,327
    Interest on federal funds sold .........................          305,998           21,232
    Interest on deposits in banks ..........................              501              756
                                                                  -----------      -----------
       TOTAL INTEREST INCOME ...............................       10,688,098       10,284,359
                                                                  -----------      -----------

INTEREST EXPENSE
    Interest on deposits ...................................        4,459,981        3,913,422
    Interest on short-term borrowings ......................           15,464           66,217
    Interest on long-term debt .............................          244,954          149,631
                                                                  -----------      -----------
       TOTAL INTEREST EXPENSE ..............................        4,720,399        4,129,270
                                                                  -----------      -----------

Net interest income ........................................        5,967,699        6,155,089
Provision for loan losses ..................................          818,722          454,865
                                                                  -----------      -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES ........        5,148,977        5,700,224

NONINTEREST INCOME
    Service charges on deposits ............................          521,651          468,469
    Gain on sale of assets .................................           77,882           91,582
    Other operating income .................................          429,065          278,109
                                                                  -----------      -----------
       TOTAL NONINTEREST INCOME ............................        1,028,598          838,160
                                                                  -----------      -----------

NONINTEREST EXPENSES
    Salaries and employee benefits .........................        2,225,630        2,085,367
    Occupancy and equipment expense ........................          494,515          439,181
    Other operating expenses ...............................        1,529,988        1,299,366
                                                                  -----------      -----------
       TOTAL NONINTEREST EXPENSES ..........................        4,250,133        3,823,914
                                                                  -----------      -----------

Income before income taxes .................................        1,927,442        2,714,470
Provision for income taxes .................................          620,208          925,061
                                                                  -----------      -----------

NET INCOME .................................................      $ 1,307,234      $ 1,789,409
                                                                  ===========      ===========

Basic earnings per share ...................................      $      0.98      $      1.34
Basic weighted average shares outstanding ..................        1,333,315        1,332,611



         See accountants' compilation report and notes to consolidated financial statements

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                      HOMEBANC CORPORATION AND SUBSIDIARIES

                       NINE MONTHS ENDED SEPTEMBER 30,1998
                                   (UNAUDITED)

                                                                               ACCUMULATED
                               COMMON      CAPITAL    RETAINED     TREASURY   COMPREHENSIVE
                                STOCK      SURPLUS    EARNINGS       STOCK        INCOME           TOTAL
                               --------  ----------  -----------   --------     ----------    -----------
Balance at
    December 31, 1997......    $133,973  $1,670,863  $12,372,042   $(87,139)    $ 101,280     $14,191,019

Cash dividends -
    common - $.52
    per share..............                             (680,025)                (680,025)

Issuance of 430
    treasury shares........                   7,156                   5,671                        12,827

Net change in
    unrealized gains
    on securities..........                                                       257,938         257,938

Net income - 1998..........                            1,307,234                                1,307,234
                               --------  ----------  -----------   --------     ----------    -----------

BALANCE AT
    SEPTEMBER 30, 1998.....    $133,973  $1,678,019  $12,999,251   $(81,468)    $  359,218    $15,088,993
                               ========  ==========  ===========   ========     ==========    ===========










         See accountants' compilation report and notes to consolidated financial statements

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                      HOMEBANC CORPORATION AND SUBSIDIARIES

                  NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                   (UNAUDITED)

                                                                               1998               1997
                                                                           -----------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income ......................................................      $ 1,307,234       $  1,789,409
    Adjustments to reconcile net income to net cash
       provided by operating activities:
       Provision for loan losses ....................................          818,722            454,865
       Depreciation, amortization, and accretion, net ...............          203,400            138,466
       Decrease in accrued interest receivable ......................           42,735              5,089
       Increase in accrued interest payable .........................          128,376             64,888
       Other, net ...................................................         (156,483)          (466,879)
                                                                           -----------       ------------
           NET CASH PROVIDED BY OPERATING ACTIVITIES ................        2,343,984          1,985,838
                                                                           -----------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Sales (purchases) of investment securities available-for-sale ...       (5,796,884)           159,447
    Maturities of investment securities held-to-maturity ............          544,999            111,235
    Net (increase) decrease in loans to customers ...................          884,918         (9,858,130)
    Purchase of premises and equipment ..............................         (361,698)        (1,630,560)
                                                                           -----------       ------------
           NET CASH USED IN INVESTING ACTIVITIES ....................       (4,728,665)       (11,218,008)
                                                                           -----------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net decrease in demand deposits, NOW accounts,
       and savings accounts .........................................       (1,348,902)        (3,247,574)
    Net increase in certificates of deposit .........................        6,771,980          4,517,156
    Net increase (decrease) in short-term borrowings ................       (2,046,715)           715,358
    Net increase (decrease) in long-term debt .......................          (18,550)         3,299,542
    Dividends paid to shareholders ..................................         (680,025)          (520,772)
    Proceeds from issuance of stock .................................           12,827             15,348
                                                                           -----------       ------------
           NET CASH PROVIDED BY FINANCING ACTIVITIES ................        2,695,615          4,779,058
                                                                           -----------       ------------

Increase (decrease) in Cash and Cash Equivalents ....................          310,934         (4,453,112)

Cash and Cash Equivalents at Beginning of Year ......................        5,838,725          9,062,806
                                                                           -----------       ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD ..........................      $ 6,149,659       $  4,609,694
                                                                           ===========       ============
SUPPLEMENTAL DISCLOSURES

    Cash paid during the year for interest ..........................      $ 4,592,023       $  4,064,382

    Net increase in unrealized gains
       on securities available for sale .............................          429,897             92,163


         See accountants' compilation report and notes to consolidated financial statements

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                      HOMEBANC CORPORATION AND SUBSIDIARIES

                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                                   (UNAUDITED)

                                                                         1998              1997
                                                                     -----------       -----------
NET INCOME.......................................................    $ 1,307,234       $ 1,789,409

Other comprehensive income, net of tax:
    Unrealized gains on securities
       Unrealized holding gains arising during period ...........        429,897            92,163
       Less: reclassification adjustments for gains included
          in net income..........................................             -0-               -0-
                                                                     -----------       -----------
       Net unrealized gains......................................        429,897            92,163
    Income tax related to items of other comprehensive
       income....................................................       (171,959)          (36,865)
                                                                     -----------       -----------

Other comprehensive income.......................................        257,938            55,298
                                                                     -----------       -----------

COMPREHENSIVE INCOME.............................................    $ 1,565,172       $ 1,844,707
                                                                     ===========       ===========
















                See accountants' compilation report and notes to
                       consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                               SEPTEMBER 30, 1998
                                  (UNAUDITED)


NOTE A - BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ending September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 1997.


NOTE B - PENDING BUSINESS COMBINATION

On November 4, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") with BancorpSouth, Inc. ("BSI"), a Mississippi bank holding company located in Tupelo, Mississippi. The Agreement calls for the Company to become a wholly-owned subsidiary of BSI through the exchange of stock, whereby, each shareholder of the Company will receive shares of BSI based upon an exchange ratio. As of the date of the Agreement, the exchange ratio provided for 1.5747417 shares of BSI common stock in consideration of each share of the Company's common stock surrendered. The transaction is intended to qualify as a tax-free reorganization and will be accounted for using the pooling of interests method of accounting. The Agreement will be subject to normal shareholder and regulatory approvals and is expected to be consummated in the first quarter of 1999.




                      See accountants' compilation report

                     [SCHAUER, TAYLOR, COX & EDWARDS, P.C.]

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
HomeBanc Corporation and Subsidiaries
Guntersville, Alabama

We have audited the accompanying consolidated statements of financial condition of HomeBanc Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HomeBanc Corporation and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


Birmingham, Alabama
January 30, 1998                       /s/ SCHAUER, TAYLOR, COX & EDWARDS, P. C.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996

                                                                                   1997                  1996
                                                                           ------------------    ------------------
ASSETS
   Cash and due from banks.............................................    $        4,958,725    $        5,742,806
   Federal funds sold..................................................               880,000             3,320,000

   Securities available-for-sale.......................................            23,661,642            25,805,633
   Securities held-to-maturity, fair value of $4,673,983
        and $4,742,155 for 1997 and 1996, respectively.................             4,575,806             4,688,409

   Loans   ............................................................           117,475,510           105,319,381
   Less: Unearned income...............................................             3,219,154             3,743,624
         Allowance for loan losses.....................................             1,249,749             1,338,517
                                                                           ------------------    ------------------
         NET LOANS.....................................................           113,006,607           100,237,240

   Premises and equipment, net.........................................             6,296,921             4,365,235
   Accrued interest....................................................             1,417,555             1,324,293
   Foreclosed real estate..............................................               439,140                25,957
   Other assets........................................................               323,014               355,466
                                                                           ------------------    ------------------

        TOTAL ASSETS...................................................    $      155,559,410    $      145,865,039
                                                                           ==================    ==================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
   Deposits:
     Noninterest-bearing...............................................    $       20,344,302    $       19,365,454
     Interest-bearing..................................................           112,940,704           110,548,515
                                                                           ------------------    ------------------
        TOTAL DEPOSITS.................................................           133,285,006           129,913,969

   Other short-term borrowings.........................................             2,274,357               629,312
   Accrued interest....................................................               608,441               608,595
   Long-term debt......................................................             4,662,750             1,363,208
   Other liabilities...................................................               537,837               732,052
                                                                           ------------------    ------------------
        TOTAL LIABILITIES..............................................           141,368,391           133,247,136

SHAREHOLDERS' EQUITY
   Common stock, par value $.10 per share,
     1,500,000 shares authorized, 1,339,726
     shares issued as of December 31, 1997 and 1996....................               133,973               133,973
   Capital surplus.....................................................             1,670,863             1,661,595
   Retained earnings...................................................            12,372,042            10,918,640
   Treasury stock, 6,604 shares and 7,442 shares at cost
     as of December 31, 1997 and 1996, respectively....................             (87,139)              (98,192)
   Net unrealized holding gains on securities available
     for sale, net of deferred income taxes............................              101,280                  1,887
                                                                           -----------------     ------------------
        TOTAL SHAREHOLDERS' EQUITY.....................................            14,191,019            12,617,903
                                                                           ------------------    ------------------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.....................    $      155,559,410    $      145,865,039
                                                                           ==================    ==================


                 See notes to consolidated financial statements

                       CONSOLIDATED STATEMENTS OF INCOME

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                   1997                    1996
INTEREST INCOME                                                            ------------------    ------------------
   Interest and fees on loans..........................................    $       12,023,486    $       11,119,383
   Interest and dividends on investment securities:
     Taxable securities................................................             1,606,879             1,765,290
     Securities exempt from federal income taxes.......................               235,988               218,680
   Interest on federal funds sold......................................                29,886               163,016
   Interest on deposits in banks.......................................                 1,010                 1,080
                                                                           ------------------    ------------------
     TOTAL INTEREST INCOME.............................................            13,897,249            13,267,449
                                                                           ------------------    ------------------

INTEREST EXPENSE
   Interest on deposits................................................             5,325,455             5,281,115
   Interest on other short-term borrowings.............................                82,635                18,002
   Interest on long-term debt..........................................               224,445               114,059
                                                                           ------------------    ------------------
     TOTAL INTEREST EXPENSE............................................             5,632,535             5,413,176
                                                                           ------------------    ------------------

Net interest income....................................................             8,264,714             7,854,273
Provision for loan losses..............................................               909,041               674,813
                                                                           ------------------    ------------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES....................             7,355,673             7,179,460

NONINTEREST INCOME
   Service charges on deposits.........................................               639,883               597,990
   Insurance commissions...............................................               170,441               183,570
   Investment securities losses........................................                   -0-               (28,500)
   Gain on sale of assets..............................................               112,684                 1,161
   Other operating income..............................................               255,466               145,936
                                                                           ------------------    ------------------
     TOTAL NONINTEREST INCOME..........................................             1,178,474               900,157
                                                                           ------------------    ------------------

NONINTEREST EXPENSES
   Salaries and employee benefits......................................             2,793,768             2,538,986
   Occupancy and equipment expense.....................................               609,395               576,908
   Other operating expenses............................................             1,845,598             1,505,846
                                                                           ------------------    ------------------
     TOTAL NONINTEREST EXPENSES........................................             5,248,761             4,621,740
                                                                           ------------------    ------------------

Income before income taxes.............................................             3,285,386             3,457,877
Provision for income taxes ............................................             1,111,244             1,053,193
                                                                           ------------------    ------------------

NET INCOME ...........................................................     $        2,174,142    $        2,404,684
                                                                           ==================    ==================

EARNINGS PER SHARE OF COMMON STOCK:

Basic earnings per common share........................................    $             1.63    $             1.81

Basic weighted average common shares outstanding.......................             1,332,698             1,332,002


                 See notes to consolidated financial statements

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                                             Unrealized
                                                                                                Gains
                             Common          Capital          Retained       Treasury       (Losses) On
                              Stock          Surplus          Earnings        Stock          Securities        Total
                          -------------   -------------   -------------  -------------    --------------  -------------
Balance at
  December 31,
  1995................    $      66,986   $   1,658,456   $   9,086,124  $   (105,236)    $     104,021   $ 10,810,351

Stock split effected
  in the form of a
  dividend............           66,987                         (66,987)                                           -0-

Cash dividends -
  Common - $.38 per
  share...............                                         (505,181)                                       (505,181)

Issuance of 534
  treasury shares ....                            3,139                         7,044                            10,183

Net change in
  unrealized gains
  (losses) on securities                                                                       (102,134)       (102,134)

Net Income - 1996.....                                        2,404,684                                       2,404,684
                          -------------   -------------   -------------  -------------    -----------------------------

BALANCE AT
  DECEMBER 31,
  1996................          133,973       1,661,595      10,918,640       (98,192)            1,887      12,617,903

CASH DIVIDENDS -
  COMMON - $.54 PER
  SHARE...............                                         (720,740)                                       (720,740)

ISSUANCE OF 838
  TREASURY SHARES ....                                            9,268        11,053                            20,321

NET CHANGE IN
  UNREALIZED GAINS
  (LOSSES) ON SECURITIES                                                                         99,393          99,393

NET INCOME - 1997.....                                        2,174,142                                       2,174,142
                          -------------   -------------   -------------  -------------    --------------  -------------

BALANCE AT
  DECEMBER 31,
  1997................    $     133,973   $   1,670,863   $  12,372,042  $     (87,139)   $     101,280  $  14,191,019
                          =============   =============   =============  =============    =============  =============


                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                       1997               1996
                                                                                 ---------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income.............................................................       $     2,174,142    $     2,404,684
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Provision for loan losses..........................................               909,041            674,813
       Depreciation, amortization and accretion, net......................               188,608             90,887
       Provision for deferred taxes.......................................                70,000           (133,286)
       Realized investment security losses................................                    -0-            28,500
       Gain on disposition of premises and equipment......................              (112,684)            (1,161)
       Loss on disposition of other real estate...........................                20,561             18,766
       (Increase) decrease in accrued interest receivable.................               (93,262)            55,243
       Increase (decrease) in accrued interest payable....................                  (154)           (36,601)
       Other, net.........................................................              (352,440)           457,304
                                                                                 ---------------    ---------------
         NET CASH PROVIDED BY OPERATING ACTIVITIES........................             2,810,139          3,559,149
                                                                                 ===============    ===============

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of investment securities
     available-for-sale...................................................                    -0-         1,319,287
   Proceeds from maturities of investments securities
     available-for-sale...................................................             5,768,338          4,626,439
   Purchases of investments securities available-for-sale.................            (3,431,752)        (2,316,570)
   Proceeds from maturities of investment securities
     held-to-maturity.....................................................               415,000            156,600
   Purchases of investment securities held-to-maturity....................              (303,765)          (465,237)
   Net increase in loans to customers.....................................           (14,145,371)       (12,143,375)
   Net proceeds from the sale of assets...................................               192,650            228,873
   Net proceeds from disposition of other real estate.....................                33,219             22,423
   Purchases of premises and equipment....................................            (2,225,833)        (2,360,414)
                                                                                 ---------------    ---------------
         Net Cash Used In Investing Activities............................           (13,697,514)       (10,931,974)
                                                                                 ===============    ===============

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in demand deposits, NOW
     accounts and savings accounts........................................            (1,659,225)         1,529,126
   Net increase in certificates of deposits...............................             5,030,262          7,634,300
   Net increase in short-term borrowings..................................             1,645,044            196,083
   Proceeds from issuance of long-term debt...............................             3,550,000                -0-
   Repayment of long-term debt............................................              (250,458)          (250,459)
   Issuance of treasury stock.............................................                20,321             10,183
   Cash dividends.........................................................              (666,323)          (559,393)
                                                                                 ---------------    ---------------
         NET CASH PROVIDED BY FINANCING ACTIVITIES........................             7,669,621          8,559,840
                                                                                 ===============    ===============
                                                                                      1997               1996
                                                                                 ---------------    ---------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......................            (3,224,081)         1,187,015

Cash and Cash Equivalents at Beginning of Year............................             9,062,806          7,875,791
                                                                                 ---------------    ---------------
CASH AND CASH EQUIVALENTS AT END OF YEAR..................................       $     5,838,725    $     9,062,806
                                                                                 ===============    ===============
SUPPLEMENTAL DISCLOSURES

     Cash paid during the year for interest...............................       $     5,632,689    $     5,449,777

     Cash paid during the year for income taxes...........................             1,357,794            724,778

     Loans transferred to foreclosed to real estate
       during the year....................................................               574,487            164,624

     Proceeds from sales of foreclosed real estate
       financed through loans.............................................               107,524            179,401

     Net increase (decrease) in unrealized gains on
       securities available-for-sale......................................               165,655           (170,225)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The consolidated financial statements include the accounts of HomeBanc Corporation, (the "Company") and its wholly owned subsidiaries: The Home Bank and Valley Finance, Inc., collectively (the "Bank"). All significant intercompany balances and transactions have been eliminated. Investments in subsidiaries are carried at the parent company's equity in the underlying net assets.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of foreclosed real estate. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Investment Securities

Trading Securities: Securities that are held for short-term resale are classified as trading account securities and recorded at their fair values. Realized and unrealized gains and losses on trading account securities are included in other income.

Securities Held-to-Maturity: Government, Federal agency, and corporate debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. Mortgage-backed securities represent participating interest in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Securities Available-for-Sale: Available-for-sale securities consist of investment securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996


losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

The Company and its subsidiaries have no trading securities.

Loans

Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts.

Unearned discounts on certain consumer installment loans are recognized as income over the term of the loans using a method that approximates the interest method.

Loan origination and commitment fees, as well as certain direct origination costs, when material, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on non-accrual status.

Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of the estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Expenditures for additions and major improvements that significantly extend the useful lives of the assets are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. The carrying values of assets traded in are used to adjust the carrying values of the new assets acquired by trade. Assets which are disposed of are removed from the accounts and the resulting gains or losses are recorded in operations.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996


Depreciation is provided generally by accelerated and straight-line methods based on the estimated useful lives of the respective assets.

Foreclosed Real Estate

Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the institution has taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

At the time of foreclosure, foreclosed real estate is recorded at the lower of the carrying amount or fair value less cost to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are included in income (loss) on foreclosed real estate.

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, estimated losses on foreclosed real estate, accumulated depreciation, and accrued employee benefits for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Company and its subsidiaries file a consolidated federal income tax return. The subsidiaries provide for income taxes on a separate return basis, and remit to the Company amounts determined to be currently payable.

Earnings Per Common Share

Basic earnings per common share are calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period.

Profit Sharing Plan

The Company and its subsidiaries have a profit sharing plan which covers substantially all employees. Contributions are made to the plan as determined by the Board of Directors.

Off-Balance Sheet Financial Instruments

In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996


The Bank has available as a source of short-term financing the purchase of federal funds from other commercial banks in the amount of $6,000,000. The Bank also has available a line of credit of $19,271,000 from the Federal Home Loan Bank of Atlanta.

Cash Flow Information

The Company considers all cash and amounts due from depository institutions and federal funds sold to be cash equivalents for purposes of the statements of cash flows.

Fair Values of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of fair value information about financial instruments, whether or not recognized in the consolidated statements of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and Cash Equivalents: The carrying amounts reported in the consolidated statements of financial condition for cash and cash equivalents approximate those assets' fair values.

Investment Securities (including Trading Account Securities): Fair values for investment securities are based on quoted market prices, where available. If a quoted market price is not available, fair values are based on quoted market prices of comparable instruments.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values of other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.

Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Accrued Interest and Dividends Receivable: The carrying amount of accrued interest and dividends receivable approximates its fair value.

Deposits: The fair value disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996


calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Accrued Interest Payable: The carrying amount of accrued interest payable approximates its fair value.

Federal Funds Purchased, Short-term Borrowings and Notes Payable: The carrying amounts of federal funds purchased, short-term borrowings and notes payable approximate their fair values.

Long-term Debt: For long-term debt, which bears interest at a current rate, the carrying amount is a reasonable estimate of fair value.

Loan Commitments: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

Reclassifications

Certain amounts in 1996 have been reclassified to conform with the 1997 presentation.

Recently Issued Accounting Standards

In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of an asset may not be recoverable. Recoverability of the assets described above is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered impaired, the amount of impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of SFAS No. 121 in 1996 did not have a material impact on the Company's consolidated financial statements.

In May 1995, the FASB also issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement amends certain provisions of SFAS No. 65 to substantially eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. The statement requires an allocation of the total cost of mortgage loans held for sale to mortgage servicing rights and mortgage loans held for sale (without mortgage servicing rights) based on their relative fair values. The adoption of SFAS No. 122 in 1996 did not have a material impact on the Company's consolidated financial statements.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value based method of accounting for an employee stock option plan. This statement

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996


establishes financial accounting and reporting standards for stock-based employee compensation plans and stock-based non-employee compensation. These transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Under the fair value based method, compensation is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The adoption of this statement did not have a material effect on the Company's consolidated financial statements.

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 was amended by SFAS No. 127, which defers the effective date of certain provisions of SFAS No. 125 until January 1, 1998. SFAS No. 125 is to be applied prospectively to transfers and servicing of financial assets and extinguishments of liabilities after December 31, 1996. This statement utilizes the financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. Management does not believe that adoption of SFAS No. 125 will have a material impact on the Company's consolidated financial statements.

Effective for years ending after December 15, 1997, SFAS No. 128, "Earnings Per Share" was issued by FASB which simplifies previous standards for reporting earnings per share. Under SFAS No. 128, earnings per share is stated on the income statement based on two separate measurements: basic and diluted. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number or common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity. The adoption of this statement did not have a material effect on the Company's consolidated financial statements.

Effective for years beginning after December 15, 1997, SFAS No. 130, "Reporting Comprehensive Income" was issued by FASB which establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Statement requires that an enterprise classify items of other comprehensive income by their nature in the financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of a statement of financial position. Comprehensive income is generally defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Management does not believe that the adoption of SFAS No. 130 will have a material impact on the Company's consolidated financial statements.

Effective for years beginning after December 15, 1997, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" was issued by FASB which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefits obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain other disclosures previously required. Management does not believe that the adoption of SFAS No. 132 will have a material impact on the Company's consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996


NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The Bank is required by regulatory authorities to maintain average reserve balances either in vault cash or on deposit with the Federal Reserve. The average amount of those reserves required at December 31, 1997 and 1996, was approximately $866,000 and $760,000, respectively.

NOTE 3 - INVESTMENT SECURITIES

The carrying amounts of investment securities as shown in the consolidated statements of financial condition of the Company and their approximate fair values at December 31, 1997 and 1996 were as follows:


                                                                        Gross              Gross
                                                                     Unrealized         Unrealized      Estimated Fair
                                                 Amortized Cost         Gains              Losses           Value
                                                 --------------      ------------       ------------    -------------
SECURITIES AVAILABLE-FOR-SALE:
DECEMBER 31, 1997:
U. S. GOVERNMENT AND AGENCY SECURITIES.....        $ 19,269,734         $ 297,514         $ 112,798      $ 19,454,450
MORTGAGE-BACKED SECURITIES.................           3,413,508            25,276            63,230         3,375,554
EQUITY SECURITIES..........................             809,600            22,038               -0-           831,638
                                                 --------------      ------------       ------------    -------------
                                                   $ 23,492,842         $ 344,828         $ 176,028      $ 23,661,642
                                                 ==============      ============       ============    =============

DECEMBER 31, 1996:
U. S. GOVERNMENT AND AGENCY
SECURITIES.................................        $ 21,202,573         $ 265,577         $ 193,552      $ 21,274,598
MORTGAGE-BACKED SECURITIES.................           3,943,215            58,855           139,999         3,862,071
EQUITY SECURITIES..........................             656,700            12,264               -0-           668,964
                                                 --------------      ------------       ------------    -------------
                                                   $ 25,802,488         $ 336,696         $ 333,551      $ 25,805,633
                                                 ==============      ============       ============    =============

SECURITIES HELD-TO-MATURITY

DECEMBER 31, 1997:
STATE AND MUNICIPAL SECURITIES.............        $  4,575,806         $  99,440         $   1,263      $  4,673,983
                                                 ==============      ============       ============    =============
December 31, 1996:
State and municipal securities.............        $  4,688,409         $  74,196         $  20,450      $  4,742,155
                                                 ==============      ============       ============    =============


The contractual maturities of securities held-to-maturity and securities available-for-sale at December 31, 1997 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Securities Held-to-Maturity            Securities Available-for-Sale
                                          ------------------------------------   ------------------------------------
                                           Amortized Cost       Fair Value        Amortized Cost       Fair Value
                                          ----------------   -----------------   ----------------  ------------------
Due in one year or less ..................     $ 1,145,247         $ 1,153,883        $ 7,196,645         $ 7,179,533
Due after one year through five years.....       2,313,608           2,375,658         13,326,830          13,377,057
Due after five years through ten years....       1,116,951           1,144,442          1,693,552           1,819,693
Due after ten years.......................             -0-                 -0-            466,215             453,721
Equity securities.........................             -0-                 -0-            809,600             83,.638
                                          ----------------   -----------------   ----------------   -----------------
                                               $ 4,575,806         $ 4,673,983       $ 23,492,842        $ 23,661,642
                                          ================   =================   ================   =================

Mortgage-backed securities have been included in the maturity tables based upon the guaranteed payoff date of each security.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996


Equity securities include a restricted investment in Federal Home Loan Bank stock which must be maintained to secure the available lines of credit. The amount of investment in this stock amounted to $556,600 and $403,700 at December 31, 1997 and 1996, respectively.

There were no gains or losses on the disposition of investment securities during 1997.

Sales of securities available-for-sale during 1996 resulted in gross realized losses of $30,100. Dispositions through calls, maturities and paydowns of securities held-to-maturity resulted in net gains of $1,600 for 1996.

Investment securities pledged to secure public funds on deposit and for other purposes as required by law amounted to approximately $12,242,000 and $13,628,000 at December 31, 1997 and 1996, respectively.

NOTE 4 - LOANS

The Bank grants loans to customers primarily in Marshall County of North Central Alabama.

The major classifications of loans as of December 31, 1997 and 1996 were as follows:

                                                                           1997                     1996
                                                                      -------------           -------------
Commercial, financial and agricultural.......................         $  28,989,870           $  23,948,589
Real estate - construction...................................             1,423,953               1,254,042
Real estate - mortgage.......................................            59,337,033              54,533,785
Consumer.....................................................            27,520,561              25,531,984
Other (including overdrafts).................................               204,093                  50,981
                                                                      -------------           -------------
                                                                        117,475,510             105,319,381
Unearned income..............................................             3,219,154               3,743,624
Allowance for loan losses....................................             1,249,749               1,338,517
                                                                      -------------           -------------
Net loans....................................................         $ 113,006,607           $ 100,237,240
                                                                      =============           =============


Certain directors, executive officers and principal shareholders including their immediate families and associates were loan customers of the Bank during 1997 and 1996. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 1997 and 1996, amounted to $5,341,238 and $3,961,285, respectively.

As of December 31, 1997 and 1996, there were no loans which the Bank had specifically classified as impaired. Other loans on which the accrual of interest had been discontinued or reduced amounted to approximately $132,000 and $367,000 at December 31, 1997 and 1996, respectively.

For the years ended December 31, 1997 and 1996, the difference between gross interest income that would have been recorded in such period if non-accruing loans had been current in accordance with their original terms and the amount of interest income on those loans that was included in such period's net income was approximately $5,600 and $20,250, respectively.

The Bank has no commitments to loan additional funds to the borrowers of non-accrual loans.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 1997 and 1996 were as follows:

                                                                           1997                    1996
                                                                      -----------             -----------
Balance at beginning of year                                          $ 1,338,517             $ 1,267,152


Charge-offs                                                            (1,148,902)               (766,932)

Recoveries                                                                151,093                 163,484
                                                                      -----------             -----------
Net (charge-offs) recoveries                                             (997,809)               (603,448)

Provision for loan losses                                                 909,041                 674,813
                                                                      -----------             -----------
Balance at end of year                                                $ 1,249,749             $ 1,338,517
                                                                      ===========             ===========

NOTE 6 - PREMISES AND EQUIPMENT


Premises and equipment as of December 31, 1997 and 1996 is as follows:
                                                                          1997                     1996
                                                                     -----------              -----------
Land ..............................................................  $ 1,129,985              $   485,177
Land improvements .................................................      416,299                  179,024
Buildings .........................................................    4,595,062                1,259,435
Furniture and equipment ...........................................    1,876,816                1,605,817
Automobiles .......................................................       16,764                   12,427
Construction in process ...........................................          -0-                2,503,778
                                                                     -----------              -----------
                                                                       8,034,926                6,045,658
Less allowance for depreciation ...................................    1,738,005                1,680,423
                                                                     -----------              -----------
                                                                     $ 6,296,921              $ 4,365,235
                                                                     ===========              ===========

The provisions for depreciation charged to occupancy and equipment expense for the years ended December 31, 1997 and 1996 were $214,180 and $146,051.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996


NOTE 7 - DEPOSITS

The major classifications of deposits as of December 31, 1997 and 1996 were as follows:

                                                                              1997                    1996
                                                                         ------------            ------------
Noninterest-bearing demand....................................           $ 20,344,302            $ 19,365,454
NOW accounts..................................................             15,655,260              13,943,227
Savings.......................................................             26,806,107              29,755,736
Time..........................................................             47,458,757              41,878,962
Certificates of deposit of $100,000 or more...................             21,362,580              21,912,113
Time deposits open............................................              1,658,000               3,058,477
                                                                        -------------           -------------

                                                                        $ 133,285,006           $ 129,913,969
                                                                        =============           =============


The maturities of time certificates of deposit and other time deposits of $100,000 or more issued by the Bank at December 31, 1997 are as follows:


Three months or less ........................................................................   $  7,773,869
Over three through twelve months ............................................................      9,147,547
Over one year through three years ...........................................................      5,387,431
Over three years ............................................................................        711,733
                                                                                                ------------
                                                                                                $ 23,020,580
                                                                                                ============


NOTE 8 - LONG-TERM DEBT

At December 31, 1997 and 1996, the Company had notes totaling $4,662,750 and $1,363,208, respectively.

On July 31, 1991, the Company entered into a loan agreement with First Tennessee Bank, National Association for amounts up to $2,000,000. At December 31, 1997 and 1996, the amounts outstanding on this loan were $1,112,750 and $1,298,208, respectively, due January 15, 2003, bearing interest at a floating prime, collateralized by 100% of the common stock of the subsidiary bank. The note agreement contains provisions which limit the Company's right to transfer or issue shares of subsidiary bank stock in order to maintain one hundred percent (100%) collateral control. Quarterly interest payments are required with annual principal reductions.

The Company has long-term advances from the Federal Home Loan Bank totalling $3,550,000, secured by underlying loans to customers at December 31, 1997. Two advances totaling $ 1,550,000 bear interest at 5.59%, and are due June, 1999 and one advance of $2,000,000, bearing interest at 5.66% is due September, 2002, but callable September, 1999. Quarterly interest payments are required on these advances.

The Company also had a mortgage note payable to a former Director, dated January 21,1993 in the amount of $65,000 at December 31, 1996. Interest was payable monthly at a floating prime. This note was paid off during 1997.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996


Maturities of long-term debt following December 31, 1997 are as follows:

             1998.................................................        $   185,458
             1999.................................................          1,735,458
             2000 ................................................            185,458
             2001 ................................................            185,458
             2002 ................................................          2,185,458
             Thereafter ..........................................            185,460
                                                                          -----------
                                                                          $ 4,662,750
                                                                          ===========

NOTE 9 - SHAREHOLDERS' EQUITY

On January 2, 1996, the Company issued a 2-for-1 stock split effected in the form of a dividend, effectively increasing the shares outstanding by 669,863.

At December 31, 1997 and 1996, shareholders' equity of the Company consisted of the following:

Common Stock: 1,500,000 shares authorized, with a par value of $.10 per share, 1,339,726 shares issued as of December 31, 1997 of which 1,333,122 were outstanding and 1,339,726 shares issued as of December 31, 1996 of which 1,332,284 were outstanding. Voting rights equal to one vote per share.

Capital Surplus: Represents the funds received in excess of par value upon the issuance of stock, net of issuance costs.

Retained Earnings: Represents the accumulated net earnings of the Company as reduced by dividends paid to shareholders.

Treasury Stock: Represents 6,604 and 7,422 shares of common stock at December 31, 1997 and 1996, respectively, recorded at cost.

Net Unrealized Holding Gains (Losses) on Securities: Represents the net unrealized gains or losses on securities available-for-sale, net of deferred taxes at December 31, 1997 and 1996. This account adjusts as the market values of the related investment securities change.

NOTE 10 - REGULATORY CAPITAL MATTERS

The Bank is subject to various regulatory capital requirements administered by the state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Bank and the consolidated financial statements. Under regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996


assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of March 17, 1997, the most recent notification from the Alabama State Banking Department, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                                                                                                 To Be Well Capitalized
                                                                      For Capital Adequacy       Under Prompt Corrective
                                              Actual                        Purposes                Action Provisions
                                      -------------------------       --------------------     ---------------------------
                                        Amount          Ratio           Amount      Ratio         Amount         Ratio
                                      ----------     ----------       ---------  ---------     -----------   -------------
                                                                         (In thousands)
AS OF DECEMBER 31. 1997:
-----------------------

TOTAL RISK-BASED CAPITAL
(TO RISK-WEIGHTED ASSETS)......       $ 15,656       13.57%  =>      $ 9,229    =>    8.0%     =>$ 11,536    =>    10.0 %
TIER  1  CAPITAL   (TO RISK-
WEIGHTED ASSETS)...............         14,406       12.49   =>        4,614    =>    4.0      =>   6,921    =>     6.0
TIER 1 CAPITAL
(TO ADJUSTED TOTAL ASSETS).....         14,406        9.37   =>        6,152    =>    4.0      =>   7,690    =>     5.0

As of December 31, 1996:
-----------------------

Total Risk-Based Capital
(to Risk-Weighted Assets)......       $ 14,412       14.32%  =>      $ 8,051    =>    8.0%     =>$ 10,064    =>    10.0 %
Tier l Capital
(to Risk-Weighted Assets)......         13,153       13.07   =>        4,025    =>    4.0      =>   6,038    =>     6.0
Tier l Capital
(to Adjusted Total Assets).....         13,153        9.29   =>        5,660    =>    4.0      =>   7,075    =>     5.0

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996


NOTE 11 - OTHER OPERATING EXPENSES

         The major components of other operating expenses included in noninterest expenses at December 31, 1997 and 1996 are as follows:

                                                                                         1997                  1996
                                                                                    -----------           -----------
Supplies.............................................................               $   272,623           $   204,375
Professional fees ...................................................                   226,628               220,680
Advertising and promotion ...........................................                   188,174               140,374
Postage and freight .................................................                   118,994                93,048
Director and committee fees .........................................                   116,200               115,600
Telephone ...........................................................                    86,283                77,974
Insurance expense ...................................................                    85,213                60,924
Losses and expense on foreclosed real estate and
repossessions .......................................................                    72,743                47,212
Bank charges ........................................................                    65,636                64,867
Credit card expense .................................................                    54,237                55,088
Taxes and licenses ..................................................                    50,519                38,484
ATM fees ............................................................                    44,090                37,350
Dues and subscriptions ..............................................                    40,880                42,459
FDIC and State assessments ..........................................                    33,672                16,195
Credit services .....................................................                    27,115                21,426
Travel ..............................................................                    24,478                32,899
Contributions .......................................................                    20,587                18,513
Education............................................................                    18,860                18,338
Courier .............................................................                    15,977                17,123
Other ...............................................................                   282,689               182,917
                                                                                    -----------           -----------
                                                                                    $ 1,845,598           $ 1,505,846
                                                                                    ===========           ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996


NOTE 12 - INCOME TAXES

Federal and state income taxes receivable and (payable) as of December 31, 1997 and 1996 included in other assets and other liabilities, respectively, were as follows:

                                                                                   1997                  1996
                                                                           ----------------      -----------------
Current:
Federal .............................................................      $         94,576      $        (162,152)
                                                                           ================      =================
State ...............................................................      $        (78,662)     $        (148,007)
                                                                           ================      =================


The components of the net deferred income tax asset included in other assets at December 31,1997 and 1996 are as follows:


                                                                                   1997                  1996
                                                                           ----------------      ----------------
Deferred tax asset:
Federal  ............................................................      $        207,916      $        240,317
State................................................................                36,615                53,116
                                                                           ----------------      ----------------
Total deferred income tax asset .....................................               244,531               293,433
                                                                           ----------------      ----------------
Deferred tax liability:
Federal .............................................................              (177,308)             (103,386)
State ...............................................................               (32,743)              (19,305)
                                                                           ----------------      ----------------
Total deferred income tax liability .................................              (210,051)             (122,691)
                                                                           ----------------      ----------------
Net deferred tax asset (liability)...................................      $         34,480      $        170,742
                                                                           ================      ================

The tax effects of each type of income and expense item that gave rise to deferred taxes are:

Net unrealized gain (loss) on securities
available-for-sale  .................................................      $        (67,520)     $         (1,258)
Depreciation ........................................................               (65,671)              (55,990)
Allowance for loan losses ...........................................               244,100               282,117
Bond discount accretion  ............................................               (76,156)              (65,086)
Other  ..............................................................                  (273)               10,959
                                                                           ----------------      ----------------
Net deferred tax asset  .............................................      $         34,480      $        170,742
                                                                           ================      ================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996


The components of income tax expense for the years ended December 31, 1997 and 1996 were as follows:

                                                                                  1997                   1996
                                                                          -----------------      -----------------
Current
         Federal.....................................................     $         962,795      $       1,038,472
         State.......................................................                78,449                148,007

Deferred
         Federal.....................................................                50,000               (104,504)
         State ......................................................                20,000                (28,782)
                                                                          -----------------      -----------------

                                                                          $       1,111,244      $       1,053,193
                                                                          =================      =================

Tax effects of securities transactions for the year ended December 31, 1996 was a decrease in income tax expense of approximately $11,400. There were no tax effects of securities transactions for the year ended December 31, 1997.

The principal reasons for the difference in the effective tax rate and the federal statutory rate are as follows for the years ended December 31, 1997 and 1996:

                                                                                     1997                 1996
                                                                                 ------------          ----------
Statutory federal income tax rate .....................................                 34.0%                34.0%

Effect on rate of:
         Tax-exempt securities ........................................                 (2.4)                (2.1)
         Tax-exempt loan income .......................................                 (0.8)                (1.0)
         State income tax, net of federal tax benefit .................                  2.2                  2.0
         Interest expense disallowance ................................                  0.4                  0.3
         Allowance for loan losses ....................................                  0.0                 (3.0)
         Other.........................................................                  0.4                  0.3
                                                                                 -----------           ----------

Effective income tax rate .............................................                 33.8%                30.5%
                                                                                 ===========           ==========


NOTE 13 - COMMITMENTS AND CONTINGENCIES


The Company's consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, commercial letters of credit and standby letters of credit. A summary of the Bank's commitments and contingent liabilities at December 31, 1997 and 1996 is approximately as follows:


                                                                              Contract or Notional Amount
                                                                         -----------------------------------
                                                                              1997                    1996
                                                                         -----------            ------------
Commitments to extend credit ....................................        $ 9,083,000             $ 7,015,000
Credit card arrangements ........................................            567,000                 515,000
Letters of credit ...............................................            898,000                 441,000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996



Commitments to extend credit, credit card arrangements, commercial letters of credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated statements of financial condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

NOTE 14 - CONCENTRATIONS OF CREDIT

The majority of the Bank's loans and commitments and all commercial and standby letters of credit have been granted to customers in the Bank's market area. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit related primarily to unused commercial working capital lines and unused real estate draw lines. Commercial and standby letters of credit were granted primarily to commercial borrowers.

The Bank maintains its cash accounts at the Federal Reserve Bank and at various commercial banks in Alabama, Georgia and Tennessee. The total cash balances in commercial banks are insured by the FDIC up to $100,000. At December 31, 1996 total uninsured balances amounted to $3,797,368. There were no uninsured balances at December 31, 1997.

NOTE 15 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

The Bank is subject to the dividend restrictions set forth by the State Banking Department. Under such restrictions, the Bank may not, without the prior approval of the State Banking Department, declare dividends in excess of the sum of the current year's earnings plus the retained earnings from the prior two years. The dividends, as of December 31, 1997, that the Bank could declare, without the approval of the State Banking Department, amounted to approximately $3,777,506.

NOTE 16 - PROFIT-SHARING PLAN

The Company and its subsidiaries have a profit-sharing plan covering all employees who qualify as to length of service. Annual contributions are made to the plan as determined by the Board of Directors. The Plan's benefits become vested according to the following schedule:

                   Total Completed                                     Percentage of Total
                  Years of Service                                       Benefit Vested
                  ----------------                                       --------------
                        3 years                                             20%
                        4 years                                             40%
                        5 years                                             60%
                        6 years                                             80%
                        7 years                                            100%


Profit-sharing expense for the years ended December 31, 1997 and 1996 was $166,762 and $127,898, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 17 - LEASES

The Bank has entered into various operating lease agreements involving land, buildings and equipment. These leases are noncancellable and expire on various dates through the year 2011. The leases provide for renewal options and generally require the Bank to pay maintenance, insurance and property taxes. For the years ended December 31, 1997 and 1996, rental expense for operating leases was $57,203 and $109,189, respectively.

Future minimum lease payments under noncancellable operating lease agreements with initial or remaining terms exceeding one year at December 31, 1997 are as follows:

        Years ending December 31,
                   1998..........................................................       $  23,882
                   1999 .........................................................          18,435
                   2000..........................................................          14,365
                   2001 .........................................................          12,000
                   2002..........................................................          12,000
                   Thereafter....................................................          98,000
                                                                                        ---------
                                                                                        $ 178,682
                                                                                        =========

NOTE 18 - LITIGATION

While the Company and its subsidiaries are parties to various legal proceedings arising from the ordinary course of business, management believes after consultation with legal counsel that there are no proceedings threatened or pending against the Company or its subsidiaries that will, individually or in the aggregate, have a material adverse effect on the business or consolidated financial condition of the Company.

NOTE 19 - SUBSEQUENT EVENTS

In March 1998, Valley Finance, Inc., a subsidiary of the Company, sold its Boaz and Gadsden, Alabama locations to Community Bancshares, Inc. for approximately $6,000,000, representing the approximate book value of the assets sold. The finance company subsidiary will continue to operate in Guntersville, Alabama.

NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments as of December 31, 1997 and 1996 are as follows:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


                                                  1997                        1996
                                          ----------------------     ------------------------
                                          CARRYING                   Carrying
                                           AMOUNT     FAIR VALUE      Amount       Fair Value
                                          --------    ----------     --------      ----------
                                             (IN THOUSANDS)              (in thousands)
FINANCIAL ASSETS
     Cash and short-term investments      $  5,839      $  5,839      $  9,063      $  9,063
     Investment securities .........        28,237        28,336        30,494        30,548
     Loans .........................       114,256       113,991       101,576       101,455
     Accrued interest and dividends
         receivable ................         1,418         1,418         1,324         1,324
                                          --------      --------      --------      --------

     TOTAL FINANCIAL ASSETS ........      $149,750      $149,584      $142,457      $142,390
                                          ========      ========      ========      ========

FINANCIAL LIABILITIES
     Deposits ......................      $113,285      $113,501      $129,914      $130,171
     Other short-term borrowings ...         2,274         2,274           629           629
     Long-term debt ................         4,663         4,663         1,363         1,363
     Accrued interest payable ......           608           608           609           609
                                          --------      --------      --------      --------

     TOTAL FINANCIAL LIABILITIES ...      $140,830      $141,046      $132,515      $132,772
                                          ========      ========      ========      ========
UNRECOGNIZED FINANCIAL INSTRUMENTS
     Commitments to extend credit ..      $  9,083      $  9,083      $  7,015      $  7,015
     Credit card arrangements ......           567           567           515           515
     Stand by letters of credit ....           898           898           441           441
                                          --------      --------      --------      --------

     TOTAL UNRECOGNIZED FINANCIAL
         INSTRUMENTS ...............      $ 10,548      $ 10,548      $  7,971      $  7,971
                                          ========      ========      ========      ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996

NOTE 21 - CONDENSED PARENT COMPANY INFORMATION

STATEMENTS OF FINANCIAL CONDITION


                                                                       DECEMBER 31,
                                                              ----------------------------
                                                                  1997             1996
                                                              -----------      -----------
ASSETS
     Cash and due from banks ...........................      $   798,035      $   833,873
     Investment in and amounts due from subsidiaries
         (equity method) - eliminated upon consolidation       14,507,262       13,155,026
     Other assets ......................................          329,389          203,727
                                                              -----------      -----------

         TOTAL ASSETS ..................................      $15,634,686      $14,192,626
                                                              ===========      ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
     Interest bearing deposits .........................      $    49,586      $       -0-
     Long-term debt ....................................        1,112,750        1,363,208
     Other liabilities .................................          281,331          211,515
                                                              -----------      -----------
         Total Liabilities .............................        1,443,667        1,574,723


     Shareholders' Equity ..............................       14,191,019       12,617,903
                                                              -----------      -----------

         Total Liabilities and Shareholders' Equity ....      $15,634,686      $14,192,626
                                                              ===========      ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996

STATEMENTS OF INCOME

                                                              Years Ended December 31,
                                                            -----------------------------
                                                               1997              1996
                                                            -----------       -----------
INCOME
     From subsidiaries - eliminated upon consolidation
         Dividends ...................................      $ 1,000,000       $ 1,098,000
         Rent ........................................           27,840            27,840
                                                            -----------       -----------
                                                              1,027,840         1,125,840
EXPENSES
     Interest ........................................           95,507           114,059
     Other expenses ..................................           47,527            39,155
                                                            -----------       -----------
                                                                143,034           153,214
                                                            -----------       -----------
Income before income taxes and equity in
     undistributed earnings of subsidiaries ..........          884,806           972,626
Income tax benefit ...................................          (36,493)          (43,053)
                                                            -----------       -----------

Income before equity in undistributed earnings of
     subsidiaries ....................................          921,299         1,015,679
Equity in undistributed earnings of subsidiaries .....        1,252,843         1,389,005
                                                            -----------       -----------

NET INCOME ...........................................      $ 2,174,142       $ 2,404,684
                                                            ===========       ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996

STATEMENTS OF CASH FLOWS

                                                               Years Ended December 31.
                                                             -----------------------------
                                                                1997              1996
                                                             -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income .......................................      $ 2,174,142       $ 2,404,684
     Adjustments to reconcile net income to net cash
         provided by operating activities:
         Equity in undistributed income of subsidiaries       (1,252,843)       (1,389,005)
         Provision for depreciation and amortization ..            7,326             7,326
         Other, net ...................................         (117,589)           95,695
                                                             -----------       -----------
         NET CASH PROVIDED BY OPERATING ACTIVITIES ....          811,036         1,118,700
                                                             -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in demand deposits ..................           49,586               -0-
     Repayment of long-term debt ......................         (250,458)         (250,459)
     Cash dividends paid ..............................         (666,323)         (559,393)
     Issuance of treasury stock .......................           20,321            10,183
                                                             -----------       -----------
         NET CASH USED IN FINANCING ACTIVITIES ........         (846,874)         (799,669)
                                                             -----------       -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ..          (35,838)          319,031
                                                             -----------       -----------

Cash and Cash Equivalents at Beginning of Year ........          833,873           514,842
                                                             -----------       -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR ..............      $   798,035       $   833,873
                                                             ===========       ===========

                     [SCHAUER, TAYLOR, COX & EDWARDS, P.C.]

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
HomeBanc Corporation and Subsidiaries
Guntersville, Alabama

We have audited the accompanying consolidated statements of financial condition of HomeBanc Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HomeBanc Corporation and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


Birmingham, Alabama
January 10, 1997                       /s/ Schauer, Taylor, Cox & Edwards, P.C.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                      HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995

                                                                                       1996                1995
                                                                                  -------------       -------------
ASSETS
    Cash and due from banks ................................................      $   5,742,806       $   5,895,791
    Federal funds sold .....................................................          3,320,000           1,980,000

    Securities available for sale ..........................................         25,805,633          29,577,841
    Securities held to maturity, fair value of $4,742,155 and $4,454,917 for
       1996 and 1995, respectively .........................................          4,688,409           4,380,280

    Loans ..................................................................        105,319,381          94,512,970
    Less: Unearned income ..................................................          3,743,624           4,491,917
          Allowance for loan losses ........................................          1,338,517           1,267,152
                                                                                  -------------       -------------
          NET LOANS ........................................................        100,237,240          88,753,901

    Premises and equipment, net ............................................          4,365,235           2,378,584
    Accrued interest .......................................................          1,324,293           1,379,536
    Foreclosed real estate .................................................             25,957              81,923
    Other assets ...........................................................            355,466             402,425
                                                                                  -------------       -------------

          TOTAL ASSETS .....................................................      $ 145,865,039       $ 134,830,281
                                                                                  =============       =============
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
    Deposits:
       Noninterest-bearing .................................................      $  19,365,454       $  20,198,375
       Interest-bearing ....................................................        110,548,515         100,552,168
                                                                                  -------------       -------------
          TOTAL DEPOSITS ...................................................        129,913,969         120,750,543

       Other short-term borrowings .........................................            629,312             433,230
       Accrued interest ....................................................            608,595             645,196
       Long-term debt ......................................................          1,363,208           1,613,667
       Other liabilities ...................................................            732,052             577,294
                                                                                  -------------       -------------
          TOTAL LIABILITIES ................................................        133,247,136         124,019,930

SHAREHOLDERS' EQUITY
    Common stock, par value $.10 per share, 1,500,000 shares
       authorized, 1,339,726 and 669,863 shares issued as of
       December 31, 1996 and 1995 ..........................................            133,973              66,986

    Capital surplus ........................................................          1,661,595           1,658,456
    Retained earnings ......................................................         10,918,640           9,086,124
    Treasury stock, 7,442 shares and 3,988 shares at cost as of
       December 31,1996 and 1995, respectively .............................            (98,192)           (105,236)
    Net unrealized holding gains on securities available for sale,
       net of deferred income taxes ........................................              1,887             104,021
                                                                                  -------------       -------------
          TOTAL SHAREHOLDERS' EQUITY .......................................         12,617,903          10,810,351
                                                                                  -------------       -------------

          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .......................      $ 145,865,039       $ 134,830,281
                                                                                  =============       =============



                 See notes to consolidated financial statements

                        CONSOLIDATED STATEMENTS OF INCOME

                      HOMEBANC CORPORATION AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                               1996               1995
                                                          ------------       ------------
INTEREST INCOME
    Interest and fees on loans .....................      $ 11,119,383       $  9,961,297
    Interest and dividends on investment securities:
       Taxable securities ..........................         1,765,290          1,739,105
       Securities exempt from federal income taxes .           218,680            209,537
    Interest on federal funds sold .................           163,016            303,869
    Interest on deposits in banks ..................             1,080                -0-
                                                          ------------       ------------
       TOTAL INTEREST INCOME .......................        13,267,449         12,213,808
                                                          ------------       ------------

INTEREST EXPENSE
    Interest on deposits ...........................         5,281,115          5,050,581
    Interest on other short-term borrowings ........            18,002             19,934
    Interest on long-term debt .....................           114,059            143,490
                                                          ------------       ------------
       TOTAL INTEREST EXPENSE ......................         5,413,176          5,214,005
                                                          ------------       ------------

Net interest income ................................         7,854,273          6,999,803
Provision for loan losses ..........................           674,813            765,400
                                                          ------------       ------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          7,179,460          6,234,403

NONINTEREST INCOME
    Service charges on deposits ....................           597,990            555,999
    Insurance commissions ..........................           183,570            282,681
    Investment securities gains (losses) ...........           (28,500)                70
    Gain on sale of assets .........................             1,161            111,702
    Other operating income .........................           145,936            112,654
                                                          ------------       ------------
       TOTAL NONINTEREST INCOME ....................           900,157          1,063,106
                                                          ------------       ------------

NONINTEREST EXPENSES
    Salaries and employee benefits .................         2,538,986          2,419,926
    Occupancy and equipment expense ................           576,908            514,403
    Other operating expenses .......................         1,505,846          1,572,887
                                                          ------------       ------------
       TOTAL NONINTEREST EXPENSES ..................         4,621,740          4,507,216
                                                          ------------       ------------

Income before income taxes .........................         3,457,877          2,790,293
Provision for income taxes .........................         1,053,193            932,159
                                                          ------------       ------------

NET INCOME .........................................      $  2,404,684       $  1,858,134
                                                          ============       ============

EARNINGS PER SHARE OF COMMON STOCK:
Earnings Per Common Share ..........................      $       1.81       $       1.39
Weighted average common shares outstanding .........         1,332,002          1,334,030


                 See notes to consolidated financial statements

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                      HOMEBANC CORPORATION AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                                                           Unrealized
                                                                                              Gains
                                  Common         Capital       Retained      Treasury      (Losses) on
                                   Stock         Surplus       Earnings        Stock       Securities       Total
                                   -----         -------       --------        -----       ----------       -----
Balance at
December 31,
1994.......................      $  66,986     $1,658,456     $ 7,594,419     $ (7,540)    $ (688,085)   $ 8,624,236


Cash dividends -
Common - $.55 per
share......................                                      (366,429)                                  (366,429)


Purchase of 4,070
shares of stock............                                                   (108,750)                     (108,750)


Issuance of 397
treasury shares ...........                                                     11,054                        11,054


Net change in
unrealized gains
(losses) on securities.....                                                                   792,106        792,106


Net income - 1995..........                                     1,858,134                                  1,858,134
                                 ---------     ----------     -----------     --------     ----------    -----------


Balance at
December 31,
1995.......................         66,986      1,658,456       9,086,124     (105,236)       104,021     10,810,351


Stock split effected
in the form of a
dividend ..................         66,987                        (66,987)                                       -0-


Cash dividends -
Common - $.38 per
share .....................                                      (505,181)                                  (505,181)


Issuance of 534
treasury shares............                         3,139                        7,044                        10,183


Net change in
unrealized gains
(losses) on securities.....                                                                  (102,134)      (102,134)


Net Income - 1996..........                                     2,404,684                                  2,404,684

                                 ---------     ----------     -----------     --------     ----------    -----------
Balance at
December 31,
1996 ......................       $133,973     $1,661,595     $10,918,640    $ (98,192)    $    1,887    $12,617,903
                                 =========     ==========     ===========    =========     ==========    ===========


                 See notes to consolidated financial statements

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                      HOMEBANC CORPORATION AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                    1996               1995
                                                                               ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income ..........................................................      $  2,404,684       $  1,858,134
    Adjustments to reconcile net income to net cash provided by operating activities:
       Provision for loan losses ........................................           674,813            765,400
       Depreciation, amortization and accretion, net ....................            90,887            116,707
       Provision for deferred taxes .....................................          (133,286)            83,286
       Realized investment security (gains) losses ......................            28,500                (70)
       Gain on disposition of premises and equipment ....................            (1,161)          (111,702)
       Loss on disposition of other real estate .........................            18,766                -0-
       (Increase) decrease in accrued interest receivable ...............            55,243           (337,959)
       (Decrease) increase in accrued interest payable ..................           (36,601)            96,055
       Other, net .......................................................           457,304           (382,512)
                                                                               ------------       ------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES .....................         3,559,149          2,087,339
                                                                               ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sales of investment securities available for sale .....         1,319,287          2,622,289
    Proceeds from maturities of investments securities available for
       sale..............................................................         4,626,439            661,240
    Purchases of investments securities available for sale ..............        (2,316,570)        (6,515,818)
    Proceeds from maturities of investment securities held to maturity ..           156,600            187,351
    Purchases of investment securities held to maturity .................          (465,237)          (702,496)
    Net increase in loans to customers ..................................       (12,143,375)       (13,507,286)
    Net proceeds from the sale of assets ................................           228,873            679,512
    Net proceeds from sale of other real estate .........................            22,423            179,568
    Purchases of premises and equipment .................................        (2,360,414)          (467,781)
                                                                               ------------       ------------
          NET CASH USED IN INVESTING ACTIVITIES .........................       (10,931,974)       (16,863,421)
                                                                               ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in demand deposits, NOW accounts and savings accounts ..         1,529,126          4,345,043
    Net increase in certificates of deposits ............................         7,634,300          8,078,348
    Net increase (decrease) in short-term borrowings ....................           196,083           (362,148)
    Proceeds from long-term debt ........................................               -0-            107,000
    Repayment of long-term debt .........................................          (250,459)          (172,083)
    Issuance of common stock ............................................               -0-             11,054
    Purchase of common stock ............................................               -0-           (108,750)
    Issuance of treasury stock ..........................................            10,183                -0-
    Cash dividends ......................................................          (559,393)          (287,185)
                                                                               ------------       ------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES .....................         8,559,840         11,611,279
                                                                               ------------       ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ....................         1,187,015         (3,164,803)

Cash and Cash Equivalents at Beginning of Year ..........................         7,875,791         11,040,594
                                                                               ------------       ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR ................................      $  9,062,806       $  7,875,791
                                                                               ============       ============

SUPPLEMENTAL DISCLOSURES
    Cash paid during the year for interest ..............................      $  5,449,777       $  5,117,950
                                                                               ============       ============
    Cash paid during the year for income taxes ..........................      $    724,778       $  1,066,657
                                                                               ============       ============
    Loans transferred to foreclosed to real estate during the year ......      $    164,624       $    261,491
                                                                               ============       ============
    Proceeds from sales of foreclosed real estate financed through
       loans ............................................................      $    179,401       $    146,853
                                                                               ============       ============
    Investment securities transferred to securities available for sale ..      $        -0-       $ 20,944,050
                                                                               ============       ============
    Net increase (decrease) in unrealized gains on securities available
       for sale) ........................................................      $   (170,225)      $  1,320,178
                                                                               ============       ============



                 See notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 and 1995

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The consolidated financial statements include the accounts of HomeBanc Corporation, (the "Company") and its wholly owned subsidiaries: The Home Bank and Valley Finance, Inc., collectively (the "Bank"). All significant intercompany balances and transactions have been eliminated. Investments in subsidiaries are carried at the parent company's equity in the underlying net assets.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of foreclosed real estate. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Investment Securities

Trading Securities: Securities that are held for short-term resale are classified as trading account securities and recorded at their fair values. Realized and unrealized gains and losses on trading account securities are included in other income.

Securities Held to Maturity: Government, Federal agency, and corporate debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. Mortgage-backed securities represent participating interest in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Securities Available for Sale: Available for sale securities consist of investment securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995

losses, net of tax, on available for sale securities are reported as a net amount in a separate component of shareholders' equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific-identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

The Company and its subsidiaries have no trading securities.

Loans

Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts.

Unearned discounts on certain consumer installment loans are recognized as income over the term of the loans using a method that approximates the interest method.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on non-accrual status.

Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of the estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Expenditures for additions and major improvements that significantly extend the useful lives of the assets are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. The carrying values of assets traded in are used to adjust the carrying values of the new assets acquired by trade. Assets which are disposed of are removed from the accounts and the resulting gains or losses are recorded in operations.

Depreciation is provided generally by accelerated and straight-line methods based on the estimated useful lives of the respective assets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 and 1995

Foreclosed Real Estate

Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the institution has taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

At the time of foreclosure, foreclosed real estate is recorded at the lower of the carrying amount or fair value less cost to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are included in income (loss) on foreclosed real estate.

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available for sale securities, allowance for loan losses, estimated losses on foreclosed real estate, accumulated depreciation, and accrued employee benefits for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Company and its subsidiaries file a consolidated federal income tax return. The subsidiaries provide for income taxes on a separate return basis, and remit to the Company amounts determined to be currently payable.

Earnings Per Common Share

Earnings per common share are calculated on the basis of the weighted average number of common shares outstanding, after giving retroactive effect to a 2-for-1 stock split for all periods presented.

Profit Sharing Plan

The Company and its subsidiaries have a profit sharing plan which covers substantially all employees. Contributions are made to the plan as determined by the Board of Directors.

Off-Balance Sheet Financial Instruments

In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

The Bank has available as a source of short-term financing the purchase of federal funds from other commercial banks in the amount of $5,500,000. The Bank also has available a line of credit of

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 and 1995

$4,000,000 from the Federal Home Loan Bank of Atlanta.

Cash Flow Information

The Company considers all cash and amounts due from depository institutions and federal funds sold to be cash equivalents for purposes of the statements of cash flows.

Fair Values of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the consolidated statements of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and Cash Equivalents: The carrying amounts reported in the consolidated statements of financial condition for cash and cash equivalents approximate those assets' fair values.

Investment Securities (including Trading Account Securities): Fair values for investment securities are based on quoted market prices, where available. If a quoted market price is not available, fair values are based on quoted market prices of comparable instruments.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values of other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Accrued Interest and Dividends Receivable: The carrying amount of accrued interest and dividends receivable approximates its fair value.

Deposits: The fair value disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Accrued Interest Payable: The carrying amount of accrued interest payable approximates its fair

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995


value.

Federal Funds Purchased, Short-term Borrowings and Notes Payable: The carrying amounts of federal funds purchased, short-term borrowings and notes payable approximate their fair values.

Long-term Debt: For long-term debt, which bears interest at a current rate, the carrying amount is a reasonable estimate of fair value.

Loan Commitments: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

Reclassifications

Certain amounts in 1995 have been reclassified to conform with the 1996 presentation.

Recently Issued Accounting Standards

In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the assets described above is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered impaired, the amount of impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of SFAS No. 121 did not have a material impact on the Company's consolidated financial statements.

In May 1995, the FASB also issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement amends certain provisions of SFAS No. 65 to substantially eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. The statement requires an allocation of the total cost of mortgage loans held for sale to mortgage servicing rights and mortgage loans held for sale (without mortgage servicing rights) based on their relative fair values. The adoption of SFAS No. 122 did not have a material impact on the Company's consolidated financial statements.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value based method of accounting for an employee stock option plan. This statement establishes financial accounting and reporting standards for stock-based employee compensation plans and stock-based non-employee compensation. These transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Under the fair value based method, compensation is measured at the grant date based on the value of the award and is recognized over the service period, which is

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995

usually the vesting period. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees". The adoption of this statement did not have a material effect on the Company's consolidated financial statements.

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 was amended by SFAS No. 127, which defers the effective date of certain provisions of SFAS No. 125 until January 1, 1998. SFAS No. 125 is to be applied prospectively to transfers and servicing of financial assets and extinguishments of liabilities after December 31, 1996. This statement utilizes the financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

Management does not believe that adoption of SFAS No. 125 will have a material impact on the Company's consolidated financial statements.

Effective for fiscal years ending after December 15, 1996, SFAS No. 126, "Exemption from Certain Required Disclosures about Financial Instruments for Certain Nonpublic Entities," was issued by the FASB which amends FASB No. 107, "Disclosures about Fair Value of Financial Instruments." This statement allows an entity to be exempt from the SFAS No. 107 disclosures if the following criteria are met: the entity is a nonpublic entity, the entity's total assets are less than $100 million on the date of the financial statements, and the entity has not held or issued any derivative financial instruments, as defined in FASB No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," other than loan commitments, during the reporting period. This statement did not impact the Company's consolidated financial statements.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The Bank is required by regulatory authorities to maintain average reserve balances either in vault cash or on deposit with the Federal Reserve. The average amount of those reserves required at December 31, 1996 and 1995, was approximately $760,000 and $595,000, respectively.

NOTE 3 - INVESTMENT SECURITIES

The carrying amounts of investment securities as shown in the consolidated statements of financial condition of the Company and their approximate fair values at December 31, 1996 and 1995 were as follows:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995




                                                             Gross            Gross
                                                           Unrealized       Unrealized          Estimated
                                        Amortized Cost       Gains            Losses           Fair Value
                                        --------------      ----------      ----------         ----------
SECURITIES AVAILABLE FOR SALE
-----------------------------

DECEMBER 31, 1996:
   U. S. GOVERNMENT AND AGENCY
     SECURITIES .................        $21,202,573        $   265,577     $   193,552        $21,274,598
   MORTGAGE-BACKED SECURITIES ...          3,943,215             58,855         139,999          3,862,071
   EQUITY SECURITIES ............            656,700             12,264             -0-            668,964
                                         -----------        -----------     -----------        -----------
                                         $25,802,488        $   336,696     $   333,551        $25,805,633
                                         ===========        ===========     ===========        ===========

December 31, 1995:
   U. S. Government and agency
     securities .................        $23,749,701        $   492,737     $   255,491        $23,986,947
   Mortgage-backed securities ...          5,191,270            126,517         192,749          5,125,038
   Equity securities ............            463,500              2,356             -0-            465,856
                                         -----------        -----------     -----------        -----------
                                         $29,404,471        $   621,610     $   448,240        $29,577,841
                                         ===========        ===========     ===========        ===========

SECURITIES HELD TO MATURITY
---------------------------

DECEMBER 31, 1996:
   STATE AND MUNICIPAL SECURITIES        $ 4,688,409        $    74,196     $    20,450        $ 4,742,155
                                         ===========        ===========     ===========        ===========


December 31, 1995:
   State and municipal securities        $ 4,380,280        $    96,160     $    21,523        $ 4,454,917
                                         ===========        ===========     ===========        ===========


The contractual maturities of securities held to maturity and securities available for sale at December 31, 1996 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995



                                              Securities                          Securities
                                          Held to Maturity                    Available for Sale
                                    ----------------------------         -----------------------------
                                        Amortized                        Amortized
                                         Cost         Fair Value            Cost            Fair Value
                                    -------------     ---------          ---------          ----------

Due in one year or less ....        $   415,525       $   418,451        $ 7,307,345        $ 7,315,743
Due after one year through
   five years ..............          3,205,092         3,248,901         15,698,887         15,618,791
Due after five years through
   ten years ...............          1,067,792         1,074,803          1,673,184          1,771,413
Due after ten years ........                -0-               -0-            466,372            430,722
Equity securities ..........                -0-               -0-            656,700            668,964
                                    -----------       -----------        -----------        -----------
                                    $ 4,688,409       $ 4,742,155        $25,802,488        $25,805,633
                                    ===========       ===========        ===========        ===========

Mortgage-backed securities have been included in the maturity tables based upon the guaranteed payoff date of each security.

Equity securities include a restricted investment in Federal Home Loan Bank stock which must be maintained to secure the available lines of credit. The amount of investment in this stock amounted to $403,700 and $265,300 at December 31, 1996 and 1995, respectively.

Sales of securities available for sale during 1996 resulted in gross realized losses of $30,100. Dispositions through calls, maturities and paydowns of securities held to maturity resulted in net gains of $1,600.

During 1995, dispositions through calls, maturities and paydowns of securities available for sale resulted in net gains of $70.

Investment securities pledged to secure public funds on deposit and for other purposes as required by law amounted to approximately $13,628,000 and $11,528,000 at December 31, 1996 and 1995, respectively.

NOTE 4 - LOANS

The Bank grants loans to customers primarily in Marshall County of North Central Alabama.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995


The major classifications of loans as of December 31, 1996 and 1995 were as follows:

                                                                                1996                    1995
                                                                          ---------------         ---------------
   Commercial, financial and agricultural.........................        $    23,948,589         $    19,799,732
   Real estate - construction.....................................              1,254,042               1,398,549
   Real estate - mortgage.........................................             54,533,785              46,147,876
   Consumer.......................................................             25,531,984              26,492,103
   Other (including overdrafts)...................................                 50,981                 674,710
                                                                          ---------------         ---------------
                                                                              105,319,381              94,512,970
   Unearned income................................................              3,743,624               4,491,917
   Allowance for loan losses......................................              1,338,517               1,267,152
                                                                          ---------------         ---------------

   Net loans......................................................        $   100,237,240         $     88,753,901
                                                                          ===============         ================


Certain directors, executive officers and principal shareholders including their immediate families and associates were loan customers of the Bank during 1996 and 1995. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 1996 and 1995, amounted to $3,961,285 and $3,645,134, respectively.

As of December 31, 1996 and 1995, there were no loans which the Bank had specifically classified as impaired. Other loans on which the accrual of interest had been discontinued or reduced amounted to approximately $367,000 and $140,000 at December 31, 1996 and 1995, respectively.

For the years ended December 31, 1996 and 1995, the difference between gross interest income that would have been recorded in such period if non-accruing loans had been current in accordance with their original terms and the amount of interest income on those loans that was included in such period's net income was approximately $20,250 and $6,500, respectively.

The Bank has no commitments to loan additional funds to the borrowers of non-accrual loans.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 1996 and 1995 were as follows:


                                          1996                 1995
                                       -----------         -----------
   Balance at beginning of year        $ 1,267,152         $ 1,288,512

   Charge-offs ................           (766,932)           (890,068)
   Recoveries .................            163,484             103,308
                                       -----------         -----------
   Net (charge-offs) recoveries           (603,448)           (786,760)

   Provision for loan losses ..            674,813             765,400
                                       -----------         -----------
   Balance at end of year .....        $ 1,338,517         $ 1,267,152
                                       ===========         ===========


NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment as of December 31, 1996 and 1995 is as follows:



                                          1996              1995
                                       ----------        ----------
Land ..........................        $  485,177        $  515,152
Land improvements .............           179,024           179,024
Buildings .....................         1,259,435         1,337,851
Furniture and equipment .......         1,605,817         1,475,355
Automobiles ...................            12,427            19,427
Construction in process .......         2,503,778           387,999
                                       ----------        ----------
                                        6,045,658         3,914,808
Less allowance for depreciation         1,680,423         1,536,224
                                       ----------        ----------
                                       $4,365,235        $2,378,584
                                       ==========        ==========

The provisions for depreciation charged to occupancy and equipment expense for the years ended December 31, 1996 and 1995 were $146,051 and $179,885, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995

NOTE 7 - DEPOSITS

The major classifications of deposits as of December 31, 1996 and 1995 were as follows:


                                                       1996                1995
                                                   ------------        ------------
Noninterest-bearing demand ................        $ 19,365,454        $ 20,198,375
NOW accounts ..............................          13,943,227          11,593,336
Savings ...................................          29,755,736          31,424,057
Time ......................................          41,878,962          39,954,959
Certificates of deposit of $100,000 or more          21,912,113          16,201,816
Time deposits open ........................           3,058,477           1,378,000
                                                   ------------        ------------

                                                   $129,913,969        $120,750,543
                                                   ============        ============

The maturities of time certificates of deposit and other time deposits of $100,000 or more issued by the Bank at December 31, 1996 are as follows:



                                           Time
                                       Certificates of         Other Time
                                          Deposit                Deposits              Total
                                       ---------------        ----------------     -------------

Three months or less ...........        $ 5,388,312           $    3,058,477        $ 8,446,789
Over three through twelve months         12,823,942                      -0-         12,823,942
Over twelve months .............          3,699,859                      -0-          3,699,859
                                        -----------           --------------        -----------
                                        $21,912,113           $    3,058,477        $24,970,590
                                        ===========           ==============        ===========


NOTE 8 - LONG-TERM DEBT

At December 31, 1996 and 1995, the Company had notes totaling $1,363,208 and $1,613,667, respectively.

On July 31, 1991, the Company entered into a loan agreement with First Tennessee Bank, National Association for amounts up to $2,000,000. At December 31, 1996 and 1995, the amounts outstanding on this loan were $1,298,208 and $1,483,667, respectively, due January 15, 2003, bearing interest at a floating prime, collateralized by 100% of the common stock of all subsidiary banks. The note agreement contains provisions which limit the Company's right to transfer or issue shares of subsidiary banks' stock in order to maintain one hundred percent (100%) collateral control. Quarterly interest payments are required with annual principal reductions.

The Company also had a mortgage note payable to a former Director, dated January 21, 1993 in the amount of $65,000 and $130,000 at December 31, 1996 and 1995,
respectively. This note bears interest at floating prime and is collateralized by one of the bank buildings. Interest is payable monthly with principal due on January 21, 1997.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1995

Maturities of long-term debt following December 31, 1996 are as follows:



                  1997........................................    $      250,458
                  1998........................................           185,458
                  1999........................................           185,458
                  2000........................................           185,458
                  2001........................................           185,458
                  Thereafter..................................           370,918
                                                                  --------------

                                                                  $    1,363,208
                                                                  ==============

NOTE 9 - SHAREHOLDERS' EQUITY

On January 2, 1996, the Company issued a 2-for-1 stock split effected in the form of a dividend, effectively increasing the shares outstanding by 669,863. Earnings per share amounts for 1995 have been restated on an equivalent share basis.

At December 31, 1996 and 1995, shareholders' equity of the Company consisted of the following:

Common Stock: 1,500,000 shares authorized, with a par value of $.10 per share, 1,339,726 shares issued as of December 31, 1996 of which there were 1,332,284 shares outstanding and 669,863 shares issued as of December 31, 1995 of which there were 665,875 shares outstanding. Voting rights equal to one vote per share.

Capital Surplus: Represents the funds received in excess of par value upon the issuance of stock, net of issuance costs.

Retained Earnings: Represents the accumulated net earnings of the Company as reduced by dividends paid to shareholders.

Treasury Stock: Represents 7,422 and 3,988 shares of common stock at December 31, 1996 and 1995, respectively.

Net Unrealized Holding Gains (Losses) on Securities: Represents the net unrealized gains or losses on securities available for sale, net of deferred taxes at December 31, 1996 and 1995. This account adjusts as the market values of the related investment securities change.

NOTE 10 - REGULATORY CAPITAL MATTERS

The Bank is subject to various regulatory capital requirements administered by the state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Bank and the consolidated financial statements. Under regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1996 AND 1995



maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 1995, the most recent notification from the Federal Reserve Bank of Atlanta, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.


                                                                                               To Be Well Capitalized
                                                                                                     Under Prompt
                                                                          For Capital             Corrective Action
                                                  Actual               Adequacy Purposes             Provisions
                                    ---------------------------- ----------------------------------------------------
                                           Amount        Ratio        Amount        Ratio        Amount       Ratio
                                    ---------------------------------------------------------------------------------
                                                                     (In thousands)

AS OF DECEMBER 31, 1996:

TOTAL RISK-BASED CAPITAL
 (TO RISK-WEIGHTED ASSETS)          $    14,412         14.32%    >$    8,051     >8.0%     >$     10,064      > 10.0%
                                                                  -               -         -                  -
TIER 1 CAPITAL
 (TO RISK-WEIGHTED ASSETS)          $    13,153         13.07%    >$    4,025     >4.0%     >$      6,038      >  6.0%
                                                                  -               -         -                  -
TIER 1 CAPITAL
 (TO ADJUSTED TOTAL ASSETS)         $    13,153          9.29%    >$    5,660     >4.0%     >$      7,075      >  5.0%
                                                                  -               -         -                  -


As of December 31, 1995:

Total Risk-Based Capital
 (to Risk-Weighted Assets)          $    13,117         13.19%    >$    7,956      8.0%     >$      9,945      > 10.0%
                                                                  -                         -                  -
Tier 1 Capital
 (to Risk-Weighted Assets)          $    11,765         11.83%    >$    3,978      4.0%     >$      5,967      >  6.0%
                                                                  -                         -                  -
Tier 1 Capital
 (to Adjusted Total Assets)         $    11,765          8.77%    >$    5,365      4.0%     >$      6,707      >  5.0%
                                                                  -                         -                  -

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1996 AND 1995



NOTE 11 - OTHER OPERATING EXPENSES

The major components of other operating expenses included in noninterest expenses at December 31, 1996 and 1995 are as follows:

                                                                                      1996            1995
                                                                                      ----            ----

    Professional fees..................................................           $   220,680    $   145,548
    Supplies...........................................................               204,375        215,222
    Advertising and promotion..........................................               120,265        144,156
    Director and committee fees........................................               115,600        114,000
    Postage............................................................                93,048        101,060
    Telephone..........................................................                77,974         74,186
    Bank charges.......................................................                64,867         64,193
    Insurance expense..................................................                60,924         60,326
    Credit card expense................................................                55,088         41,371
    Losses and expense on foreclosed real estate
        and repossessions..............................................                47,212          3,892
    Dues and subscriptions.............................................                42,459         42,717
    ATM fees...........................................................                37,350         45,370
    FDIC and State assessments.........................................                16,195        111,063
    Other  ............................................................               349,809        409,783
                                                                                  -----------    -----------

                                                                                  $ 1,505,846    $ 1,572,887
                                                                                  ===========    ===========

NOTE 12 - INCOME TAXES

Federal and state income taxes receivable and (payable) as of December 31, 1996 and 1995 included in other assets and other liabilities, respectively, were as follows:

                                                                              1996           1995
                                                                              -----          ----

    Current:
        Federal........................................................    $ (162,152)   $  225,176
                                                                           ==========    ==========

        State..........................................................    $ (148,007)   $  (73,634)
                                                                           ==========    ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1996 AND 1995



The components of the deferred income tax asset (liability) included in other assets (other liabilities) are as follows:

                                                                                              1996                     1995
                                                                                         ---------                ---------
    Deferred tax asset:
       Federal ..........................................................                $ 240,317                $ 206,188
       State ............................................................                   53,116                   36,386
                                                                                         ---------                ---------
         Total gross deferred income tax asset ..........................                  293,433                  242,574
         Less valuation allowance .......................................                      -0-                 (118,986)
                                                                                         ---------                ---------
           Total deferred income tax asset ..............................                  293,433                  123,588
                                                                                         ---------                ---------

    Deferred tax liability:
        Federal .........................................................                 (103,386)                (130,499)
        State ...........................................................                  (19,305)                 (23,723)
                                                                                         ---------                ---------
           Total deferred income tax liability ..........................                 (122,691)                (154,222)
                                                                                         ---------                ---------

    Net deferred tax asset (liability) ..................................                $ 170,742                $ (30,634)
                                                                                         =========                =========

The tax effects of each type of income and expense item that gave rise to deferred taxes are:

    Net unrealized gain (loss) on securities available
       for sale .........................................................                $  (1,258)               $ (69,348)
    Depreciation ........................................................                  (55,990)                 (51,070)
    Allowance for loan losses ...........................................                  282,117                  242,574
    Bond discount accretion .............................................                  (65,086)                 (33,545)
    Other ...............................................................                   10,959                     (259)
                                                                                         ---------                ---------
                                                                                           170,742                   88,352
    Less valuation allowance ............................................                      -0-                 (118,986)
                                                                                         ---------                ---------

    Net deferred tax asset (liability) ..................................                $ 170,742                $ (30,634)
                                                                                         =========                =========

The net changes in the total valuation allowance for the years ended December 31, 1996 and 1995 were $118,986, and $1,365, respectively.

The components of income tax expense for the years ended December 31, 1996 and 1995 were as follows:

                                                                                   1996               1995
                                                                           ------------       ------------

    Current
       Federal.........................................................    $  1,038,472       $    775,239
       State...........................................................         148,007             73,634
    Deferred
       Federal.........................................................        (104,504)            70,504
       State...........................................................         (28,782)            12,782
                                                                           ------------       ------------
                                                                           $  1,053,193       $    932,159
                                                                           ============       ============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1996 AND 1995



Tax effects of securities transactions for the year ended December 31, 1996 was a decrease in income tax expense of approximately $11,400. The tax effects for the year ended December 31, 1995 were immaterial.

The principal reasons for the difference in the effective tax rate and the federal statutory rate are as follows for the years ended December 31, 1996 and 1995:

                                                                               1996         1995
                                                                              ------      -------

    Statutory federal income tax rate..................................         34.0%       34.0%

    Effect on rate of:
      Tax-exempt securities.............................................        (2.1)       (2.5)
      Tax-exempt loan income............................................        (1.0)       (1.3)
      State income tax, net of federal tax benefit......................         2.0         2.0
      Interest expense disallowance.....................................         0.3         0.4
      Allowance for loan losses.........................................        (3.0)        -0-
      Other.............................................................         0.3         0.8
                                                                              ------      ------

    Effective income tax rate..........................................         30.5%       33.4%
                                                                              ======      ======

NOTE 13 - COMMITMENTS AND CONTINGENCIES

The Company's consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, commercial letters of credit and standby letters of credit. A summary of the Bank's commitments and contingent liabilities at December 31, 1996 and 1995 is approximately as follows:

                                                                                         Contract or
                                                                                        Notional Amount
                                                                               --------------------------------
                                                                                    1996                1995
                                                                               -----------         ------------

    Commitments to extend credit.......................................        $ 7,015,000         $ 6,382,000
    Credit card arrangements...........................................            515,000             478,000
    Letters of credit..................................................            441,000             668,000

Commitments to extend credit, credit card arrangements, commercial letters of credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated statements of financial condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1996 AND 1995



NOTE 14 - CONCENTRATIONS OF CREDIT

The majority of the Bank's loans and commitments and all commercial and standby letters of credit have been granted to customers in the Bank's market area. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit related primarily to unused commercial working capital lines and unused real estate draw lines. Commercial and standby letters of credit were granted primarily to commercial borrowers.

The Bank maintains its cash accounts at the Federal Reserve Bank and at various commercial banks in Alabama, Georgia and Tennessee. The total cash balances in commercial banks are insured by the FDIC up to $100,000. At December 31, 1996 total uninsured balances amounted to $3,797,368. There were no uninsured balances at December 31, 1995.

NOTE 15 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

The Bank is subject to the dividend restrictions set forth by the State Banking Department. Under such restrictions, the Bank may not, without the prior approval of the State Banking Department, declare dividends in excess of the sum of the current year's earnings plus the retained earnings from the prior two years. The dividends, as of December 31, 1996, that the Bank could declare, without the approval of the State Banking Department, amounted to approximately $3,498,835.

NOTE 16 - PROFIT-SHARING PLAN

The Company and its subsidiaries have a profit-sharing plan covering all employees who qualify as to length of service. Annual contributions are made to the plan as determined by the Board of Directors. The Plan's benefits become vested according to the following schedule:

                   Total Completed                Percentage of Total
                   Years of Service                 Benefit Vested
                   ----------------               -------------------

                         3 years                           20%
                         4 years                           40%
                         5 years                           60%
                         6 years                           80%
                         7 years                          100%

Profit-sharing expense for the years ended December 31, 1996 and 1995 was $127,898 and $115,601, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1996 AND 1995



NOTE 17 - LEASES

The Bank has entered into various operating lease agreements involving land, buildings and equipment. These leases are noncancelable and expire on various dates through the year 2011. The leases provide for renewal options and generally require the Bank to pay maintenance, insurance and property taxes. For the years ended December 31, 1996 and 1995, rental expense for operating leases were $109,189 and $49,401, respectively.

Future minimum lease payments under these noncancelable operating lease agreements at December 31, 1996 are as follows:

                      Years ending December 31,
                                    1997.....................................................    $  34,226
                                    1998.....................................................       14,460
                                    1999.....................................................       13,095
                                    2000.....................................................       12,000
                                    2001.....................................................       12,000
                                    Thereafter...............................................      110,000
                                                                                                 ---------

                                                                                                 $ 195,781
                                                                                                 =========

NOTE 18 - LITIGATION

While the Company and its subsidiaries are parties to various legal proceedings arising from the ordinary course of business, management believes after consultation with legal counsel that there are no proceedings threatened or pending against the Company or its subsidiaries that will, individually or in the aggregate, have a material adverse effect on the business or consolidated financial condition of the Company.

NOTE 19 - BUSINESS COMBINATION

Effective July 1, 1995, The Home Bank and Bank of Albertville were combined in a tax-free statutory merger. The merger was accounted for under the purchase method of accounting. As The Home Bank and Bank of Albertville were consolidated subsidiaries of the Company prior to the merger, this combination had no effect on the consolidated financial statements of the Company.

NOTE 20 - PLANNED CAPITAL EXPENDITURES

The Home Bank has entered into commitments to construct a new facility in Guntersville adjacent to their present location at an estimated cost of approximately $3,000,000. The present facility was sold during 1995 resulting in proceeds of $535,000 to assist in funding the new premises. Construction is scheduled to be completed in May, 1997. As of December 31, 1996, accumulated construction costs were $2,503,778.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1996 AND 1995



NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments as of December 31, 1996 and 1995 are as follows:

                                                             1996                                 1995
                                               ---------------------------------  ----------------------------------
                                                  CARRYING            FAIR             Carrying          Fair
                                                   AMOUNT            VALUE              Amount           Value
                                               ---------------  ----------------  ---------------  -----------------
                                                       (IN THOUSANDS)                       (in thousands)
FINANCIAL ASSETS
   Cash and short-term investments..........   $         9,063  $          9,063  $         7,876  $          7,876
   Investment securities....................            30,494            30,548           33,958            34,033
   Loans....................................           101,576           101,455           90,021            88,862
   Accrued interest and dividends
      receivable............................             1,324             1,324            1,380             1,380
                                               ---------------  ----------------  ---------------  ----------------

   TOTAL FINANCIAL ASSETS...................   $       142,457  $        142,390  $       133,235  $        132,151
                                               ===============  ================  ===============  ================

FINANCIAL LIABILITIES
   Deposits.................................   $       129,914  $        130,171  $       120,751  $        120,582
   Other short-term borrowings..............               629               629              433               433
   Long-term debt...........................             1,363             1,363            1,614             1,614
   Accrued interest payable.................               609               609              645               645
                                               ---------------  ----------------  ---------------  ----------------

   TOTAL FINANCIAL LIABILITIES..............   $       132,515  $        132,772  $       123,443  $        123,274
                                               ===============  ================  ===============  ================

UNRECOGNIZED FINANCIAL INSTRUMENTS
   Commitments to extend credit.............   $         7,015  $          7,015  $         6,382  $          6,382
   Credit card arrangements.................               515               515              478               478
   Standby letters of credit................               441               441              668               668
                                               ---------------  ----------------  ---------------  ----------------

   TOTAL UNRECOGNIZED FINANCIAL
      INSTRUMENTS...........................   $         7,971  $          7,971  $         7,528  $          7,528
                                               ===============  ================  ===============  ================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1996 AND 1995



NOTE 22 - CONDENSED PARENT COMPANY INFORMATION

                       STATEMENTS OF FINANCIAL CONDITION

                                                                                             December 31,
                                                                                -----------------------------------
                                                                                       1996               1995
                                                                                ---------------    ----------------

ASSETS
   Cash and due from banks.................................................     $       833,873    $        514,842
   Investment in and amounts due from subsidiaries
       (equity method) - eliminated upon consolidation.....................          13,155,026          11,868,156
   Other assets............................................................             203,727             368,510
                                                                                ---------------    ----------------

     TOTAL ASSETS..........................................................     $    14,192,626    $     12,751,508
                                                                                ===============    ================


LIABILITIES AND SHAREHOLDERS' EQUITY
   Long-term debt..........................................................     $     1,363,208    $      1,613,667
   Other liabilities.......................................................             211,515             327,490
                                                                                ---------------    ----------------
     TOTAL LIABILITIES.....................................................           1,574,723           1,941,157

     TOTAL SHAREHOLDERS' EQUITY............................................          12,617,903          10,810,351
                                                                                ---------------    ----------------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............................     $    14,192,626    $     12,751,508
                                                                                ===============    ================

STATEMENTS OF INCOME

INCOME
   From subsidiaries - eliminated upon consolidation
     Dividends.............................................................     $     1,098,000    $        710,000
     Rent..................................................................              27,840              27,840
                                                                                ---------------    ----------------
                                                                                      1,125,840             737,840

EXPENSES
   Interest................................................................             114,059             143,490
   Other expenses..........................................................              39,155              39,224
                                                                                ---------------    ----------------
                                                                                        153,214             182,714
                                                                                ---------------    ----------------

Income before income taxes and equity in
   undistributed earnings of subsidiaries..................................             972,626             555,126
Income tax benefit.........................................................             (43,053)            (55,827)
                                                                                ---------------    ----------------

Income before equity in undistributed earnings of
   subsidiaries............................................................           1,015,679             610,953
Equity in undistributed earnings of subsidiaries...........................           1,389,005           1,247,181
                                                                                ---------------    ----------------

NET INCOME.................................................................     $     2,404,684    $      1,858,134
                                                                                ===============    ================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     HOMEBANC CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1996 AND 1995

                            STATEMENTS OF CASH FLOWS



                                                                        Years Ended
                                                                         December 31,
                                                           ----------------------------------
                                                                 1996                  1995
                                                           ---------------      -------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income ........................................     $    2,404,684      $    1,858,134
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Equity in undistributed income of subsidiaries ..         (1,389,005)         (1,247,181)
     Provision for depreciation and amortization .....              7,326               7,417
     Other, net ......................................             95,695             (93,868)
                                                           --------------      --------------
       NET CASH PROVIDED BY OPERATING ACTIVITIES .....          1,118,700             524,502
                                                           --------------      --------------

CASH FLOWS FROM INVESTING ACTIVITIES .................                -0-                 -0-
                                                           --------------      --------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from long-term debt ......................                -0-             107,000
   Repayment of long-term debt .......................           (250,459)           (172,083)
   Cash dividends paid ...............................           (559,393)           (287,185)
   Issuance of common stock ..........................                -0-              11,054
   Purchase of common stock ..........................                -0-            (108,750)
   Issuance of treasury stock ........................             10,183                 -0-
                                                           --------------      --------------
       NET CASH USED IN FINANCING ACTIVITIES .........           (799,669)           (449,964)
                                                           --------------      --------------

NET INCREASE IN CASH AND CASH EQUIVALENTS ............            319,031              74,538

Cash and Cash Equivalents at Beginning of Year .......            514,842             440,304
                                                           --------------      --------------

CASH AND CASH EQUIVALENTS AT END OF YEAR .............     $      833,873      $      514,842
                                                           ==============      ==============

SUPPLEMENTAL DISCLOSURES

   Cash paid (received) during the year for:
     Interest ........................................     $      120,754      $      142,124
     Income taxes, net ...............................           (145,442)            151,062

PROSPECTUS

                                15,000,000 SHARES

                                  BANCORPSOUTH


                                  COMMON STOCK

                                 ---------------

         BancorpSouth, Inc. may from time to time offer shares of its common stock in an aggregate amount of up to 15,000,000 shares, on terms and at prices to be determined at the time of such offerings and set forth in one or more supplements to this Prospectus. BancorpSouth is a Mississippi corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended.

         Shares of BancorpSouth common stock are to be offered directly by BancorpSouth in connection with the acquisition of, or business combination with, certain banking or savings institutions. The specific terms under which shares of BancorpSouth common stock are being offered in connection with the delivery of this Prospectus will be set forth in the applicable supplement and will include the specific number of shares of BancorpSouth common stock and the issuance price per share. BancorpSouth common stock may not be sold through this Prospectus without delivery of the applicable supplement.

         BancorpSouth common stock is listed on the New York Stock Exchange under the symbol "BXS."

                                 ---------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSIONER HAS APPROVED OR DISAPPROVED OF THE SHARES OF BANCORPSOUTH COMMON STOCK TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

         SHARES OF BANCORPSOUTH COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                 ---------------


                The date of this Prospectus is September 24, 1998

                                   THE COMPANY

         BancorpSouth, Inc. ("BancorpSouth") is a bank holding company with financial services operations in Mississippi and Tennessee. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, conducts a commercial banking and trust business through offices located in communities throughout Mississippi and West Tennessee. In addition, BancorpSouth Bank operates consumer finance, credit life insurance and insurance agency subsidiaries. BancorpSouth Bank operates under the trade names "Bank of Mississippi" in Mississippi and "Volunteer Bank" in Tennessee.

         BancorpSouth, through its subsidiaries, provides a range of financial services to individuals and small-to-medium size businesses. Various types of checking accounts, both interest bearing and non-interest bearing, are available. Savings accounts and certificates of deposit with a range of maturities and interest rates are available to meet the needs of customers. Other services include safe deposit and night depository facilities. Limited 24-hour banking with automated teller machines is provided in most of its principal markets. BancorpSouth Bank is an issuing bank for MasterCard, and overdraft protection is available to approved MasterCard holders maintaining checking accounts with BancorpSouth Bank.

         BancorpSouth offers a variety of services through the trust department of BancorpSouth Bank, including personal trust and estate services, certain employee benefit accounts and plans, including individual retirement accounts, and limited corporate trust functions.

         BancorpSouth's lending activities include both commercial and consumer loans. Loan originations are derived from a number of sources including real estate broker referrals, mortgage loan companies, direct solicitation by BancorpSouth's loan officers, present savers and borrowers, builders, attorneys, walk-in customers and, in some instances, other lenders. BancorpSouth has established disciplined and systematic procedures for approving and monitoring loans that vary depending on the size and nature of the loan.

         BancorpSouth's principal office is located at One Mississippi Plaza, Tupelo, Mississippi, 38801 and its telephone number is (601) 680-2000.

                              AVAILABLE INFORMATION

         BancorpSouth has filed a Registration Statement on Form S-4, including amendments thereto, if any, with respect to BancorpSouth common stock (the "Registration Statement") with the Securities and Exchange Commission (the "SEC"). This Prospectus and any accompanying supplement do not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or as previously filed with the SEC and incorporated herein by reference. For further information with respect to BancorpSouth and BancorpSouth common stock, reference is made to such Registration Statement, exhibits and schedules.

         BancorpSouth is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the SEC. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. BancorpSouth common stock is listed on The New York Stock Exchange, Inc., and such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents or portions of documents filed by BancorpSouth with the SEC are incorporated herein by reference:

1.       BancorpSouth's Annual Report on Form 10-K for the year ended December
         31, 1997;

2. BancorpSouth's Quarterly Report on Form 10-Q for the three months ended March 31, 1998;

3. BancorpSouth's Quarterly Report on Form 10-Q for the three months ended June 30, 1998;

4.       BancorpSouth's Current Report on Form 8-K dated May 18, 1998;

5.       BancorpSouth's Current Report on Form 8-K dated July 10, 1998;

6.       BancorpSouth's Current Report on Form 8-K dated September 3, 1998;

7. The description of BancorpSouth common stock contained in BancorpSouth's Registration Statement on Form 8-A, dated May 14, 1997; and

8. The description of BancorpSouth common stock purchase rights contained in BancorpSouth's Registration Statement on Form 8-A, dated
         May 14, 1997.

         All documents filed by BancorpSouth pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersede such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. A copy of these documents is available upon written or oral request, at no charge, from Cathy S. Freeman, Vice President and Corporate Secretary, BancorpSouth, Inc., One Mississippi Plaza, Tupelo, Mississippi 38801, (601) 680-2000.

                                  LEGAL MATTERS

         The validity of the shares of BancorpSouth common stock to be offered hereunder will be passed upon by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee, special counsel to BancorpSouth. Certain matters concerning this offering will be passed upon on behalf of BancorpSouth by Riley, Ford, Caldwell & Cork, P.A., Tupelo, Mississippi.

                                     EXPERTS

         The Consolidated Financial Statements of BancorpSouth, as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference in this Prospectus and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                                                                        ANNEX A

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of November 4, 1998 (this "Agreement"), between BancorpSouth, Inc., a Mississippi corporation ("BancorpSouth") and HomeBanc Corporation, an Alabama corporation (the "Company," and together with BancorpSouth, the "Holding Companies").

         WHEREAS, BancorpSouth is the sole shareholder of BancorpSouth Bank, a Mississippi banking corporation ("BancorpSouth Bank");

         WHEREAS, the Company is the sole shareholder of The Home Bank, an Alabama banking corporation ("Home Bank," and together with BancorpSouth Bank, the "Banks");

         WHEREAS, BancorpSouth and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein in which
(i) the Company will merge with and into BancorpSouth (the "Holding Company Merger") and (ii) Home Bank will merge with and into BancorpSouth Bank (the "Bank Merger"), each subject to the terms and conditions set forth herein (collectively, the "Merger"); and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1.     The Merger.

                  (a) Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Business Corporation Act (the "MBCA") and the Alabama Business Corporation Act (the "ABCA"), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into BancorpSouth. BancorpSouth shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Holding Company Merger, and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Corporation shall continue to be "BancorpSouth, Inc." Upon consummation of the Holding Company Merger, the separate corporate existence of the Company shall terminate.

                  (b) Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Banking Act (the "MBA") and the Alabama Banking Code ("ABC") at the Effective Time (as defined in Section 1.2 hereof), Home Bank shall merge with and into BancorpSouth Bank. BancorpSouth Bank shall be the surviving banking corporation (hereinafter sometimes called the "Surviving Bank") in the Bank Merger, and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Bank shall continue to be "BancorpSouth Bank." Upon consummation of the Bank Merger, the separate corporate existence of Home Bank shall terminate.

         1.2.     Effective Time.

                  (a) The Holding Company Merger shall become effective as set forth in the articles of merger (the "Company Articles of Merger") which shall be filed on the Closing Date (as defined in Section 10.1) with the Secretary of State of the State of Mississippi (the "Mississippi Secretary") and the Secretary of State of the State of Alabama (the "Alabama Secretary") with respect to the Holding Company Merger.

                  (b) The Bank Merger shall become effective as set forth in the articles of merger (the "Home Bank Articles of Merger," and together with the Company Articles of Merger, the "Articles of Merger") which shall be filed on the Closing Date (as defined in Section 10.1) with the Mississippi Department of Banking and Consumer Finance (the "Mississippi Department"), the Alabama Banking Department ("Alabama Department") and the Alabama Secretary with respect to the Bank Merger.

                  (c) The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

         1.3.     Effects of the Merger.

                  (a) At and after the Effective Time, the Holding Company Merger shall have the effects set forth in Section 79-4-11.06 of the MBCA and
Section 10-2B-11.06 of the ABCA.

                  (b) At and after the Effective Time, the Bank Merger shall have the effects set forth in Section 81-5-85 of the MBA.

         1.4.     Conversion of Company Common Stock.

                  (a) At the Effective Time, subject to Section 2.2(e) hereof, each share of the common stock, par value $0.10 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than Company Dissenting Shares (as defined herein) and other than shares of Company Common Stock held directly or indirectly by BancorpSouth or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined in Section 1.4(b) hereof), shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 1.5747417 shares (the "Exchange Ratio") of the common stock, par value $2.50 per share, of BancorpSouth ("BancorpSouth Common Stock"), together with the number of BancorpSouth Rights (as defined in Section 5.2 hereof) associated therewith. There shall be no adjustment in the Exchange Ratio in the event of any change in the price of BancorpSouth Common Stock or any other matter, other than for "Adjustment Events" (as defined below).

                  (b) All of the shares of Company Common Stock converted into BancorpSouth Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of BancorpSouth Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e) hereof. Company Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of BancorpSouth Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Company Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the shares of BancorpSouth Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (any such event, an "Adjustment Event"), The Exchange Ratio shall be adjusted to result in the same aggregate consideration being delivered to the Company's shareholders as would have been received had such Adjustment Event not occurred.

                  (c) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by BancorpSouth or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (i) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of BancorpSouth Common Stock which are similarly held, whether held directly or indirectly by BancorpSouth or the Company, as the case may be, being referred to herein as "Trust Account Shares") and (ii) held by BancorpSouth or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of BancorpSouth Common Stock which are similarly held, whether held directly or indirectly by BancorpSouth or the Company, being referred to herein as "DPC Shares")) shall be canceled and shall cease to exist and no stock of BancorpSouth or other consideration shall be delivered in exchange therefor. All shares of BancorpSouth Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of BancorpSouth.

                  (d) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are outstanding immediately prior to the Effective Time and with respect to which dissenters' rights shall have been properly demanded in accordance with Article 13 of the ABCA ("Company Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, BancorpSouth Common Stock or cash in lieu of fractional shares but, instead, the holders thereof shall be entitled to payment of the appraised value of such Company Dissenting Shares in accordance with the provisions of
Section 13 of the ABCA, provided, however, that (i) if any holder of Company Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such shares, or (ii) if any holder fails to establish his entitlement to dissenters' rights as provided in Section 13 of the ABCA, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and each of such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, BancorpSouth Common Stock and/or cash in lieu of fractional shares, without any interest thereon, as provided in
Section 1.4(a) and Article II hereof.

                  (e) BancorpSouth may terminate this Agreement if cash payments in respect of fractional shares or dissenter's rights exceed the amount permissible for the utilization of pooling of interests accounting treatment.

                  (f) At the Effective Time, all shares of Home Bank common stock, par value $0.10 per share ("Home Bank Common Stock"), shall be canceled and shall cease to exist and no stock of BancorpSouth, BancorpSouth Bank, or other consideration shall be delivered in exchange therefor.

         1.5. BancorpSouth Common Stock. Except for shares of BancorpSouth Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of BancorpSouth as contemplated by Section 1.4 hereof, the shares of BancorpSouth Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

         1.6. Articles. At the Effective Time, the Amended and Restated Articles of Incorporation of BancorpSouth, as in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation. At the Effective Time, the Amended and Restated Articles of Association of

BancorpSouth Bank, as in effect at the Effective Time, shall be the articles of association of the Surviving Bank.

         1.7. By-Laws. At the Effective Time, the Bylaws of BancorpSouth, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law. At the Effective Time, the Bylaws of BancorpSouth Bank, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

         1.8. Directors and Officers. The directors and officers of BancorpSouth immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Restated Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The directors and officers of BancorpSouth Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, each to hold office in accordance with the Restated Articles of Association and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

         1.9. Tax Consequences; Accounting Treatment. It is intended that the Merger shall (i) constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code, and (ii) be accounted for as a "pooling of interests" under GAAP (as defined herein).

                                   ARTICLE II
                               EXCHANGE OF SHARES

         2.1. BancorpSouth to Make Shares Available. At or prior to the Effective Time, BancorpSouth shall deposit, or shall cause to be deposited, with a bank or trust company (the "Exchange Agent") selected by BancorpSouth and reasonably satisfactory to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of BancorpSouth Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of BancorpSouth Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section
1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

         2.2.     Exchange of Shares.

                  (a) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of BancorpSouth Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor and the Exchange Agent shall mail to such holder within three business days of such surrender to the Exchange Agent (x) a certificate representing that number of whole shares of BancorpSouth Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such


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
holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

                  (b) No dividends or other distributions declared after the Effective Time with respect to BancorpSouth Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BancorpSouth Common Stock represented by such Certificate.

                  (c) If any certificate representing shares of BancorpSouth Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of BancorpSouth Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of BancorpSouth Common Stock as provided in this Article II.

                  (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BancorpSouth Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BancorpSouth Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BancorpSouth. In lieu of the issuance of any such fractional share, BancorpSouth shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of BancorpSouth Common Stock an amount in cash equal to the product of (x) the BancorpSouth Price and
(y) the fraction of a share of BancorpSouth Common Stock which such holder would otherwise be entitled to receive pursuant to Article I hereof. The "BancorpSouth Price" means the last sale price of BancorpSouth Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Transactions tape (as reported in the Wall Street Journal, or, if not reported therein, in another alternative authoritative source mutually agreeable to the parties) at the closing of trading on the trading day immediately preceding the Closing Date.

                  (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for 12 months after the Effective Time shall be paid to BancorpSouth. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to BancorpSouth for payment of their shares of BancorpSouth Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on BancorpSouth Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BancorpSouth, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by BancorpSouth, the posting by such person of a bond in such amount as BancorpSouth may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of BancorpSouth Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE III
                         DISCLOSURE SCHEDULES; STANDARDS
                       FOR REPRESENTATIONS AND WARRANTIES

         3.1 Disclosure Schedules. The parties acknowledge that as of the date of this Agreement, the Company has delivered the Company Disclosure Schedule and BancorpSouth has delivered the BancorpSouth Disclosure Schedule (and, with the Company Disclosure Schedule, the "Disclosure Schedules"). Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or could be reasonably expected to have a Material Adverse Effect (as defined herein) with respect to either the Company or BancorpSouth, respectively.

         3.2.     Standards.

                  (a) No representation or warranty of the Company contained in
Article IV or of BancorpSouth contained in Article V shall be deemed untrue or incorrect for any purpose under this Agreement as a consequence of the existence or absence of any fact, circumstance or event, unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with such representation or warranty contained in Article IV, in the case of the Company, or Article V, in the case of BancorpSouth, has had or could be reasonably expected to have a Material Adverse Effect with respect to (i) the Company or (ii) BancorpSouth, respectively.

                  (b) As used in this Agreement, the term "Material Adverse Effect" means, with respect to BancorpSouth or the Company, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (w) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (x) any change in GAAP or regulatory accounting principles applicable to banks or their holding companies generally, (y) any action or omission of the Company or BancorpSouth or any Subsidiary of either of them taken with the express prior written consent of the other party hereto, or (z) any expenses incurred by such party where such expenses are contemplated by or reasonably incurred in connection with this Agreement or the transactions contemplated hereby or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Subject to Article III, the Company hereby represents and warrants to BancorpSouth as follows:

         4.1.     Corporate Organization.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Articles of Incorporation and Bylaws of the Company, copies of which have previously been made available to BancorpSouth, are true and correct copies of such documents as in effect as of the date of this Agreement. The Company has no Subsidiaries other than Home Bank and except for Home Bank, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly (other than as set forth in Section 4.1(b) of the Company Disclosure Schedule), any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

                  (b) Home Bank is an Alabama banking corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. The deposit accounts of Home Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Home Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Articles of Incorporation and Bylaws of Home Bank, copies of which have previously been made available to BancorpSouth, are true and correct copies of such documents as in effect as of the date of this Agreement. Other than as set forth in Section 4.1(b) of the Company Disclosure Schedule, Home Bank has no Subsidiaries and does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind except shares in any Federal Home Loan Bank, any Federal Reserve Bank, the Student Loan Marketing Association, The Bankers' Bank (Atlanta, GA) and other investment securities held by Home Bank in the ordinary course of business as reflected on the financial statements of Home Bank delivered to BancorpSouth.

                  (c) Valley Finance, Inc. is an Alabama corporation duly organized, validly existing and in good standing under the laws of Alabama. Valley Finance, Inc. is a consumer finance company under the laws of the State of Alabama. Valley Finance, Inc. has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Articles of Incorporation and Bylaws of Valley Finance, Inc., copies of which have previously been made available to BancorpSouth, are true and correct copies of such documents as in effect as of the date of this Agreement. Valley Finance has no Subsidiaries and does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

                  (c) The minute books of the Company, Home Bank and Valley Finance contain true and correct records of all meetings and other corporate actions held or taken since October 1, 1993 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

         4.2.     Capitalization.

                  (a) The authorized capital stock of the Company consists of 1,500,000 shares of Company Common Stock. As the date hereof, there are 1,333,552 shares of Company Common Stock outstanding and 6,174 shares of Company Common Stock held by the Company as treasury stock. There are no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 166,448 shares of Company Common Stock reserved for issuance upon exercise of the option (the "Option") to be issued to BancorpSouth pursuant to the Stock Option Agreement, to be entered into on the date hereof, between BancorpSouth and Company (the "Stock Option Agreement"). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable, and were issued in compliance with and are currently free of all preemptive rights, with no personal liability attaching to the ownership thereof. Except for options outstanding under the Stock Option Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company.

                  (b) Other than as set forth in Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of Home Bank, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Home Bank is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Home Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

                  (c) Home Bank owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of Valley Finance, Inc., free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Valley Finance, Inc. is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Valley Finance, Inc. or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

         4.3.     Authority; No Violation.

                  (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and, upon the receipt of shareholder approval of the Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company.

The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of the Company's shareholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (b) Neither the execution and delivery of this Agreement or the Stock Option Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Company Governing Documents or the Home Bank Governing Documents, or (ii) assuming that the consents and approvals referred to in
Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) other than as set forth in Section 4.3(b) of the Company Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

         4.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the FDIC, and approval of such applications and notices, (b) the filing of such applications, filings, authorizations, orders and approvals as may be required under applicable state law (including, without limitation, any applicable to consumer finance companies under the laws of the State of Alabama), (c) the filing with the SEC of a proxy statement in definitive form relating to the meetings of the Company's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement") and the filing and declaration of effectiveness of a post-effective amendment to the BancorpSouth shelf registration statement on Form S-4 (such shelf registration statement and any post-effective amendment thereto relating to this transaction, or any other S-4 Registration Statement used in connection with the Merger, the "S-4") in which the Proxy Statement will be included as a prospectus, (d) the approval of this Agreement by the requisite vote of the shareholders of the Company, (e) the filing of the Articles of Merger with the Mississippi Secretary, the Alabama Secretary, the Mississippi Department and the Alabama Department, as applicable, and (f) approval for listing of BancorpSouth Common Stock to be issued in the Merger on the New York Stock Exchange ("NYSE"), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or, other than as set forth in Section 4.4 of the Company Disclosure Schedule, with any third party are necessary in connection with (1) the execution and delivery by the Company of this Agreement and the Stock Option Agreement and (2) the consummation by the Company, Home Bank and Valley Finance, Inc. of the Merger and the other transactions contemplated hereby and thereby.

         4.5. Reports. The Company and Home Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any Federal Reserve Bank, (iv) any state banking commissions, including without limitation the Alabama Department, or any other state regulatory authority (each a "State Regulator") and (v) any other self-regulatory organization ("SRO") (collectively, the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1995. Except as set forth in Section 4.5 of the Company Disclosure Schedule, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

         4.6. Financial Statements. The Company has previously made available to BancorpSouth copies of (a) the consolidated statements of condition of the Company and its Subsidiaries as of December 31 for the fiscal years 1996 and 1997, and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for the fiscal years 1996 through 1997, inclusive, in each case accompanied by the audit report of Schauer, Taylor, Cox & Edwards, P.C., independent public accountants with respect to the Company. The December 31, 1997 consolidated statement of condition of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, except as set forth in Section 4.6 of the Company Disclosure Schedule.

         4.7. Broker's Fees. Except for Alex Sheshunoff & Co. Investment Banking, the fees of which are set forth in that certain agreement dated May 13, 1998, neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Stock Option Agreement.

         4.8.     Absence of Certain Changes or Events.

                  (a) Since June 30, 1998, except as set forth in Section 4.8 of the Company Disclosure Schedule, (i) there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on the Company and (ii) the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

                  (b) Neither the Company nor any of its Subsidiaries has, except as set forth in Section 4.8 of the Company Disclosure Schedule, (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of June 30, 1998 (which amounts have been previously disclosed to BancorpSouth), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary and benefit increases and bonus payments made in the ordinary course of business consistent with past practices), (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

         4.9.     Legal Proceedings.

                  (a) Except as set forth in Section 4.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Stock Option Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of the Company, Home Bank and Valley Finance, Inc.

                  (b) There is no injunction, order, judgment, decree, or unique regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

         4.10.    Taxes.

                  (a) Each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct, and (ii) paid in full or made adequate provision in the financial statements (except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount) of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) shown to be due on such Tax Returns. Except as set forth in Section 4.10 of the Company Disclosure Schedule, as of the date hereof neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding.

                  (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

         4.11.    Employees.

                  (a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to (the "Plans") by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 414(b), (c), (m) or (o) of the Code, for the benefit of any employee or former employee of the Company, any Subsidiary thereof or any ERISA Affiliate.

                  (b) The Company has heretofore made available to BancorpSouth with respect to each of the Plans true and correct copies of each of the following documents if applicable: (i) the Plan document; (ii) the actuarial report, if any, for such Plan for each of the last two years, (iii) the most recent determination letter from the Internal Revenue Service for such Plan and
(iv) the most recent summary plan description and related summaries of material modifications.

                  (c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, each of the Plans is in compliance with the applicable provisions of the Code and ERISA; each of the Plans intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS and to the knowledge of the Company, nothing has occurred which could reasonably be expected to result in the revocation of such letter; no Plan has an accumulated or waived funding deficiency within the meaning of section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA (other than PBGC premiums); to the knowledge of the Company no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in section 4043(c) of ERISA, has occurred with respect to any Plan (other than a reportable event with respect to which the thirty day notice period has been waived); no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA; no Plan is a multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) and no Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending, or to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

                  (d) Except as set forth in Section 4.11(d) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or any other agreements entered into by any party hereto in connection with the execution hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" within the meaning of Section 280G of the Code, forgiveness of indebtedness or otherwise) becoming due to any officer, director or employee of the Company or any of its Subsidiaries under any Plan or otherwise, (ii) increase any benefits payable under any Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

         4.12. Company Information. The information relating to the Company and its Subsidiaries which is provided to BancorpSouth by the Company or its representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to BancorpSouth or any of its Subsidiaries) will comply with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder.

         4.13. Compliance with Applicable Law. Except as set forth in Section
4.13 of the Company Disclosure Schedule, the Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received notice, and the Company does not know, of any violations of any of the above.



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

         4.14.    Certain Contracts.

                  (a) Except as set forth in Section 4.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from BancorpSouth, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission (the "SEC")) to be performed after the date of this Agreement, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $50,000 per annum, or (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this
Section 4.14(a) is referred to herein as a "Company Contract". The Company has previously delivered or made available to BancorpSouth true and correct copies of each Company Contract.

                  (b) (i) Each Company Contract described in clause (iii) of
Section 4.14(a) is (x) valid and binding and in full force and effect with respect to the obligations of the Company or its Subsidiaries and (y) to the best knowledge of the Company after due inquiry, is valid and binding and in full force and effect with respect to the obligations of the counterparties thereto, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract described in clause (iii) of Section 4.14(a), (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract described in clause (iii) of Section 4.14(a), and (iv) no other party to any Company Contract described in clause (iii) of Section 4.14(a) is, to the knowledge of the Company, in default in any respect thereunder.

         4.15. Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

         4.16. Business Combination Provision; Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of Alabama or other applicable jurisdiction.

         4.17. Administration of Fiduciary Accounts. The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

         4.18.    Environmental Matters.

                  (a) Except as set forth in Section 4.18 of the Company Disclosure Schedule, to the knowledge of the Company, each of the Company and its Subsidiaries and each of the Participation Facilities and the Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

                  (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

                  (c) Except as set forth in Section 4.18 of the Company Disclosure Schedule, to the knowledge of the Company, during the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or
(z) the Company's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or
(z) the Company's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

                  (d) The following definitions apply for purposes of this
Section 4.18: (x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

         4.19. Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.

         4.20.    Loan Portfolio.

                  (a) Except as set forth in Section 4.20 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor was, as of September 30, 1998, over 90 days delinquent in payment of principal or interest or in default of any other provision. Section 4.20 of the Company Disclosure Schedule sets forth all of the Loans in original principal amount in excess of $100,000 of the Company or any of its Subsidiaries that as of September 30, 1998, were classified as "Doubtful" or "Loss", or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder.

                  (b) Each Loan in original principal amount in excess of $100,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are, to the best knowledge of the Company after appropriate due diligence, true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) to the best knowledge of the Company after appropriate due diligence, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         4.21. Property. Except as set forth in Section 4.21 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Company as of December 31, 1997 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business,
(iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default thereunder.

         4.22. Accounting for the Merger; Reorganization. As of the date of this Agreement, the Company has no reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.


                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF BANCORPSOUTH

         Subject to Article III, BancorpSouth hereby represents and warrants to the Company as follows:

         5.1.     Corporate Organization.

                  (a) BancorpSouth is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. BancorpSouth has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. BancorpSouth is duly registered as a bank holding company under the BHC Act. The Amended and Restated Articles of Incorporation and Bylaws of BancorpSouth (the "BancorpSouth Governing Documents"), copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.



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

                  (b) BancorpSouth Bank is a Mississippi state bank validly existing and in good standing. The deposit accounts of BancorpSouth Bank are insured by the FDIC through the Bank Insurance Fund or Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Each of BancorpSouth's other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of BancorpSouth has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Amended and Restated Articles of Association and Bylaws of BancorpSouth Bank (the "Bank Governing Documents"), copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

                  (c) The minute books of BancorpSouth and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1997 (or the date of incorporation if later) of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

         5.2.     Capitalization.

                  (a) The authorized capital stock of BancorpSouth consists of 500,000,000 shares of BancorpSouth Common Stock. As of September 30, 1998, there were 44,792,042 shares of BancorpSouth Common Stock issued as of September 30, 1998, 129,936 shares of BancorpSouth Common Stock were held in BancorpSouth's treasury and as of September 30, 1998, 44,662,106 shares of BancorpSouth Common Stock was outstanding. As of the date of this Agreement, no shares of BancorpSouth Common Stock were reserved for issuance, except with respect to employee benefit plans, stock option plans, BancorpSouth's rights plan pursuant to which shareholders have the right to receive common stock under certain circumstances (the "BancorpSouth Rights"), (i) that certain Agreement and Plan of Merger, dated as of May 2, 1998, between BancorpSouth and Merchants Capital Corporation, (ii) that certain Merger Agreement, dated as of June 19, 1998 (as amended), among BancorpSouth, Alabama Bancorp., Inc., Highland Bank, and First Community Bank of the South, and (iii) that certain Agreement and Plan of Merger, dated August 12, 1998, between BancorpSouth and The First Corporation, and the transactions contemplated therein. All of the issued and outstanding shares of BancorpSouth Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above with respect to reserved shares and for BancorpSouth's dividend reinvestment plan, BancorpSouth does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of BancorpSouth Common Stock or any other equity securities of BancorpSouth or any securities representing the right to purchase or otherwise receive any shares of BancorpSouth Common Stock. The shares of BancorpSouth Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                  (b) Schedule 22 to BancorpSouth's Annual Report on Form 10-K for the year ended December 31, 1997, sets forth a true and correct list of all material BancorpSouth Subsidiaries as of the date of this Agreement. BancorpSouth owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of BancorpSouth, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of BancorpSouth has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of BancorpSouth calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

         5.3.     Authority; No Violation.

                  (a) BancorpSouth has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of BancorpSouth, and no other corporate proceedings on the part of BancorpSouth are necessary to approve this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Stock Option Agreement has been duly and validly executed and delivered by BancorpSouth and constitutes a valid and binding obligation of BancorpSouth, enforceable against BancorpSouth in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (b) Neither the execution and delivery of this Agreement or the Stock Option Agreement by BancorpSouth, nor the consummation by BancorpSouth of the transactions contemplated hereby or thereby, nor compliance by BancorpSouth with any of the terms or provisions hereof or thereof, will (i) violate any provision of the BancorpSouth Governing Documents or the Bank Governing Documents, or (ii) assuming that the consents and approvals referred to in Sections 5.3(a) and 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BancorpSouth or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of BancorpSouth or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BancorpSouth or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

         5.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board and the FDIC, and approval of such applications and notices, (b) such applications, filings, authorizations, orders and approvals as may be required under applicable state law, (c) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (d) the filing of the Articles of Merger with the Mississippi Secretary, the Alabama Secretary, the Mississippi Department and the Alabama Department, as applicable, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of BancorpSouth Common Stock pursuant to this Agreement and (f) approval for listing of BancorpSouth Common Stock to be issued in the Merger on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by BancorpSouth of this Agreement and (2) the consummation by BancorpSouth of the Merger and the other transactions contemplated hereby.

         5.5. Reports. BancorpSouth and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with any Regulatory Agency, and



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

have paid all fees and assessments due and payable in connection therewith. Except for matters disclosed pursuant to Section 5.16 and normal examinations conducted by a Regulatory Agency in the regular course of the business of BancorpSouth and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of BancorpSouth, investigation into the business or operations of BancorpSouth or any of its Subsidiaries since December 31, 1997. Except for matters disclosed pursuant to Section 5.16, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of BancorpSouth or any of its Subsidiaries.

         5.6. Financial Statements. BancorpSouth has previously made available to the Company copies of (i) the consolidated balance sheets of BancorpSouth and its Subsidiaries as of December 31 for the fiscal years 1996 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1996 through 1997, inclusive, as reported in BancorpSouth's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to BancorpSouth, and (ii) the unaudited consolidated balance sheet of BancorpSouth and its Subsidiaries as of March 31, 1998, June 30, 1998 and September 30, 1998, and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998 as reported in BancorpSouth's Quarterly Report on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, filed with the SEC under the Exchange Act. The December 31, 1997 consolidated balance sheet of BancorpSouth (including the related notes, where applicable) fairly presents the consolidated financial position of BancorpSouth and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.6 (including the related notes, where applicable) fairly present and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of BancorpSouth and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of BancorpSouth and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

         5.7. Broker's Fees. Neither BancorpSouth nor any Subsidiary of BancorpSouth, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Stock Option Agreement.

         5.8. Absence of Certain Changes or Events. Except as may be disclosed in any BancorpSouth Report (as defined in Section 5.12) filed with the SEC prior to the date of this Agreement, since December 31, 1997, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on BancorpSouth.

         5.9.     Legal Proceedings.

                  (a) Except as set forth in BancorpSouth's Annual Report on Form 10-K for the year ended December 31, 1997 or as disclosed pursuant to
Section 5.16 hereto, neither BancorpSouth nor



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

any of its Subsidiaries is a party to any and there are no pending or, to BancorpSouth's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BancorpSouth or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Stock Option Agreement.

                  (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon BancorpSouth, any of its Subsidiaries or the assets of BancorpSouth or any of its Subsidiaries.

         5.10. Taxes. Except as set forth in Section 5.10 of BancorpSouth Disclosure Schedule, each of BancorpSouth and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct, and (ii) paid in full or made adequate provision in the financial statements of BancorpSouth (in accordance with GAAP) for all Taxes shown to be due on such Tax Returns. Except as set forth in Section 5.10 of BancorpSouth Disclosure Schedule, as of the date hereof, neither BancorpSouth nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding.

         5.11.    Employees.

                  (a) Section 5.11(a) of BancorpSouth Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of the ERISA); "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to as of the date of this Agreement (the "BancorpSouth Plans") by BancorpSouth, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "BancorpSouth ERISA Affiliate"), all of which together with BancorpSouth would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of BancorpSouth, any Subsidiary or any BancorpSouth ERISA Affiliate.

                  (b) Each of BancorpSouth Plans is in compliance with the applicable provisions of the Code and ERISA; each of BancorpSouth Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS and to the knowledge of BancorpSouth, nothing has occurred which could reasonably be expected to result in the revocation of such letter; no BancorpSouth Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither BancorpSouth nor any BancorpSouth ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a BancorpSouth Plan pursuant to Title IV of ERISA (other than PBGC premiums); to the knowledge of BancorpSouth no proceedings have been instituted to terminate any BancorpSouth Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in
Section 4043(c) of ERISA, has occurred with respect to any BancorpSouth Plan (other than a reportable event with respect to which the thirty day notice period has been waived); no condition exists that presents a material risk to BancorpSouth of incurring a liability to or on account of a BancorpSouth Plan pursuant to Title IV of ERISA; no BancorpSouth Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and no BancorpSouth Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending, or, to the knowledge of BancorpSouth, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of BancorpSouth Plans or any trusts related thereto.




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

         5.12. SEC Reports. BancorpSouth has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1996 by BancorpSouth with the SEC pursuant to the Securities Act of 1933 (the "Securities Act") or the Exchange Act (the "BancorpSouth Reports") and (b) communication mailed by BancorpSouth to its shareholders since December 31, 1996, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. BancorpSouth has timely filed all BancorpSouth Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all BancorpSouth Reports complied with the published rules and regulations of the SEC with respect thereto.

         5.13. BancorpSouth Information. The information relating to BancorpSouth and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

         5.14. Compliance with Applicable Law. BancorpSouth and each of its Subsidiaries holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and other than matters addressed by
Section 5.16 have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to BancorpSouth or any of its Subsidiaries and neither BancorpSouth nor any of its Subsidiaries has received notice, and BancorpSouth does not know, of any violations of any of the above.

         5.15. Ownership of Company Common Stock; Affiliates and Associates. As of the date hereof, neither BancorpSouth nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).

         5.16. Approvals. As of the date of this Agreement, BancorpSouth knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.

         5.17. Accounting for the Merger; Reorganization. As of the date of this Agreement, BancorpSouth has no reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.

         5.18. Agreements with Regulatory Agencies. Except as disclosed to the Company orally or in writing, neither BancorpSouth nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, a "BancorpSouth Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has BancorpSouth or any of its Subsidiaries been advised by any Regulatory Agency or other


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

Governmental Entity that it is considering issuing or requesting any BancorpSouth Regulatory Agreement.

         5.19.    Environmental Matters.

                  (a) Each of BancorpSouth and its Subsidiaries and, to the knowledge of BancorpSouth, each of the Participation Facilities and the Loan Properties (each as hereinafter defined), are in compliance with all Environmental Laws;

                  (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of BancorpSouth, threatened, before any Governmental Entity or other forum in which BancorpSouth, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (ii) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by BancorpSouth or any of its Subsidiaries, any Participation Facility or any Loan Property;

                  (c) To the knowledge of BancorpSouth during the period of (i) BancorpSouth's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (ii) BancorpSouth's or any of its Subsidiaries' participation in the management of any Participation Facility, or
(iii) BancorpSouth's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of BancorpSouth, prior to the period of (i) BancorpSouth's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (ii) BancorpSouth's or any of its Subsidiaries' participation in the management of any Participation Facility, or
(iii) BancorpSouth's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

                  (d) The following definitions apply for purposes of this
Section 5.19: (i) "Loan Property" means any property in which BancorpSouth or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (ii) "Participation Facility" means any facility in which BancorpSouth or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

         5.20. Property. Each of BancorpSouth and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, and which are reflected on the consolidated statement of financial condition of BancorpSouth as of December 31, 1997 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business,
(iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which BancorpSouth or any Subsidiary of BancorpSouth, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither BancorpSouth nor any of its Subsidiaries nor, to the knowledge of BancorpSouth, any other party thereto is in default thereunder.

         5.21.    Loan Portfolio.

                  (a) Except as set forth in Section 5.21 of the BancorpSouth Disclosure Schedule, neither BancorpSouth nor any of its Subsidiaries is a party to any written or oral Loan, other than Loans the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor was, as of September 30, 1998, over 90 days delinquent in payment of principal or interest or in default of any other provision. Section 5.21 of the BancorpSouth Disclosure Schedule sets forth all Loans in original principal amounts in excess of $100,000 of BancorpSouth or any of its Subsidiaries that were as of June 30, 1998, classified as "Doubtful" or "Loss", or words of similar import.

                  (b) Each Loan in original principal amount in excess of $100,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                                   ARTICLE VI
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         6.1. Covenants of the Company.

         During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement and the Stock Option Agreement or with the prior written consent of BancorpSouth, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement and the Stock Option Agreement or as consented to in writing by BancorpSouth, the Company shall not, and shall not permit any of its Subsidiaries to:

                  (a) declare or pay any dividends on, or make other distributions in respect of any of its capital stock during any period; provided, however, that the Company may declare and pay regular quarterly cash dividends of $0.18 per share with usual and regular record and payment dates in accordance with past practice.

                  (b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of Company Common Stock (x) upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms or (y) pursuant to the Stock Option Agreement;

                  (c) amend its Articles of Incorporation, Bylaws or other similar governing documents;

                  (d) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate, facilitate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make a takeover proposal; provided, however, that the Company may communicate information about any such takeover proposal to its shareholders if, in the judgment of the Company's Board of Directors, based upon the written advice of outside counsel addressed to the Company and BancorpSouth, such communication is required under applicable law, provided further, however, that the Company may, and may authorize and permit its officers, directors, employees or agents to, (i) provide or cause to be provided such information, and (ii) participate in such discussions or negotiations, if in the judgment of the Company's Board of Directors, based upon the written advice of outside counsel addressed to the Company and BancorpSouth, the failure to do so would cause the members of such Board of Directors to breach their fiduciary duties under applicable laws. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than BancorpSouth with respect to any of the foregoing. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.1(d). The Company will notify BancorpSouth immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly (within 24 hours) inform BancorpSouth in writing of all of the relevant details with respect to the foregoing including the material terms and conditions of such request or takeover proposal and the identity of the person or group making such request or proposal. The Company will keep BancorpSouth fully informed of the status and details (including amendments or proposed amendments) of any such request or takeover proposal. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company other than the transactions contemplated or permitted by this Agreement and the Stock Option Agreement;

                  (e) make any capital expenditures other than those which are set forth in Section 6.1 of the Company Disclosure Schedule or (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $100,000 in the aggregate, or except as necessary to comply with regulatory guidelines or requirements;

                  (f)    enter into any new line of business;

                  (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, or which could reasonably be expected to impede or delay consummation of the Merger, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

                  (h) except as contemplated by Article III hereto, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

                  (i) change its methods of accounting in effect December 31, 1997, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

                  (j) except as set forth in Section 7.7 hereof, as required by applicable law or as required to maintain qualification pursuant to the Code,
(i) adopt, amend, or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or (ii) except for normal increases and the payment of incentive compensation to Home Bank officers and to Home Bank mortgage originators and processors, in each case in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares).

                  (k) take or permit to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a reorganization under Section 368(a) of the Code;

                  (l) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements, other than sales of investment securities of Home Bank in accordance with prudent asset/liability management practices;

                  (m) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                  (n) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

                  (o) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date, or amend or waive the provisions of any confidentiality or standstill agreement to which the Company or any of its affiliates is a party as of the date hereof;

                  (p) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c));

                  (q) enter into any Loans in an original principal amount in excess of $2,000,000; or

                  (r) agree or commit to do any of the foregoing.

         6.2. Covenants of BancorpSouth. Except as otherwise contemplated by this Agreement or consented to in writing by the Company, BancorpSouth shall not, and shall not permit any of its Subsidiaries to:

                  (a) except as contemplated by Article III hereto, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

                  (b) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval;

                  (c) change its methods of accounting in effect at December 31, 1997, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by BancorpSouth's independent auditors;

                  (d) take or permit to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a reorganization under Section 368(a) of the Code;

                  (e) take any action, including entering into any agreement with any other party, the effect of which would be to require BancorpSouth to authorize additional shares of BancorpSouth common stock in order to fulfill both BancorpSouth's obligations to Company pursuant to this Agreement and obligations to any such other party pursuant to any such agreement;

                  (f) during the period from the date of this Agreement and continuing to the Effective Time, except as expressly contemplated and permitted by this Agreement, or with the prior written consent of the Company, carry out its businesses outside or the ordinary course or in a manner inconsistent with past practice; or

                  (g) agree or commit to do any of the foregoing.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

         7.1.     Regulatory Matters.

                  (a) BancorpSouth and the Company shall promptly prepare and file with the SEC the Proxy Statement, and BancorpSouth shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and BancorpSouth shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its shareholders. BancorpSouth shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

                  (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger). The Company and BancorpSouth shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or BancorpSouth, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                  (c) BancorpSouth and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of BancorpSouth, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                  (d) BancorpSouth and the Company shall promptly furnish each other with copies of written communications received by BancorpSouth or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

         7.2.     Access to Information.

                  (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives (each, a "Representative") of the other party, access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request. In addition, the Company and Home Bank shall permit a Representative of BancorpSouth to have access to the premises and observe the operations of the Company or Home Bank, as the case may be, without interfering with the operations of the Company or Home Bank and only during normal business hours and to attend each meeting of their respective Boards of Directors and committees thereof (other than during discussions regarding this Agreement, the Stock Option Agreement, and the transactions contemplated hereby and thereby). Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers or its relationship with such customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Such party shall identify the nature of the limitation on access and disclosure, and the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  (b) All information furnished to BancorpSouth pursuant to
Section 7.2(a) shall be subject to, and BancorpSouth shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement dated July 30, 1998 (the "Confidentiality Agreement"), between BancorpSouth and the Company. The Company shall have the same obligations to BancorpSouth under the Confidentiality Agreement with respect to information furnished to the Company pursuant to Section 7.2(a) as if the Company were the receiving party under such Confidentiality Agreement.

                  (c) Notwithstanding anything in the Confidentiality Agreement or any other agreement to the contrary, no provision of the Confidentiality Agreement or investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein and the parties shall remain responsible to the extent provided herein, subject to Section 10.2.

         7.3. Shareholder Meeting. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement. The Company will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement.

         7.4. Legal Conditions to Merger. Each of BancorpSouth and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts
(a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or BancorpSouth or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

         7.5. Affiliates. The Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to BancorpSouth, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 7.5(a).

         7.6. Stock Exchange Listing. BancorpSouth shall make all filings required of it to cause the shares of BancorpSouth Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

         7.7.     Employee Benefit Plans; Existing Agreements.

                  (a) As of the Effective Time, the employees of the Company and its Subsidiaries (the "Company Employees") shall be eligible to participate in BancorpSouth's employee benefit plans in which similarly situated employees of BancorpSouth or BancorpSouth Bank participate, to the same extent as similarly situated employees of BancorpSouth or BancorpSouth Bank (it being understood that inclusion of Company Employees in BancorpSouth's employee benefit plans may occur at different times with respect to different plans).

                  (b) With respect to each BancorpSouth Plan that is an "employee benefit plan," as defined in Section 3(3)of ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits or 401(k) eligibility), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with BancorpSouth; provided; however, that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each BancorpSouth Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Company Plan. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of BancorpSouth Plan.

                  (c) As of the Effective Time, BancorpSouth shall assume and honor and shall cause the appropriate Subsidiaries of BancorpSouth to assume and to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between the Company or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in the Company Disclosure Schedule.

                  (d) BancorpSouth and the Company agree to cooperate and take all reasonable actions to effect the merger of any employee benefit plan that is intended to be qualified under Section 401(a) of the Code into the appropriate tax-qualified retirement plan of BancorpSouth after the Merger is completed, so that such plan merger satisfies the requirements of Section 414(l) of the Code; provided, however, that BancorpSouth shall not be obligated to effect such a merger of a plan unless such plan is fully funded under Section 412 of the Code and Section 302 of ERISA, to the extent applicable, and the merger would not jeopardize the tax-qualified status of any BancorpSouth Plan.

         7.8.     Indemnification.

                  (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company, the Home Bank, or any of their Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, Home Bank, any of the Subsidiaries of the Company or Home Bank, or any of their respective predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, BancorpSouth shall indemnify and hold harmless, as and to the extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with BancorpSouth; provided, however, that (1) BancorpSouth shall have the right to assume the defense thereof and upon such assumption BancorpSouth shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if BancorpSouth elects not to assume such defense or if counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between BancorpSouth and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with BancorpSouth, and BancorpSouth shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) BancorpSouth shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) BancorpSouth shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) BancorpSouth shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify BancorpSouth thereof, provided that the failure to so notify shall not affect the obligations of BancorpSouth under this Section 7.8 except to the extent such failure to notify materially prejudices BancorpSouth. BancorpSouth's obligations under this
Section 7.8 shall continue in full force and effect without time limit from and after the Effective Time.

                  (b) BancorpSouth shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that BancorpSouth may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall BancorpSouth be required to expend on an annual basis more than 125% of the current amount expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if BancorpSouth is unable to maintain or obtain the insurance called for by this Section 7.8(b), BancorpSouth shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

                  (c) In the event BancorpSouth or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of BancorpSouth assume the obligations set forth in this section.

                  (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         7.9. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by BancorpSouth.

         7.10. Coordination of Dividends. After the date of this Agreement, each of BancorpSouth and the Company shall coordinate with the other the declaration of any dividends in respect of the Company Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of Company Common Stock may (to the extent allowed by law and declared) receive one, but not more than one, dividend for any period with respect to their shares of Company Common Stock and any shares of BancorpSouth Common Stock any holder of Company Common Stock receives in exchange thereof in the Merger.

         7.11. Stock Option Agreement. Contemporaneously with the execution and delivery of this Agreement, the Company and BancorpSouth shall execute and deliver the Stock Option Agreement.

         7.12 Publication of Combined Results. As soon as practical after the date that thirty days of combined financial results of the Company and BancorpSouth are available, BancorpSouth shall publish such results by press release or the making of an appropriate filing under the Exchange Act.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

         8.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

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                  (a) Shareholder Approvals. This Agreement shall have been
approved and adopted by the requisite vote of the shareholders of the Company under applicable law.

                  (b) Listing of Shares. The shares of BancorpSouth Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                  (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                  (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

         8.2. Conditions to Obligations of BancorpSouth. The obligation of BancorpSouth to effect the Merger is also subject to the satisfaction or waiver by BancorpSouth at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of the Company set forth in this Agreement (other than those set forth in Section 4.2) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of the Company set forth in Section 4.2 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. BancorpSouth shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BancorpSouth shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                  (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                  (d) Federal Tax Opinion. BancorpSouth shall have received an opinion from Waller Lansden Dortch & Davis, PLLC, counsel to BancorpSouth ("BancorpSouth's Counsel"), in form and substance reasonably satisfactory to BancorpSouth, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

                           (i) No gain or loss will be recognized by BancorpSouth or the Company as a result of the Merger;

                           (ii) No gain or loss will be recognized by the shareholders of the Company who exchange all of their Company Common Stock solely for BancorpSouth Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in BancorpSouth Common Stock); and

                           (iii) The aggregate tax basis of BancorpSouth Common Stock received by shareholders who exchange all of their Company Common Stock solely for BancorpSouth Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

                  In rendering such opinion, BancorpSouth's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of BancorpSouth, the Company and others, reasonably satisfactory in form and substance to such counsel.

                  (e) Payoff Letter. BancorpSouth shall have received a payoff letter and any related documentation it may reasonably request from First Tennessee Bank ("First Tennessee").

                  (f) Legal Opinion. BancorpSouth shall have received an opinion from Company's counsel, in form and substance reasonably satisfactory to BancorpSouth, dated the Effective Time, relating to the enforceability of this Agreement and such other matters as BancorpSouth may reasonably request; provided, however, that with respect to matters of Mississippi law, Company's counsel may rely upon an opinion of Mississippi counsel addressed to it or may cause such opinion to be issued directly to BancorpSouth.

                  (g) Pooling Treatment. KPMG Peat Marwick LLP, certified public accountants for BancorpSouth, and Schauer, Taylor, Cox & Edwards, P.C., certified public accountants for the Company, shall have each delivered a letter dated the Closing Date and addressed to BancorpSouth, to the effect that the Merger will qualify for pooling of interests accounting treatment under applicable accounting standards if consummated in accordance with this Agreement. The Company shall use its best efforts to procure drafts of such letters from its accountants to BancorpSouth and its respective counsel no later than 10 business days prior to the Closing Date.

                  (h) Employment Agreements. Jimmy R. Kimsey and Lee Matthews shall each have entered into a written Employment Agreement with BancorpSouth Bank in form and substance similar to those agreements attached as Exhibit 8.2 hereto containing non-competition agreements mutually satisfactory to BancorpSouth and the respective employee in their reasonable discretion.

         8.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of BancorpSouth set forth in this Agreement (other than those set forth in Section 5.2) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of BancorpSouth set forth in Section 5.2 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of BancorpSouth by the Chief Executive Officer and the principal financial officer of BancorpSouth to the foregoing effect.

                  (b) Performance of Obligations of BancorpSouth. BancorpSouth shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of BancorpSouth by the Chief Executive Officer and the principal financial officer of BancorpSouth to such effect.

                  (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                  (d) Federal Tax Opinion. The Company shall have received an opinion from Bradley Arant Rose & White LLP (the "Company's Counsel"), in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

                           (i) No gain or loss will be recognized by BancorpSouth or the Company as a result of the Merger;

                           (ii) No gain or loss will be recognized by the shareholders of the Company who exchange all of their Company Common Stock solely for BancorpSouth Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in BancorpSouth Common Stock); and

                           (iii) The aggregate tax basis of BancorpSouth Common Stock received by shareholders who exchange all of their Company Common Stock solely for BancorpSouth Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

                  In rendering such opinion, the Company's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of BancorpSouth, the Company and others, reasonably satisfactory in form and substance to such counsel.

                  (e) Fairness Opinion. Prior to the mailing of Proxy Statement, the Company shall have received an opinion from Alex Sheshunoff & Co. Investment Banking to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger is fair to the shareholders of the Company from a financial point of view.

                  (f) Legal Opinion. The Company shall have received an opinion from BancorpSouth's Counsel, in form and substance reasonably satisfactory to the Company, dated the Effective Time, relating to the enforceability of this Agreement, the validity of the shares of BancorpSouth Common Stock to be issued in the Merger, and such other matters as the Company may reasonably request; provided, however, that as to matters of Mississippi law, BancorpSouth's Counsel may rely on an opinion of Mississippi counsel addressed to it or may cause such opinion to be issued directly to the Company.

                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

         9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of both the Company and
BancorpSouth:

                  (a) by mutual consent of the Company and BancorpSouth in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                  (b) By either BancorpSouth or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

                  (c) by either BancorpSouth or the Company if the Merger shall not have been consummated on or before June 30, 1999 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                  (d) by either BancorpSouth or the Company (provided that the Company may not terminate if it is in material breach of any of its obligations under Section 7.3) if any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

                  (e) by either BancorpSouth or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if any of the representations or warranties set forth in this Agreement on the part of the other party shall be untrue or incorrect in any material respect, which is not cured within thirty days following written notice to the party making such representation, or which, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the representation or warranty, together with all other representations and warranties that are untrue or incorrect, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a representation or warranty by the Company) or Section 8.3(a) (in the case of a representation or warranty by BancorpSouth);

                  (f) by either BancorpSouth or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

                  (g) by BancorpSouth, if the Board of Directors of the Company shall have failed to recommend in the Proxy Statement that the Company's shareholders approve and adopt this Agreement, or shall have withdrawn, modified or changed in a manner adverse to BancorpSouth its approval or recommendation of this Agreement and the transactions contemplated hereby; or

                  (h) By the Company upon written notice to BancorpSouth at any time during the three-day period commencing the day after the Determination Date, if either (x) both of the following conditions are satisfied:

                           (1) the Average Closing Price shall be less than the
                  product of (i) 0.85 and (ii) the Starting Price; and

                           (2) (i) the quotient obtained by dividing the Average
                  Closing Price by the Starting Price (such number being referred to herein as the "BancorpSouth Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in the clause (2)(ii) (such number being referred to herein as the "Index Ratio");

         or (y) the Average Closing Price shall be less than the product of (i)
0.75 and (ii) the Starting Price.

                  For purposes of this Section 9.1(h), the following terms shall have the meanings indicated:

                  "Average Closing Price" shall mean the average of the daily last sales prices of BancorpSouth Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by BancorpSouth) for the 20 consecutive full trading days in which such share are traded on the NYSE ending at the close of trading on the Determination Date.

                  "Determination Date" shall mean the date on which the consent of the FDIC shall be received.

                  "Index Group" shall mean the SNL Southeastern Bank Index as published in The Bank Investor, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that any such company or companies are removed from the Index Group as a result of any of the events described in the preceding sentence, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price.

                  "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed in the definition of "Index Group") of the closing prices of the companies composing the Index Group.

                  "Starting Date" shall mean November 4, 1998.

                  "Starting Price" shall mean the daily last sales price of BancorpSouth Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by BancorpSouth) on the Starting Date.

         9.2. Effect of Termination. In the event of termination of this Agreement by either BancorpSouth or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 7.2(b), 9.2 and 10.3 shall survive any termination of this Agreement and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement. In addition, in the event the Company exercises its termination right under Section 9.1(h), the Company agrees to pay any and all third party out-of-pocket expenses incurred by BancorpSouth; provided, however, that in no event shall the Company be obligated to pay more than $150,000 pursuant to this provision.

         9.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.4. Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                    ARTICLE X
                               GENERAL PROVISIONS

         10.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (Central Standard Time) on the first day which is (a) the last business day of month and
(b) at least two business days after the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the "Closing Date"), at Waller Lansden Dortch & Davis, PLLC, 511 Union Street, Suite 2100, Nashville, Tennessee 37219, or at such other time, date and place as is agreed to by the parties hereto.

         10.2. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Stock Option Agreement which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

         10.3. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Without limiting the foregoing, the Company shall be solely responsible for the compensation, if any, owed to the financial advisor referred to in Section 4.7 hereof.

         10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


                      (a)    if to BancorpSouth, to:

                             BancorpSouth, Inc.
                             One Mississippi Plaza
                             Tupelo, Mississippi  38801
                             Attention: Aubrey B. Patterson
                             Facsimile: 601/680-2006
                             with a copy (which shall not constitute notice) to:

                             Waller Lansden Dortch & Davis
                             A Professional Limited Liability Company
                             511 Union Street, Suite 2100
                             Nashville, Tennessee 37219
                             Attention: Ralph W. Davis, Esq.
                             Facsimile: 615/244-6804

                      (b)    if to the Company, to:

                             HomeBanc Corporation
                             1301 Gunter Avenue
                             Guntersville, Alabama 35976
                             Attention: Jimmy R. Kimsey
                             Facsimile: 256/582-7842

                             with a copy (which shall not constitute notice) to:

                             Bradley Arant Rose & White LLP
                             2001 Park Place, Suite 1400
                             Birmingham, Alabama 35203
                             Attention: Paul S. Ware, Esq.
                             Facsimile: 205/521-8800

         10.5. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated in such specific provision. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 4, 1998.

         10.6. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         10.7. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Stock Option Agreement.

         10.8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi, without regard to its principles of conflicts of laws.

         10.9. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in 7.2(b) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.11. Publicity. Except as otherwise required by law or the rules of the NYSE, so long as this Agreement is in effect, neither BancorpSouth nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which such consent shall not be unreasonably withheld.

         10.12. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                         [NEXT PAGE IS SIGNATURE PAGE.]

         IN WITNESS WHEREOF, BancorpSouth and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written for themselves and their respective Subsidiaries.



                                     BANCORPSOUTH, INC.



                                     By: /s/ Aubrey S. Patterson
                                        ---------------------------------------
                                     Name:  Aubrey B. Patterson
                                     Title: Chairman & Chief Executive Officer


                                     HOMEBANC CORPORATION



                                     By: /s/ Jimmy R. Kimsey
                                        ---------------------------------------
                                     Name:  Jimmy R. Kimsey
                                     Title: President

                                                                         ANNEX B
                                 CODE OF ALABAMA

                         ARTICLE 13. DISSENTERS' RIGHTS


Section 10-2B-13.01. Definitions

         (1) "Corporate action" means the filing of articles of merger or share exchange by the probate judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters' rights.

         (2) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 10-2B-13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

         (4) "Fair Value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

         (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (7) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (8) "Shareholder" means the record shareholder or the beneficial shareholder.


Section 10-2B-13.02.  Right to dissent

         (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

                  (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by
         Section 10-2B-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under
         Section 10-2B-11.04;

                  (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  (3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                  (4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter's shares because it:

                           (i) Alters or abolishes a preferential right of the
                  shares;

                           (ii) Creates, alters, or abolishes a right in respect
                  of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

                           (iii) Alters or abolishes a preemptive right of the
                  holder of the shares to acquire shares or other securities;

                           (iv) Excludes or limits the right of the shares to
                  vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                           (v) Reduces the number of shares owned by the
                  shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-2B-6.04; or

                  (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


Section 10-2B-13.03. Dissent as to fewer than all shares held -- Beneficial owners

         (a) A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

                  (1) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

Section 10-2B-13.20.  Notice of rights

         (a) If proposed corporate action creating dissenters' rights under
Section 10-2B-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         (b) If corporate action creating dissenters' rights under Section 10-2B-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters' rights that the action was taken; and (2) send them the dissenters' notice described in
Section 10-2B-13.22.


Section 10-2B-13.21. Requirements for exercise of rights

         (a) If proposed corporate action creating dissenters' rights under
Section 10-2B-13.02 is submitted to a vote at a shareholder's meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and
(2) must not vote his or her shares in favor of the proposed action.

         (b) A shareholder who does not satisfy the requirements of subsection
(a) is not entitled to payment for his or her shares under this article.


Section 10-2B-13.22. Dissenters' notice

         (a) If proposed corporate action creating dissenters' rights under
Section 10-2B-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 10-2B-13.21.

         (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

                  (1) State where the payment demand must be sent;

                  (2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (3) Supply a form for demanding payment;

                  (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

                  (5) Be accompanied by a copy of this article.


Section 10-2B-13.23.  Duty to demand payment

         (a) A shareholder sent a dissenters' notice described in Section 10-2B-13.22 must demand payment in accordance with the terms of the dissenters' notice.

         (b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment by the date set in the dissenters' notice is not entitled to payment for his or her shares under this article.

         (d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.


Section 10-2B-13.24. Share restrictions

         (a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return to the shareholder by the corporation.

         (b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders' rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

         (c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

         (d) A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.


Section 10-2B-13.25.  Offer of payment

         (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

         (b) The offer of payment must be accompanied by:

                  (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

                  (2) A statement of the corporation's estimate of the fair value of the shares;

                  (3) An explanation of how the interest was calculated;

                  (4) A statement of the dissenter's right to demand payment under Section 10-2B-13.28; and

                  (5) A copy of this article.

         (c) Each dissenter who agrees to accept the corporation's offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters' notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.


Section 10-2B-13.26. Failure to take action

        (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

        (b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 10-2B-13.22 and repeat the payment demand procedure.


Section 10-2B-13.27. Reserved


Section 10-2B-13.28. Procedure if shareholder dissatisfied with corporation's offer or failure to perform

         (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation's offer under
Section 10-2B-13.25 and demand payment of the fair value of his or her shares and interest due, if:

                  (1) The dissenter believes that the amount offered under
         Section 10-2B-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

                  (2) The corporation fails to make an offer under Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

                  (3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

         (b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.


Section 10-2B-13.30.  Commencement of proceedings

         (a) If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

         (d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

         (e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court's determination as to the fair value of a dissenter's shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court's determination as to fair value, plus accrued interest, of a dissenter's shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection
(d), then the clerk shall return the balance of funds deposited, less any costs under Section 10-2B-13.31, to the corporation.

         (g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.


Section 10-2B-13.31. Court costs and counsel fees

         (a) The court in an appraisal proceeding commenced under Section 10-2B-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

         (b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                  (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10-2B-13.20 through 10-2B-13.28; or

                  (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.


Section 10-2B-13.32. Powers of corporation as to shares acquired pursuant to payment

         Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.

                                                                         ANNEX C


                      [LETTERHEAD OF ALEX. SHESHUNOFF & CO.
                               INVESTMENT BANKING]

                                 January 4, 1999

Board of Directors
HomeBanc Corporation
1301 Gunter Avenue
Guntersville, Alabama 35976-1841

Members of the Board:

You have requested an update to our oral opinion delivered on October 26, 1998 as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of HomeBanc Corporation, Guntersville, Alabama ("HomeBanc") of the Exchange Ratio in the proposed merger between HomeBanc Corporation and BancorpSouth, Inc., Tupelo, Mississippi, ("Bancorp") dated October 28, 1998. The shares will be exchanged pursuant to an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement, Bancorp shall cause HomeBanc to be merged with and into Bancorp. In consideration of the merger, Bancorp has offered to exchange 1.5747417 shares of its common stock for each outstanding share of HomeBanc common stock.

Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes.

In connection with our opinion, we have, among other things:

         1. Reviewed Call Report information as of December 31, 1997 and June 30, 1998 for HomeBanc;

         2. Reviewed internal financial and other operating information provided by HomeBanc;

         3. Conducted conversations with executive management regarding recent and projected financial performance of HomeBanc;

         4. Compared HomeBanc's recent operating results with those of certain other banks in the Southeast region of the United States which have recently been acquired;

         5. Compared HomeBanc's recent operating results with those of certain other banks in Alabama which have recently been acquired;

         6. Compared the pricing multiples for the value to be received by the stockholders of HomeBanc in the Merger to those of certain other banks in the Southeast region of the United States which have recently been acquired;

         7. Compared the pricing multiples for the value to be received by the stockholders of HomeBanc in the Merger to those of certain other banks in Alabama which have recently been acquired;

         8. Analyzed the net present value of the after-tax cash flows HomeBanc could produce through the year 2003 based on assumptions provided by management;

         9. Performed an affordability analysis based on the projections of earnings, based upon management's assumptions, for the combined entity subsequent to the Merger;

         10. Reviewed the historical stock price and trading volume of Bancorp common stock and the lack of any active market for the common stock of HomeBanc;

         11. Compared Bancorp's financial characteristics with certain other banking organizations located in the Southeast region of the United States, and;

         12.      Performed such other analyses as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by HomeBanc for the purposes of this opinion. In addition, where appropriate, we have relied upon publicly available information that we believe to be reliable, accurate and complete; however, we cannot guarantee the reliability, accuracy or completeness of any such publicly available information. We have not made an independent evaluation of the assets or liabilities of HomeBanc or Bancorp, nor have we been furnished with any such appraisals. We did not visit Bancorp and have relied upon publicly available financial information concerning Bancorp and the market performance of its stock.

We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses and have assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses. We have assumed that both HomeBanc and Bancorp have received all required regulatory approvals necessary to consummate the Merger without conditions that will materially impact the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio contained in the Merger to the holders of HomeBanc's common stock. Moreover, this letter, and the opinion expressed herein, do not constitute a recommendation to any shareholder as to any approval of the Merger or the Merger Agreement. It is understood that this letter is for the information of the Board of Directors of HomeBanc and may not be used for any other purpose without our prior written consent.

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view to the stockholders of HomeBanc.

                           Very truly yours,

                           /s/  ALEX SHESHUNOFF & CO. INVESTMENT BANKING

98 San Jacinto Boulevard
Suite 1925
Austin, Texas 78701
Phone 512-479-8200
Fax 512-472- 8953

                                                                         ANNEX D



         THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN PROVISIONS
               CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

         STOCK OPTION AGREEMENT, dated as of November 4, 1998, between HomeBanc Corporation, an Alabama corporation ("Issuer"), and BancorpSouth, Inc., a Mississippi corporation ("Grantee").

                              W I T N E S S E T H:

         WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"); and

         WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

         1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 166,448 fully paid and nonassessable shares of Issuer's Common Stock, $0.10 par value ("Common Stock"), at a price of $25.00 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 11.09653% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth. All shares of Common Stock shall be issued from shares to which the preemptive rights granted by the Articles of Incorporation of the Issuer do not apply.

                  (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 11.09653% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

         2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 9.1(f) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) or Section 9.1(g) of the Merger Agreement; or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to
Section 9.1(f) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) or Section 9.1(g) of the Merger Agreement. The term "Holder" shall mean the Grantee or any future holder or holders of the Option.

                  (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                           (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean with respect to any person except Grantee or any Grantee subsidiary (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer,
         (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction;

                           (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

                           (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

                           (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

                           (v) After an overture is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

                           (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

                  (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                           (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding Common Stock; or

                           (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 25%.

                  (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

                  (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

                  (f) At the closing referred to in subsection (e) of this
Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

                  (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

                  (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

                  "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

                  It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                  (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this
Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

         3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. ss. 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

         6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

         7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer,
(iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

                  (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

                  (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing

                  (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

         8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

                  (b) The following terms have the meanings indicated:

                                    (1) "Acquiring Corporation" shall mean (i)
                  the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

                                    (2) "Substitute Common Stock" shall mean the
                  common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                                    (3) "Assigned Value" shall mean the
                  Market/Offer Price, as defined in Section 7.

                                    (4) "Average Price" shall mean the average
                  closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

                  (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

                  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

                  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 11.09653% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 11.09653% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

                  (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

         9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

                  (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option

Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

                  (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

         10. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

         11. Issuer hereby represents and warrants to Grantee as follows:

                  (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer and is enforceable against Issuer in accordance with its terms.

                  (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

         12. Grantee hereby represents and warrants to Issuer that:

                  (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

                  (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

         13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

         14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to authorize for quotation the shares of Common Stock issuable hereunder on any exchange or market on which the shares of Issuer may be listed upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

         15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

         16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

         17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

         18. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         19. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.




                         [NEXT PAGE IS SIGNATURE PAGE.]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                   HOMEBANC CORPORATION



                                   BY: /s/ Jimmy R. Kimsey
                                       -----------------------------------------
                                   Name:  Jimmy R. Kimsey
                                   Title:  President


                                   BANCORPSOUTH, INC.



                                   BY: /s/ Aubrey B. Patterson
                                       -----------------------------------------
                                   Name: Aubrey B. Patterson
                                   Title:  Chairman and Chief Executive Officer

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         A.       Restated Articles of Incorporation and Bylaws.

         The Registrant's Restated Articles of Incorporation provide that it will indemnify, and upon request advance expenses to, any person (or his estate) who was or is a party to any legal proceeding because he is or was a director, officer or employee of BancorpSouth, or is or was serving at the request of BancorpSouth as a director, officer, partner, trustee, employee or agent of another corporation, partnership, or other entity, against any liability incurred in that proceeding (A) to the full extent permitted by the MBCA, and
(B) despite the fact that such person did not meet the standard of conduct specified in the MBCA or would be disqualified for indemnification under the MBCA, if a determination is made that (i) the person seeking indemnity is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, and (ii) his acts or omissions did not constitute gross negligence or willful misconduct. A request for reimbursement or advancement of expenses prior to final disposition of the proceeding must be accompanied by an undertaking to repay the advances if it is ultimately determined that he did not meet the requisite standard of conduct but it need not be accompanied by an affirmation that the person seeking indemnity believed he has met the standard of conduct.

         The Registrant's Bylaws provide that it will indemnify officers and directors who are a party to any legal proceeding because he is or was an officer or director of BancorpSouth against any expenses or awards in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of BancorpSouth and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant also will indemnify officers and directors who are a party to any derivative suit with respect to the Registrant because that person is or was an officer or director of the Registrant, against expenses incurred in connection with that action unless he is found to have acted without good faith and without that degree of care, diligence and skill which ordinarily prudent men would exercise in similar circumstances and in like positions, unless, despite such finding of liability, the court determines that he is entitled to indemnity. The Bylaws also provide that the Registrant may (i) advance to the officer or director the expenses incurred in defending a proceeding upon receipt of an undertaking that he will repay amounts advanced unless it ultimately is determined that he is entitled to be indemnified, and (ii) purchase and maintain insurance on behalf of an officer or director against any liability arising out of his acting as such.

         B.       Mississippi Business Corporation Act.

         In addition to the foregoing provisions of the Registrant's Restated Articles of Incorporation and Bylaws, directors, officers, employees and agents of the Registrant and its subsidiaries may be indemnified by the Registrant pursuant to Sections 79-4-8.50 through 79-4-8.58 of the MBCA.

         C.       Insurance.

         The Registrant maintains and pays premiums on an insurance policy on behalf of its officers and directors against liability asserted against or incurred by such persons in or arising from their capacity as such.

         D.       SEC Policy On Indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)               Exhibits

      EXHIBIT
       NUMBER        DESCRIPTION OF EXHIBITS
       ------        -----------------------
         2.1     --  Agreement and Plan of Merger, dated as of November 4, 1998, between the Registrant and HomeBanc Corporation
         3.1     --  Restated Articles of Incorporation of the Registrant (1)
         3.2     --  Amendment to Articles of Incorporation of Registrant, as filed on May 4, 1994 (1)
         3.3     --  Bylaws of the Registrant, as amended(2)
         5.1     --  Opinion of Riley, Ford, Caldwell & Cork, P.A.
         8.1     --  Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, as to tax matters
         10.1    --  Stock Option Agreement, dated as of November 4, 1998, between the Registrant and HomeBanc Corporation
         11.1    --  Statement re computation of earnings per share (3)
         21.1    --  List of subsidiaries of the Registrant (3)
         23.1    --  Consent of KPMG LLP
         23.2    --  Consent of Schauer, Taylor, Cox & Edwards, P.C.
         23.3    --  Consent of Waller Lansden Dortch & Davis, A Professional Limited Liability Company (included in opinion filed as Exhibit 8.1)
         23.4    --  Consent of Alex Sheshunoff & Co. Investment Banking
         23.5    --  Consent of Riley, Ford, Caldwell & Cork, P.A. (included in opinion filed as Exhibit 5.1)
         24.1    --  Power of Attorney (included on page II-5)
         99.1    --  Form of Proxy Card

         ----------------

         (1) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-4, filed on January 5, 1995.
         (2) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form 8-A filed on May 14, 1997.
         (3) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

ITEM 22. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on November 24, 1998.

                                            BANCORPSOUTH, INC.

                                            By: /s/ Aubrey B. Patterson
                                                --------------------------------
                                                Aubrey B. Patterson
                                                Chairman of the Board and
                                                Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aubrey B. Patterson and L. Nash Allen, Jr., and each of them, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Post-Effective Amendment to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents in full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or be in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                        Title                                      Date
----                                        -----                                      ----
/s/ Aubrey B. Patterson                     Chairman of the Board, Chief               November 24, 1998
----------------------------------          Executive Officer, Director (principal
Aubrey B. Patterson                         executive officer)

/s/ L. Nash Allen, Jr.                      Treasurer and Chief Financial              November 24, 1998
----------------------------------          Officer (principal financial and
L. Nash Allen, Jr                           accounting officer)

/s/ Shed H. Davis                           Director                                   November 24, 1998
----------------------------------
Shed H. Davis

/s/ Hassell H. Franklin                     Director                                   November 24, 1998
----------------------------------
Hassell H. Franklin

/s/ Fletcher H. Goode, M.D.                 Director                                   November 24, 1998
----------------------------------
Fletcher H. Goode, M.D.

/s/ W. G. Holliman, Jr.                     Director                                   November 24, 1998
----------------------------------
W. G. Holliman, Jr.

/s/ A. Douglas Jumper                       Director                                   November 24, 1998
----------------------------------
A. Douglas Jumper

/s/ Turner O. Lashlee                       Director                                   November 24, 1998
----------------------------------
Turner O. Lashlee

/s/ Alan W. Perry                           Director                                   November 24, 1998
----------------------------------
Alan W. Perry

/s/ Travis E. Staub                         Director                                   November 24, 1998
----------------------------------
Travis E. Staub

/s/ Dr. Andrew R. Townes                    Director                                   November 24, 1998
----------------------------------
Dr. Andrew R. Townes

/s/ Lowery A. Woodall                       Director                                   November 24, 1998
----------------------------------
Lowery A. Woodall

                                  EXHIBIT INDEX

      EXHIBIT
       NUMBER        DESCRIPTION OF EXHIBITS
       ------        -----------------------
         2.1     --  Agreement and Plan of Merger, dated as of November 4, 1998, between the Registrant and HomeBanc Corporation
         3.1     --  Restated Articles of Incorporation of the Registrant (1)
         3.2     --  Amendment to Articles of Incorporation of Registrant, as filed on May 4, 1994 (1)
         3.3     --  Bylaws of the Registrant, as amended(2)
         5.1     --  Opinion of Riley, Ford, Caldwell & Cork, P.A.
         8.1     --  Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, as to tax matters
         10.1    --  Stock Option Agreement, dated as of November 4, 1998, between the Registrant and HomeBanc Corporation
         11.1    --  Statement re computation of earnings per share (3)
         21.1    --  List of subsidiaries of the Registrant (3)
         23.1    --  Consent of KPMG LLP
         23.2    --  Consent of Schauer, Taylor, Cox & Edwards, P.C.
         23.3    --  Consent of Waller Lansden Dortch & Davis, A Professional Limited Liability Company (included in opinion filed as Exhibit 8.1)
         23.4    --  Consent of Alex Sheshunoff & Co. Investment Banking
         23.5    --  Consent of Riley, Ford, Caldwell & Cork, P.A. (included in opinion filed as Exhibit 5.1)
         24.1    --  Power of Attorney (included on page II-5)
         99.1    --  Form of Proxy Card

         ----------------

         (1) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-4, filed on January 5, 1995.
         (2) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form 8-A filed on May 14, 1997.
         (3) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.